Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of July 16, 2014

among

AMSURG CORP.,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

CITIBANK, N.A.,

as Administrative Agent, Collateral Agent, a Letter of Credit Issuer and Swingline Lender

SUNTRUST BANK

as Syndication Agent

BANK OF AMERICA, N.A., JEFFERIES FINANCE LLC

AND WELLS FARGO BANK, NATIONAL ASSOCIATION

as Documentation Agents

CITIGROUP GLOBAL MARKETS, INC., SUNTRUST ROBINSON HUMPHREY, INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, JEFFERIES

FINANCE LLC AND WELLS FARGO SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Mortgaged Property
Schedule 1.1(d)	Inactive Subsidiaries
Schedule 8.12	Subsidiaries
Schedule 8.14	Environmental Matters
Schedule 8.15	Owned Real Property
Schedule 9.14(f)	Post-Closing Items
Schedule 10.1	Indebtedness
Schedule 10.2	Liens
Schedule 10.4	Dispositions
Schedule 10.5	Investments
Schedule 10.8	Negative Pledge Clauses
Schedule 10.11	Transactions with Affiliates
Schedule 13.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B	Form of Security Agreement
Exhibit C-1	Form of Pledge Agreement (Non-TN Credit Parties)
Exhibit C-2	Form of Pledge Agreement (TN Credit Parties)
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Letter of Credit Request
Exhibit F	Form of Closing Certificate
Exhibit G-1	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit G-2	Form of Promissory Note (Term Loans)
Exhibit H-1	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit H-2	Form of Pari Passu Intercreditor Agreement
Exhibit I	Form of Assignment and Acceptance
Exhibit J	[Reserved]
Exhibit K	Form of Solvency Certificate
Exhibit L	Form of United States Tax Compliance Certificate
Exhibit M	Form of Intercompany Note
Exhibit N	Form of Mortgage
Exhibit O	Form of Perfection Certificate

CREDIT AGREEMENT, dated as of July 16, 2014, among AMSURG CORP., a Tennessee corporation (the “Borrower”), the banks, financial institutions and other investors from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”; each as hereinafter further defined) and CITIBANK, N.A., as the Administrative Agent, Collateral Agent, a Letter of Credit Issuer and Swingline Lender.

RECITALS:

WHEREAS, the Borrower is party to (i) that certain Revolving Credit Agreement, dated as of May 28, 2010, among the Borrower, SunTrust Bank, as administrative agent and the other lenders party thereto (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Borrower Credit Agreement”) and (ii) that certain Note Purchase Agreement, dated as of May 28, 2010, among the Borrower, The Prudential Life Insurance Company of America and the other institutions party thereto (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Borrower Note Purchase Agreement,” and, together with the Existing Borrower Credit Agreement, the “Existing Borrower Debt Documents”);

WHEREAS, Sheridan (as defined below) is party to (i) that certain First Lien Credit Agreement, dated as of June 29, 2012, among Sunbeam Intermediate Holdings, Inc., Sheridan, Credit Suisse AG, Cayman Islands Branch, and the lenders party thereto, as amended, supplemented or otherwise modified from time to time prior to the date hereof (the “Existing Sheridan First Lien Credit Agreement”) and (ii) that certain Second Lien Credit Agreement, dated as of June 29, 2012, among Sunbeam Intermediate Holdings, Inc., Sheridan, Credit Suisse AG, Cayman Islands Branch, and the lenders party thereto, as amended, supplemented or otherwise modified from time to time prior to the date hereof (the “Existing Sheridan Second Lien Credit Agreement,” and, together with the Existing Sheridan First Lien Credit Agreement, the “Existing Sheridan Credit Agreements”);

WHEREAS, the Borrower has requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Section 6 below, the Lenders and Letter of Credit Issuer extend credit to the Borrower in the form of (i) $870,000,000 in aggregate principal amount of Initial Term Loans to be borrowed on the Closing Date (the “Initial Term Loan Facility”) and (ii) a Revolving Credit Facility in an initial aggregate principal amount of $300,000,000 (the “Revolving Credit Facility” and, together with the Initial Term Loan Facility (as defined below) and any other term loan or revolving credit facility effective under the Credit Documents, the “Facilities”). The Revolving Credit Facility may include one or more Letters of Credit issued from time to time and one or more Swingline Loans from time to time denominated in Dollars;

WHEREAS, contemporaneously with the borrowing under the Initial Term Loan Facility, the Borrower will issue the Senior Notes (as defined below) in aggregate principal amount of up to $1,100,000,000;

WHEREAS, the Lenders have indicated their willingness to extend such credit, and the Letter of Credit Issuer has indicated its willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein;

WHEREAS, in connection with the foregoing and as an inducement for the Lenders and the Letter of Credit Issuer to extend the credit contemplated hereunder, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien (such priority subject to certain Liens permitted hereunder) on substantially all of its assets (except as otherwise set forth in the Credit Documents), including a pledge of all of the Capital Stock (other than Excluded Capital Stock) of each of its Subsidiaries; and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders and the Letter of Credit Issuer to extend the credit contemplated hereunder, the Guarantors have agreed to guarantee the Obligations and to secure their respective guarantees by granting to the Collateral Agent, for the benefit of Secured Parties, a first priority lien (such priority subject to certain Liens permitted hereunder) on substantially all of their respective assets (except as otherwise set forth in the Credit Documents), including a pledge of all of the Capital Stock (other than Excluded Capital Stock) of each of their respective Subsidiaries.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) solely with regard to the Initial Term Loans, 1.75%; provided that, for the avoidance of doubt, for purposes of calculating the Eurodollar Rate pursuant to clause (c) above, the Eurodollar Rate for any day shall be based on the rate per annum determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates (or by reference to the rates provided by any Person that takes over the administration of such rate if the ICE Benchmark Administration is no longer making a “LIBOR” rate available) for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor thereto) as an authorized vendor for the purpose of displaying such rates) for a period equal to one month; provided that, to the extent that the Eurodollar Rate is not ascertainable pursuant to the foregoing, the Reference Rate shall be determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for a one month Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on such date. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the

ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of an Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated, combined or condensed basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“acquired Person” shall have the meaning provided in Section 10.1(l).

“Additional Lender” shall have the meaning provided in Section 2.14(d).

“Adjusted Total Extended Revolving Credit Commitment” shall mean, at any time, with respect to any Class of Extended Revolving Credit Commitments, the Total Extended Revolving Credit Commitment for such Class less the aggregate Extended Revolving Credit Commitments of all Defaulting Lenders in such Class.

“Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Citi, or any successor to Citi appointed in accordance with the provisions of Section 12.11, together with its Affiliates that are appointed as sub-agents in accordance with Section 12.4, in each case, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office and, as appropriate, account of the Administrative Agent set forth on Schedule 13.2 or such other office or account as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any Person (other than a limited partner of such other Person) will be deemed to Control such corporation or other Person. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” shall mean each of the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement.

“Applicable Laws” shall mean, as to any Person, any international, foreign, federal, state and local law (including common law and Environmental Laws), statute, regulation, ordinance, treaty, rule, order, code, regulation, decree, guideline, judgment, consent decree, writ, injunction, settlement agreement, governmental requirement and administrative or judicial precedents enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean with respect to any (i) Initial Term Loan, the following percentages per annum, based upon the Consolidated Total Debt to Consolidated EBITDA Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 9.1(d):

Pricing Level	Consolidated Total Debt to Consolidated EBITDA Ratio	Applicable Margin for Initial Term Loans that are Eurodollar Loans	Applicable Margin for Initial Term Loans that are ABR Loans
1	Greater than or equal to 4.75:1.00	3.00%	2.00%
2	Less than 4.75:1.00	2.75%	1.75%

        ; and (ii) Revolving Credit Loans and Swingline Loans, the following percentages per annum, based upon the Consolidated Secured Debt to Consolidated EBITDA Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 9.1(d):

Pricing Level	Consolidated Secured Debt to Consolidated EBITDA Ratio	Applicable Margin for Revolving Credit Loans that are Eurodollar Loans	Applicable Margin for Revolving Credit Loans that are ABR Loans and Swingline Loans
1	Greater than or equal to 2.00:1.00	3.00%	2.00%
2	Less than 2.00:1.00	2.75%	1.75%

Notwithstanding anything to the contrary in this definition, during the period from the Closing Date until the Initial Financial Statement Delivery Date, the Applicable Margin for Revolving Credit Loans and Swingline Loans shall be determined by “Pricing Level 1” set forth above. Any increase or decrease in the Applicable Margin for Revolving Credit Loans or Swingline Loans resulting from a change in the Consolidated Secured Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date Section 9.1 Financials are delivered to the Administrative Agent pursuant to Sections 9.1(a) and 9.1(b); provided that at the option of the Required Lenders, the highest pricing level (as set forth in the table above) shall apply (a) as of the first Business Day after the date on which Section 9.1 Financials were required to have been delivered but have not been delivered pursuant to Section 9.1 and shall continue to so apply to and including the date on which such Section 9.1 Financials are so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (b) as of the first Business Day after an Event of Default under Section 11.1(a) or Section 11.1(e) shall have occurred and be continuing and, in the case of Section 11.1(a), the Administrative Agent has notified the Borrower that the highest pricing level applies, and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any Section 9.1 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 9.1 Financials for such Applicable Period, (b) the Applicable Margin shall be determined as if the pricing level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.8(c) and Section 11.

“Applicable Period” shall have the meaning provided in the definition of the term “Applicable Margin”.

“Approved Fund” shall have the meaning provided in Section 13.6(b).

“Asset Sale Prepayment Event” shall mean any Disposition (or series of related Dispositions) of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any Disposition of any Capital Stock of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary); provided that the term “Asset Sale Prepayment Event” shall not include (a) any Recovery Event or any Permitted Sale Leaseback or (b) any Disposition (or series of related Dispositions) made pursuant to clauses (a), (b), (d)(i), (e), (f), (h), (i), (j), (l), (n) and (o) of Section 10.4.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.6) substantially in the form of Exhibit I.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, any Vice President, the Assistant Treasurer, with respect to certain limited liability companies, partnerships or Controlled Physician Affiliates that do not have officers, any manager, managing member or general partner thereof, any other senior officer of the Borrower or any other Credit Party designated as such in writing to the Administrative Agent by the Borrower or any other Credit Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Closing Date, the Secretary or the Assistant Secretary of any Credit Party. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(e).

“Available Amount” shall mean, at any time (the “Available Amount Reference Time”) an amount equal at such time to (a) the sum (which shall not be less than zero) of, without duplication:

(i) $70,000,000;

(ii) an amount (which shall not be less than zero) equal to (A) the cumulative amount of Excess Cash Flow of the Borrower for the period from the Business Day immediately following the Closing Date and ending on December 31, 2015 and for each completed fiscal year thereafter that is not required prior to the applicable Available Amount Reference Time to be applied as a mandatory prepayment pursuant to Section 5.2(a)(ii) (it being understood for the avoidance of doubt that, solely for purposes of this definition, Excess Cash Flow for any fiscal year shall be deemed to be zero until the Section 9.1 Financials for such fiscal year have been received by the Administrative Agent) minus (B) the amount of any voluntary prepayment or acquisition by assignment of Loans that the Borrower elected to apply as a deduction to the calculation of the Excess Cash Flow payment under Section 5.2(a)(ii) for such fiscal year;

(iii) to the extent not already included in clause (ii) above, the aggregate amount of all dividends, returns, interest, profits, distributions, income and similar amounts (in each case, to the extent made in cash) received by the Borrower or any Restricted Subsidiary from any Investment (which amounts when combined with any such amount set forth in clause (iv) below shall not exceed the amount of such Investment (valued at the Fair Market Value of such Investment at the time such Investment was made)) to the extent such Investment was made by using the Available Amount pursuant to Section 10.5(i)(iv)(B)(3), clause (iii) of the proviso to Section 10.5(q) or clause (iii) of the first proviso to Section 10.5(r) during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time (other than the portion of any such dividends and other distributions that is used by the Borrower or any Restricted Subsidiary to pay taxes);

(iv) to the extent not already included in clause (ii) above or applied to prepay the Term Loans in accordance with Section 5.2(a)(i), or to prepay, repurchase, redeem or defease any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness, the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Investment (which amounts when combined with any such amount set forth in clause (iii) above shall not exceed the amount of any such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) to any Person other than to the Borrower or a Restricted Subsidiary and to the extent such Investment was made by using the Available Amount pursuant to Section 10.5(i)(iv)(B)(3), clause (iii) of the proviso to Section 10.5(q) or clause (iii) of the first proviso to Section 10.5(r) during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; and

(v) to the extent not included in clause (ii) above, the amount of any Investment of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary pursuant to Section 9.15 or that has been merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries pursuant to Section 10.3, in each case following the Closing Date and at or prior to the Available Amount Reference Time, in each case, such amount not to exceed the lesser of (x) the Fair Market Value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving effect to such re-designation or merger, amalgamation or consolidation and (y) the amount originally invested from the Available Amount by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to clause (iii) of the proviso to Section 10.5(q) or clause (iii) of the first proviso to Section 10.5(r);

minus (b) the sum of, without duplication and without taking into account the proposed portion of the amount calculated above to be used at the applicable Available Amount Reference Time:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5(i)(iv)(B)(3), clause (iii) of the proviso to Section 10.5(q) or clause (iii) of the first proviso to Section 10.5(r) after the Closing Date and prior to the Available Amount Reference Time;

(ii) the aggregate amount of any Dividends made by the Borrower pursuant to clause (i) of Section 10.6(f) after the Closing Date and prior to the Available Amount Reference Time; and

(iii) the aggregate amount expended on prepayments, repurchases, redemptions and defeasements made by the Borrower or any Restricted Subsidiary pursuant to clause (ii)(A) of the proviso to Section 10.7(a) after the Closing Date and prior to the Available Amount Reference Time.

“Available Amount Reference Time” shall have the meaning provided in the definition of the term “Available Amount”.

“Available Equity Amount” shall mean, at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions or other equity issuances (or issuances of Indebtedness that have been converted into or exchanged for Qualified Capital Stock) received as cash equity by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Capital Stock minus (b) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5(i)(iv)(B)(2), clause (ii) of the proviso to Section 10.5(q) and clause (ii) of the first proviso to Section 10.5(r) after the Closing Date and prior to the Available Equity Amount Reference Time;

(ii) the aggregate amount of any Dividends made by the Borrower pursuant to clause (ii) of Section 10.6(f) after the Closing Date and prior to the Available Equity Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made by the Borrower or any Restricted Subsidiary pursuant to clause (ii)(B) of the proviso to Section 10.7(a) after the Closing Date and prior to the Available Equity Amount Reference Time.

“Available Equity Amount Reference Time” shall have the meaning provided in the definition of the term “Available Equity Amount”.

“Available Revolving Credit Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans and Swingline Loans then outstanding and (ii) the aggregate Letter of Credit Obligations at such time.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Basel III” shall mean, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Beneficial Owner” shall mean, in the case of a Lender (including Swingline Lender and Letter of Credit Issuer), the beneficial owner of any amounts payable under any Credit Document for U.S. federal withholding tax purposes.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Materials” shall have the meaning provided in Section 13.2.

“Borrowing” shall mean and include (a) the Incurrence of Swingline Loans from the Swingline Lender on a given date (or swingline loans under any Extended Revolving Credit Commitments from any swingline lender thereunder on a given date), (b) the Incurrence of one Class and Type of Initial Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans), (c) the Incurrence of one Class and Type of Incremental Term Loan on an Incremental Facility Closing Date (or resulting from conversions on a given date after the applicable Incremental Facility Closing Date) having, in the case of

Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans), (d) the Incurrence of one Class and Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans), and (e) the Incurrence of one Type of Extended Revolving Credit Loan of a specified Class on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

“Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) if the applicable Business Day relates to any Eurodollar Loans, any day on which dealings in deposits in Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, (b) all Capitalized Software Expenditures and Capitalized Research and Development Costs during such period and (c) all fixed asset additions financed through Capitalized Lease Obligations Incurred by the Borrower and the Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period),

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions outside the ordinary course of business (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period),

(iv) expenditures that constitute any part of Consolidated Lease Expense,

(v) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrower or any Restricted Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(vi) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vii) any expenditures made as payments of the consideration for a Permitted Acquisition (or Investments similar to those made for a Permitted Acquisition),

(viii) any capitalized interest expense and internal costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries or capitalized as Capitalized Software Expenditures for such period, or

(ix) any non-cash compensation or other non-cash costs reflected as additions to property, plant and equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting Indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases of such Person; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP on the Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capitalized Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as Capitalized Leases.

“Capitalized Research and Development Costs” shall mean, for any period, all research and development costs that are, or are required to be, in accordance with GAAP, reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Collateral” shall have the meaning provided in Section 3.8(c).

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that is a Lender, Joint Lead Arranger, Agent or any Affiliate of a Lender, Joint Lead Arranger or Agent at the time it provides any Cash Management Services or any Person that shall have become a Lender, an Agent or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation or interpretation thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if:

(a) any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall at any time have acquired direct or indirect beneficial ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of Capital Stock having the power to vote or direct the voting of such Capital Stock for the election of directors of the Borrower having more than 35% of the ordinary voting power for the election of members of the Board of Directors of the Borrower; and/or

(b) a “change of control” or any comparable term under, and as defined in the Senior Notes Indenture or the Existing Notes Indenture (or any documentation governing any Permitted Refinancing Indebtedness in respect of any Refinancing thereof) or in the documentation governing any other First Lien Obligations or other Indebtedness of the Borrower in an aggregate principal amount in excess of $75,000,000; and/or

(c) the Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution; and/or

(d) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another Person has occurred, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Obligations and a Subsidiary of the transferor of such assets.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Citi” shall mean Citibank, N.A.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Initial Term Loans, Incremental Term Loans (of a Class), Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series and any related Swingline Loans thereunder), or Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Initial Term Loan Commitment, an Incremental Term Loan Commitment (of a Class), an Extended Revolving Credit Commitment (of the same Extension Series and any related swingline commitment thereunder) or a Swingline Commitment and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date” shall mean July 16, 2014.

“Closing Date Indebtedness” shall mean Indebtedness described on Schedule 10.1.

“CMS” shall mean the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services, any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided for such term or a similar term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral” shall mean “Mortgaged Property” as defined therein.

“Collateral Agent” shall mean Citi, or any successor thereto appointed in accordance with the provisions of Section 12.11, together with any of its Affiliates, that is appointed as a sub-agent in accordance with Section 12.4, as the collateral agent for the Secured Parties.

“Commitment” shall mean, (a) with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment, Incremental Term Loan Commitment, Revolving Credit Commitment, Extended Revolving Credit Commitment or any combination thereof (as the context requires) and (b) with respect to the Swingline Lender, or swingline lender under any Extended Revolving Credit Commitments, its Swingline Commitment or swingline commitment, as applicable.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean 0.375% per annum.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated July 2014, delivered to the prospective lenders in connection with this Agreement.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to the Borrower and its Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, Capitalized Software Expenditures and intangible assets established through recapitalization or purchase accounting, and the accretion or amortization of original issue discount resulting from the Incurrence of Indebtedness at less than par, of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) Consolidated Interest Expense,

(ii) Consolidated Income Tax Expense,

(iii) Consolidated Depreciation and Amortization Expense,

(iv) Non-Cash Charges,

(v) [reserved],

(vi) unusual or non-recurring charges, severance costs, relocation costs, integration costs and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, and costs related to closure and/or consolidation of facilities,

(vii) restructuring charges, accruals or reserves and related charges (including restructuring costs related to acquisitions prior to and after the Closing Date); provided that such restructuring charges, accruals and reserves shall not exceed an aggregate amount of $10,000,000 for any Test Period,

(viii) the amount of expenses relating to payments made to holders of options or other equity interests of the Borrower or any of its Parent Entities in connection with, or as a result of, any distribution being made to shareholders or other equityholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in this Agreement,

(ix) losses on Dispositions, disposals or abandonments (other than Dispositions, disposals, or abandonments in the ordinary course of business),

(x) any costs or expenses incurred pursuant to any management equity plan or share option plan or any other management or employee benefit plan or agreement or share subscription or shareholder agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or the Net Cash Proceeds of any issuance of Capital Stock (other than Disqualified Capital Stock) of the Borrower,

(xi) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging),

(xii) any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in such period,

(xiii) any gain relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(v) and (b)(vi) below,

(xiv) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA in any period to the extent (and not in excess of) non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(xv) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually indemnified or reimbursed,

(xvi) to the extent covered by insurance and actually reimbursed, expenses, charges or losses with respect to liability or casualty events or business interruption,

(xvii) amounts paid or reserved in connection with earn-out obligations in connection with any acquisition of a business or Person,

(xviii) certain demonstrable adjustments for physician compensation paid (including via earnings distributions) as a result of the consummation of Permitted Acquisitions (including adjustments in physician compensation to reflect ongoing physician compensation in accordance with the terms of such Permitted Acquisition), all determined on a consolidated, combined or condensed basis in accordance with GAAP, or if not in conformity with GAAP, such adjustments as are not objected to by the Required Lenders, and

(xix) realized or unrealized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries;

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) unusual or non-recurring gains,

(ii) non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition),

(iii) gains on Dispositions, disposals or abandonments (other than Dispositions, disposals or abandonments in the ordinary course of business),

(iv) any non-cash gain attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging),

(v) any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in such period,

(vi) any loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xi) and (a)(xii) above, and

(vii) realized or unrealized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries;

plus

(c) in accordance with the definition of “Pro Forma Basis”, an adjustment equal to the amount, without duplication of any amount otherwise included in any other clause of the definition of “Consolidated EBITDA”, of the Pro Forma Adjustment shall be added to (or subtracted from) Consolidated EBITDA (including the portion thereof occurring prior to the relevant Specified Transaction and/or Specified Restructuring) as specified in the Pro Forma Adjustment Certificate delivered to the Administrative Agent (for further delivery to the Lenders), in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that,

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period or after such period but on or preceding the date on which Consolidated EBITDA is being calculated (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; provided that, for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the acquisition thereof has been entered into, the Acquired EBITDA of such Person or business shall not be included pursuant to this paragraph (I) until such acquisition shall have been consummated; and

(II) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period or after such period but on or preceding the date on which Consolidated EBITDA is being calculated (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis; provided that, for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph (II) until such Disposition shall have been consummated.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (I) and (II) of the immediately preceding proviso with respect to acquisitions and Dispositions occurring following the Closing Date and adjustments as provided under clause (c) above, Consolidated EBITDA shall be deemed to be $101,955,000, $105,558,000, and $90,827,000, respectively, for the fiscal quarters ended September 30, 2013, December 31, 2013 and March 31, 2014.

Subject to the preceding paragraph, for any period prior to the Closing Date, Consolidated EBDITA shall be determined by separately calculating (i) Consolidated EBITDA (and all components of that definition) for Sheridan and its Subsidiaries for such period in the same manner as provided herein for the Borrower and the Restricted Subsidiaries, and (ii) Consolidated EBITDA (and all components of that definition) for the Borrower and its applicable Restricted Subsidiaries for such period without reference to Sheridan and its Subsidiaries for such period, and combining the results of the calculations made pursuant to clauses (i) and (ii).

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination to (b) Consolidated Interest Expense for such period.

“Consolidated Income Tax Expense” means, for any period, the provision for taxes based on income and profits of the Borrower and its Restricted Subsidiaries to the extent such provision for income taxes was deducted in computing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to the Borrower and the Restricted Subsidiaries for any period, without duplication, the sum of:

(a) the consolidated interest expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, (including (i) accretion or amortization of original issue discount resulting from the Incurrence of Indebtedness at less than par, other than with respect to Indebtedness Incurred in connection with the Transactions, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging)), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, made (less net payments, if any, received), pursuant to obligations under Hedging Agreements for Indebtedness, but excluding, for the avoidance of doubt,

(A) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses;

(B) any accretion or accrual of discounted liabilities and any prepayment, redemption or similar premium or penalty paid or payable during such period;

(C) any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof;

(D) penalties relating to taxes;

(E) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging);

(F) any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates;

(G) all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities;

(H) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting; and

(I) any expensing of bridge, arrangement, structuring, commitment and other financing fees (excluding, for the avoidance of doubt, the Commitment Fees);

plus

(b) consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued;

less

(c) interest income of the Borrower and the Restricted Subsidiaries for such period.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Consolidated Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition (or Investments similar to those made for Permitted Acquisitions) to the extent that such rental expenses relate to operating leases (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (d) the effects from applying purchase accounting.

“Consolidated Net Income” shall mean, for any period, the net income (loss) attributable to the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) extraordinary items for such period,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) Transaction Expenses,

(d) any fees and expenses (including any commissions or discounts) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, Incurrence, repayment, prepayment, redemption, defeasance or repurchase of Indebtedness, issuance of Capital Stock, Refinancing or recapitalization transaction (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed and/or not successful),

(e) accruals and reserves that are established or adjusted after the closing of any acquisition that are so required as a result of such acquisition in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment, restatement or a retroactive application,

(f) stock-based, partnership interest-based and similar incentive-based compensation award or arrangement charges or expenses (including with respect to any profits interest relating to membership interests in any partnership or limited liability company and any charges or expenses arising from the grants of stock appreciation or similar rights, options, restricted stock or other rights or equity incentive programs) and any charges associated with the rollover, acceleration or payout of Capital Stock by, or to, officers, directors or employees of the Borrower or any of its Restricted Subsidiaries, or any of its Parent Entities,

(g) any income (loss) for such period of any Person that is not the Borrower or a Restricted Subsidiary or that is accounted for by the equity method of accounting;

provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or, if not paid in cash or Permitted Investments, but later converted into cash or Permitted Investments, upon such conversion) to the Borrower or a Restricted Subsidiary in respect of such period,

(h) any income (loss) for such period of any Restricted Subsidiary attributable to noncontrolling or minority ownership interests held by third parties in such Restricted Subsidiary, and

(i) any income (loss) for such period attributable to the early extinguishment, conversion or cancellation of (A) Indebtedness, (B) obligations under any Hedging Agreements or (C) other derivative instruments.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

There shall be excluded from Consolidated Net Income for any period the effects from applying recapitalization or purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date and any Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions) or the amortization or write-off of any amounts thereof (including any write off of in-process research and development).

“Consolidated Secured Debt” shall mean, without duplication, as of any date of determination, (a) the aggregate principal amount of all Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) outstanding hereunder as of such date (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with any Permitted Acquisition or Investments similar to those made for Permitted Acquisitions) and all other Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) secured by Liens on any assets or property of the Borrower or any Restricted Subsidiary minus (b) the lesser of (x) the aggregate amount of Unrestricted Cash as of such date and (y) $80,000,000. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness hereunder and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in Pro Forma Compliance with any such test, the proceeds of such Incurrence shall not be considered cash for purposes of any “netting” pursuant to clause (b) of this definition.

“Consolidated Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” shall mean, without duplication, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition or Investments similar to those made for Permitted Acquisitions), consisting of indebtedness for borrowed money, Unpaid Drawings, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the lesser of (x) the aggregate amount of Unrestricted Cash as of such date and (y) $80,000,000. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness hereunder and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in Pro Forma Compliance with any such test, the proceeds of such Incurrence shall not be considered cash for purposes of any “netting” pursuant to clause (b) of this definition

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding (for purposes of both clauses (a) and (b) above), without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness (including Letter of Credit Obligations) under the Revolving Credit Facility, any Extended Revolving Credit Facility or any other revolving credit facility that is effective in reliance on Section 10.1(w), to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) Non-Cash Compensation Liabilities, (vi) any other liabilities that are not Indebtedness and will not be settled in cash or Permitted Investments during the next succeeding twelve month period after such date, (vii) the effects from applying recapitalization or purchase accounting, (viii) any accrued professional liability risks and (ix) restricted marketable securities.

“Contract Consideration” shall have the meaning provided in the definition of the term “Excess Cash Flow.”

“Contract Provider” shall mean any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with any Credit Party.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking (including any Medicaid Provider Agreement) to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Controlled Physician Affiliate” shall mean any physician group or healthcare practice in the Line of Business (i) as to which the Borrower or any Restricted Subsidiary has the option to acquire in its own name, or through a nominee, the Capital Stock of such practice and (ii) with which the Borrower or any Restricted Subsidiary has a long-term business agreement to provide management services to such practice.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Corrective Extension Agreement” shall have the meaning provided in Section 2.15(e).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is Incurred to Refinance, in whole or in part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments), or any Loans under any then-existing Incremental Facility (or, if applicable, unused Commitments thereunder), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, further, that (i) except for any of the following that are only applicable to periods after the Latest Maturity Date, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts, and prepayment or redemption premiums and terms) (when taken as a whole) are determined in good faith by the Borrower not to be more restrictive on the Borrower and its Restricted Subsidiaries than those applicable to the Refinanced Debt (when taken as a whole) (provided that such terms shall not be deemed to be “more restrictive” solely as a result of the inclusion in the documentation governing such Credit Agreement Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall be given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Credit Facility (provided, however, that if (x) both the Refinanced Debt and the related Credit Agreement Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant shall only be required to be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Credit Agreement Refinancing

Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (ii) any such Indebtedness in the form of bonds, notes or debentures or that Refinances, in whole or in part, existing Term Loans, shall have a maturity that is at least 91 days after the maturity of the Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (iii) any such Indebtedness that Refinances any existing Revolving Credit Loans (or unused Revolving Credit Commitments) or any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments) shall have a maturity that is no earlier than the maturity of such Refinanced Debt and shall not require any mandatory commitment reductions prior to the maturity of such Refinanced Debt, (iv) except to the extent otherwise permitted under this Agreement (subject to a dollar-for-dollar usage of any other basket set forth in Section 10.1, if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and fees and expenses associated with the Refinancing plus an amount equal to any existing commitments unutilized and letters of credit undrawn, (v) such Refinanced Debt shall be repaid, redeemed, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is Incurred, (vi) except to the extent otherwise permitted hereunder, the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Credit Commitments, or Extended Revolving Credit Commitments, as applicable, being replaced plus undrawn letters of credit and (vii) in the case of any such Indebtedness in the form of bonds, notes or debentures or that Refinances, in whole or in part, existing Term Loans, the terms thereof shall not require any mandatory repayment, redemption, repurchase or defeasance (other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty or condemnation event offers and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments that are on terms (taken as a whole) not more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt (taken as a whole)) prior to the 91st day after the maturity date of the Refinanced Debt.

“Credit Documents” shall mean this Agreement, the Security Documents, the Guarantee, the Fee Letter, each Letter of Credit, any promissory notes issued by the Borrower hereunder, any Incremental Agreement, any Extension Agreement and any other Customary Intercreditor Agreement entered into after the Closing Date to which the Collateral Agent and/or Administrative Agent is a party.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit.

“Credit Facility” shall mean any of the Initial Term Loan Facility, any Incremental Term Loan Facility, the Revolving Credit Facility, any Extended Term Loan Facility or any Extended Revolving Credit Facility, as applicable.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Customary Intercreditor Agreement” shall mean (a) to the extent executed in connection with the Incurrence of secured Indebtedness, the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), any intercreditor agreement substantially in the form of the Pari Passu Intercreditor Agreement and (b) to the extent executed in connection with the Incurrence of secured Indebtedness the Liens on the Collateral securing which are intended to rank junior to the Liens on the Collateral securing the Obligations, an intercreditor agreement substantially in the form of the First Lien/Second Lien Intercreditor Agreement.

“Debt Incurrence Prepayment Event” shall mean any Incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be Incurred under Section 10.1 (other than Credit Agreement Refinancing Indebtedness).

“Debt Refinancing” shall mean the repayment in full of any amounts outstanding under the Existing Borrower Debt Documents and the Existing Sheridan Credit Agreement and the termination and/or release of all commitments to lend, security interests and guarantees in connection therewith.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Revolving Credit Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or its Restricted Subsidiaries in connection with a Disposition pursuant to Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash or Permitted Investments within 180 days following the consummation of the applicable Disposition.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated, combined or condensed basis for such Sold Entity or Business.

“Disposition” shall have the meaning provided in Section 10.4.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, other than as a result of a change of control, asset sale event or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations), or (b) is redeemable or exchangeable at the option of the holder thereof (other than solely for Qualified Capital Stock), other than as a result of a change of control, asset sale event or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations), in whole or in part, or (c) provides for the scheduled payment of dividends in cash, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that, if such Capital Stock is issued pursuant to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” shall mean any bank, financial institution or other institutional lender or investor and those Persons who are competitors of the Borrower that have been, in each case, separately identified in writing by the Borrower to the Joint Lead Arrangers prior to May 29, 2014.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event.”

“Dividends” shall have the meaning provided in Section 10.6.

“Documentation Agents” shall mean each of Bank of America, N.A., Jefferies Finance LLC and Wells Fargo Bank, National Association, as documentation agents under this Agreement.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars on the basis of the Exchange Rate (determined in respect of the relevant date of determination) for the purchase of Dollars with such currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness as determined by the Borrower and the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (“OID”) (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement fees, structuring fees, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, ticking fees accruing prior to the funding of such Indebtedness and customary consent fees for an amendment paid generally to consenting Lenders.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (subject, in each case, to such consents, if any, as may be required under Section 13.6(b)), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, requests for information, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, in each case relating to pollution or the protection of the environment including, those relating to generation, use, handling, storage treatment, Release or threat of Release of Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health or safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary thereof would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure by the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA (whether or not waived in accordance with Section 412(c) of the Code and Section 302(c) of ERISA) or the failure by the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) a complete or partial withdrawal by a the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (f) a withdrawal by the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 or 4064 of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (g) the imposition of liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate or the notification in writing that the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate will incur any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan; (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in liability to the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (i) the occurrence of a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could result in liability to the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (j) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (k) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (l) the imposition of a lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA on the assets of any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate with respect to a Pension Plan or the notification in writing that such a lien will be imposed on the assets of any of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate on account of any Pension Plan; or (m) the failure of any Foreign Plan to comply with Applicable Laws (including funding requirements under such Applicable Laws) or any event with respect to any Foreign Plan which is similar to any event described in any of subsections (a) through (l) hereof.

“Eurodollar Borrowing” shall mean each Borrowing of a Eurodollar Loan.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to greater of (a) with regard to Initial Term Loans only, 0.75% and (b) the product of (i) the LIBOR in effect for such Interest Period and (ii) Statutory Reserves

Where,

“LIBOR” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates (or by reference to the rates provided by any Person that takes over the administration of such rate if the ICE Benchmark Administration is no longer making a “LIBOR” rate available) for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor thereto) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; and

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Section 11.1.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income;

(iii) decreases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa), decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period (other than any such decreases or increases, as applicable, arising from acquisitions or Dispositions outside the ordinary course of assets, business units or property by the Borrower or any of its Restricted Subsidiaries completed during such period or the application of recapitalization or purchase accounting);

(iv) an amount equal to the aggregate net non-cash loss on the Disposition of assets, business units or property by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v) cash payments received in respect of Hedging Agreements during such period to the extent not included in arriving at such Consolidated Net Income; and

(vi) income tax expense to the extent deducted in arriving at such Consolidated Net Income;

minus

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges included in clauses (a) through (k) of the definition of the term “Consolidated Net Income”;

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of Intellectual Property made in cash or accrued during such period, except to the extent that such Capital Expenditures or acquisitions of Intellectual Property were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) all scheduled principal repayments of Permitted Additional Debt and Credit Agreement Refinancing Indebtedness, in each case to the extent such payments are permitted hereunder and actually made and (C) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 5.2(a)(i), any mandatory redemption, repurchase, prepayment or defeasance of Permitted Additional Debt or Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (1) all other prepayments, repurchases, defeasances and/or redemptions of Term Loans, Permitted Additional Debt or Credit Agreement Refinancing Indebtedness and (2) all prepayments of revolving credit loans and swingline loans permitted hereunder made during such period (other than in respect of any revolving credit facility (other than in respect of (x) the Revolving Credit Facility or any Extended Revolving Credit Facility and (y) other revolving loans that are effective in reliance on Section 10.1(a) or Section 10.1(w)) to the extent there is an equivalent permanent reduction in commitments thereunder)), except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iv) an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and the Restricted Subsidiaries during such period (other than the Disposition of property in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital (except as a result of the reclassification of items from short term to long term or vice versa), increases in long term accounts receivable and decreases in the long-term portion of deferred revenue for such period (other than any such increases or decreases, as applicable, arising from acquisitions or Dispositions outside the ordinary course by the Borrower and the Restricted Subsidiaries during such period or the application of recapitalization or purchase accounting);

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments made in cash (other than Investments made pursuant to Sections 10.5(b), (f), (g), (h), (i), (n), (r) and (t)) during such period, except to the extent that such Investments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(viii) the amount of Dividends paid in cash during such period (other than pursuant to Section 10.6(c), (d) and (f), except to the extent that such Dividends were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent that such expenditures were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment, redemption, defeasance, repurchase of Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(xi) without duplication of amounts deducted from Excess Cash Flow in other periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures or acquisitions of Intellectual Property (except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business);

(xii) income taxes, including penalties and interest, paid in cash in such period;

(xiii) cash expenditures made in respect of Hedging Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income; and

(xiv) an amount equal to the interest income of the Insurance Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Capital Stock” shall mean:

(a) any Capital Stock with respect to which the Administrative Agent and the Borrower reasonably agree the cost or other consequences (including any material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent) of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(b) solely in the case of any pledge of Capital Stock of any Foreign Subsidiary that is a CFC or FSHCO to secure the Obligations, any Capital Stock that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 65% of the outstanding Capital Stock that is Voting Stock of such Foreign Subsidiary or FSHCO,

(c) any Capital Stock to the extent, and for so long as, the pledge thereof would be prohibited by any Applicable Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained) or legally effective Contractual Obligations; provided that such Contractual Obligation existed on the Closing Date (so long as such Contractual Obligation was not incurred in contemplation hereof) or, as applicable, on the date such Capital Stock or the pledgor of such Capital Stock was acquired (so long as such Contractual Obligation was not incurred in contemplation of such acquisition),

(d) any “margin stock” and Capital Stock issued by any Person other than any wholly-owned Restricted Subsidiary to the extent, and for so long as, the pledge of such Capital Stock would be prohibited by the terms of any Contractual Obligation, Organizational Document, joint venture agreement or shareholders’ agreement applicable to such Person; provided that such Contractual Obligation, Organizational Document, joint venture agreement or shareholders’ agreement existed on the Closing Date (so long as such Contractual Obligation, Organizational Document, joint venture agreement or shareholders’ agreement was not incurred in contemplation hereof) or, as applicable, on the date such Capital Stock or the pledgor of such Capital Stock was acquired (so long as such Contractual Obligation, Organizational Document, joint venture agreement or shareholders’ agreement was not incurred in contemplation of such acquisition),

(e) the Capital Stock of any Subsidiary of a Foreign Subsidiary that is a CFC or FSHCO, and

(f) the Capital Stock of any Immaterial Subsidiary that is an Excluded Subsidiary, any Controlled Physician Affiliate or any Unrestricted Subsidiary.

“Excluded Property” shall have the meaning provided in the Security Agreement.

“Excluded Subsidiary” shall mean:

(a) any Subsidiary (other than a Controlled Physician Affiliate) that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.10 (for so long as such Subsidiary remains a non-wholly owned Subsidiary),

(b) any Subsidiary that is prohibited by (x) Applicable Law or (y) Contractual Obligation from guaranteeing the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such Contractual Obligation existed on the Closing Date (so long as such Contractual Obligation was not incurred in contemplation hereof) or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired,

(c) any Domestic Subsidiary that is (i) a FSHCO or (ii) a direct or indirect Subsidiary of a CFC,

(d) any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the portion of Consolidated EBITDA attributable to all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (d) exceeds 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any of the other clauses of this definition except for this clause (d) for the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (d) exceeds 5% of the aggregate amount of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (d) as at the end of the Test Period most recently ended on or prior to the date of determination),

(e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent in consultation with the Borrower, the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(f) the Insurance Subsidiary, each Foreign Subsidiary and each Unrestricted Subsidiary,

(g) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition (or similar Investment) and financed with secured Indebtedness Incurred pursuant to Section 10.1(k) and the Liens securing which are permitted by Section 10.2(f), and each Restricted Subsidiary acquired in such Permitted Acquisition (or similar Investment) that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Domestic Subsidiary or Restricted Subsidiary, as applicable, is a party prohibits such Subsidiary from guaranteeing the Obligations,

(h) any Subsidiary to the extent that the guarantee of the Obligations would result in material adverse tax consequences to the Borrower and its Subsidiaries, taken as a whole, as reasonably determined by the Borrower in consultation with the Administrative Agent, and confirmed in writing by notice to the Collateral Agent, and

(i) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Administrative Agent.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (any such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such

Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee or security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Existing Borrower Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing Borrower Debt Documents” shall have the meaning provided in the recitals to this Agreement.

“Existing Borrower Note Purchase Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing Class” shall mean Existing Term Loan Classes and each Class of Existing Revolving Credit Commitments.

“Existing Insurance Subsidiary” shall mean Marblehead Surety & Reinsurance Company, Ltd., a Cayman Islands exempted company.

“Existing Letters of Credit” shall mean the Letters of Credit listed on Schedule 1.1(b).

“Existing Mandatory Convertible Preferred” shall mean the Borrower’s 5.250% Mandatory Convertible Preferred Stock, Series A-1, with a liquidation preference of $100 per share, outstanding on the Closing Date.

“Existing Notes” shall mean the Borrower’s 5.625% Senior Notes due 2020.

“Existing Notes Indenture” shall mean the indenture, dated as of November 15, 2012, relating to the Existing Notes.

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.15(a)(ii).

“Existing Revolving Credit Commitments” shall have the meaning provided in Section 2.15(a)(ii).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.15(a)(ii).

“Existing Sheridan Credit Agreements” shall have the meaning provided in the recitals to this Agreement.

“Existing Sheridan First Lien Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing Sheridan Second Lien Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing Term Loan Class” shall have the meaning provided in Section 2.15(a)(i).

“Extended Loans/Commitments” shall mean Extended Term Loans, Extended Revolving Credit Loans and/or Extended Revolving Credit Commitments.

“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.15(a)(ii).

“Extended Revolving Credit Facility” shall mean each Class of Extended Revolving Credit Commitments established pursuant to Section 2.15(a)(ii).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.15(a)(ii).

“Extended Term Loan Facility” shall mean each Class of Extended Term Loans made pursuant to Section 2.15.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.15(a)(i).

“Extending Lender” shall have the meaning provided in Section 2.15(b).

“Extension Agreement” shall have the meaning provided in Section 2.15(c).

“Extension Election” shall have the meaning provided in Section 2.15(b).

“Extension Request” shall mean Term Loan Extension Requests and Revolving Credit Extension Requests.

“Extension Series” shall mean all Extended Term Loans or Extended Revolving Credit Commitments (as applicable) that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Facilities” shall have the meaning provided in the recitals to this Agreement.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Amended and Restated Fee Letter dated June 14, 2014 addressed to the Borrower from the Administrative Agent and the Joint Lead Arrangers and accepted by the Borrower, with respect to certain fees to be paid from time to time to the Administrative Agent and the Joint Lead Arrangers.

“Fees” shall mean all amounts payable pursuant to or referred in Section 4.1.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 10.10.

“Financial Performance Covenant Event of Default” shall have the meaning provided in Section 11.1(c).

“First Lien Obligations” shall mean the Obligations and any Permitted Equal Priority Refinancing Debt, collectively.

“First Refused Proceeds” shall have the meaning provided in Section 5.2(c)(ii).

“First Lien/Second Lien Intercreditor Agreement” shall mean the First Lien/Second Lien Intercreditor Agreement in substantially the form of Exhibit H-1 among (x) the Administrative Agent and/or the Collateral Agent and (y) one or more representatives for the holders of one of more classes of Permitted Additional Debt and/or Permitted Junior Priority Refinancing Debt, with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(h).

“Foreign Plan” shall mean any pension plan maintained or contributed to by the Borrower or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Recovery Event” shall have the meaning provided in Section 5.2(h).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(b).

“FSHCO” shall mean any direct or indirect Domestic Subsidiary that has no material assets other than Capital Stock of one or more Foreign Subsidiaries that are CFCs.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any such Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, subject to Section 1.3(a).

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational or supranational authority, or any state, province, territory or other political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee” shall mean the Guarantee, dated as of the Closing Date made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit A.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d)

otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary that is not party to the Guarantee on the Closing Date) on the Closing Date and (b) each Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, infectious medical waste and radon gas; (b) any chemicals, materials or substances defined as, listed or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance that is prohibited, limited or regulated by any Environmental Law.

“Hedge Bank” shall mean any Person that is a counterparty to a Hedging Agreement with a Credit Party or one of its Restricted Subsidiaries, in its capacity as such, and that either (i) is a Lender, an Agent, a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger at the time it enters into such Hedging Agreement or (ii) becomes a Lender, an Agent or an Affiliate of a Lender or an Agent after it has entered into such Hedging Agreement; provided that no such Person (except an Agent) shall be considered a Hedge Bank until such time as the Borrower shall have delivered written notice to the Collateral Agent that such a transaction has been entered into and that such Person constitutes a Hedge Bank entitled to the benefits of the Security Documents. For the avoidance of doubt, each Agent shall constitute a Hedge Bank to the extent it has entered into a Hedging Agreement.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936, as amended, and any successor thereto, and any and all regulations promulgated thereunder.

“Historical Financial Statements” shall mean (a) audited consolidated balance sheets of each of the Borrower and its consolidated subsidiaries and of Sheridan and its consolidated subsidiaries, in each case as at the end of, and related statements of income and cash flows of each of the Borrower and its consolidated subsidiaries and Sheridan and its consolidated subsidiaries, in each case for, the three most recently completed fiscal years ended December 31, 2013 and (b) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and its consolidated subsidiaries and of Sheridan and its consolidated subsidiaries, in each case for each subsequent fiscal quarter after December 31, 2013 ended at least 45 days before the Closing Date, which financial statements described in clauses (a) and (b) shall have been prepared in all material respects in accordance with GAAP.

“Hospital Joint Venture” shall mean a Person that (i) is jointly owned by solely (A) the Borrower or any Restricted Subsidiary and (B) a hospital or health system or an Affiliate thereof, (ii) owns more than 50% of the outstanding Capital Stock of an Operating Entity, (iii) is not subject to any Contractual Obligation that limits the ability of such Person to pay dividends or make any other distribution on any of such Person’s Capital Stock or other equity interests owned by the Borrower or any Restricted Subsidiary, other than restrictions comparable to those set forth in clauses (i), (iv), (xi), (xii) and (xiii) of the proviso set forth in Section 10.8 and (iv) the Capital Stock of which, to the extent (A) owned by the Borrower or a Subsidiary Guarantor and (B) not Excluded Capital Stock, is pledged as Collateral to secure the Obligations in accordance with the terms hereof; provided, however, that the Borrower or a Restricted Subsidiary must own not less than 40% of the outstanding Capital Stock of such Person.

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were less than 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date and (b) for which the portion of Consolidated EBITDA attributable to such Restricted Subsidiary for such Test Period was less than 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP.

“Inactive Subsidiaries” shall mean the Subsidiaries listed on Schedule 1.1(d) and any other newly formed or acquired Subsidiary of the Borrower designated in writing to the Administrative Agent as an Inactive Subsidiary, so long as such designation contains a representation that Section 8.25 is true as of the date of such designation.

“Incremental Agreement” shall have the meaning provided in Section 2.14(e).

“Incremental Base Amount” shall mean $300,000,000.

“Incremental Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Facilities” shall have the meaning provided in Section 2.14(a).

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.14(e).

“Incremental Limit” shall have the meaning provided in Section 2.14(b).

“Incremental Revolving Credit Commitment Increase” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Commitment Increase Lender” shall have the meaning provided in Section 2.14(f)(ii).

“Incremental Term Loan Commitment” shall mean the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.14(a).

“Incremental Term Loan Facility” shall mean each Class of Incremental Term Loans made pursuant to Section 2.14.

“Incremental Term Loan Maturity Date” shall mean, with respect to any Class of Incremental Term Loans made pursuant to Section 2.14, the final maturity date thereof.

“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).

“Incur” shall mean create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Hedging Obligations of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services other than (i) current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof except if such trade or other ordinary course payables or liabilities or accrued expenses bear interest, (ii) any earn-out or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Capital Stock; and

(h) all Guarantee Obligations of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt of such Person and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Parties” shall have the meaning provided in Section 13.5(a).

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Administrative Agent under Section 9.1(b) for the first full fiscal quarter of the Borrower commencing after the Closing Date.

“Initial Revolving Borrowing” shall mean one or more borrowings of Revolving Credit Loans on the Closing Date and/or deemed issuances of Letters of Credit under this Agreement on the Closing Date.

“Initial Term Loan” shall mean the loans made on the Closing Date pursuant to Section 2.1(a).

“Initial Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Initial Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Initial Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $870,000,000.

“Initial Term Loan Facility” shall have the meaning provided for such term in the recitals to this Agreement.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean the seventh anniversary of the Closing Date, or if such anniversary of the Closing Date is not a Business Day, the Business Day immediately following such anniversary.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Insurance Subsidiary” shall mean the Existing Insurance Subsidiary and any other Subsidiary of the Borrower formed for the purpose of insuring the healthcare business or facilities owned or operated by the Borrower, any Subsidiary of the Borrower or any physician or other healthcare professional employed by or on the medical staff of any such business or facility.

“Intellectual Property” shall have the meaning provided for such term or a similar term in the Security Agreement.

“Intercompany Note” shall mean the Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit M hereto executed by the Borrower and each Restricted Subsidiary of the Borrower party thereto.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall have the meaning provided in Section 10.5.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” shall mean Citigroup Global Markets, Inc., SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies Finance LLC and Wells Fargo Securities LLC.

“Junior Debt” shall mean any Subordinated Indebtedness of any Credit Party.

“Latest Maturity Date” shall mean, with respect to the Incurrence of any Indebtedness or Capital Stock, the latest Maturity Date applicable to any Credit Facility that is outstanding hereunder as determined on the date such Indebtedness is Incurred or such Capital Stock is issued.

“Lender” shall mean (a) the Persons listed on Schedule 1.1(a), (b) any other Person that shall become a party hereto as a “lender” pursuant to Section 13.6 and (c) each Person that becomes a party hereto as a “lender” pursuant to the terms of Section 2.14, in each case other than a Person who ceases to hold any outstanding Loans or Letter of Credit Exposure or any Commitment.

“Lender Default” shall mean (a) the refusal (in writing) or failure of any Lender to make available its portion of any Incurrence of Loans or participations in Letters of Credit or Swingline Loan Borrowings, which refusal or failure is not cured within two Business Days after the date of such refusal or failure (unless the subject of a good faith dispute between the Borrower and such Lender), (b) the failure of any Lender to pay over to the Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (c) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless the subject of a good faith dispute between the Borrower and such Lender), (d) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt by the Administrative Agent of such confirmation, or (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Revolving Credit Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof or (ii) an undisclosed administration pursuant to the laws of the Netherlands.

“Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Letter of Credit Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Borrowing.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) Revolving Credit Loans pursuant to Section 3.4 at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Obligations at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) Revolving Credit Loans pursuant to Section 3.4).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“Letter of Credit Issuer” shall mean (a) Citi and (b) any one or more Persons who shall become a Letter of Credit Issuer pursuant to Section 3.6. Any Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Letter of Credit Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all Letter of Credit Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Participant” shall have the meaning provided in Section 3.3(a).

“Letter of Credit Participation” shall have the meaning provided in Section 3.3(a).

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“Letter of Credit Sub-Commitment” shall mean $25,000,000, as the same may be reduced from time to time pursuant to Section 4.2(b).

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Line of Business” means the business of health care supplier management, administrative and employment services (including any licensing of software and similar products related thereto).

“Loan” shall mean any Revolving Credit Loan, Extended Revolving Credit Loan, Swingline Loan (including any swingline loan pursuant to any Extended Revolving Credit Commitments) or Term Loan made by any Lender hereunder.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d)(ii).

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement.”

“Material Adverse Effect” shall mean a circumstance or condition that would materially and adversely affect (a) the business, financial condition or results of operations of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Credit Parties (taken as a whole) to perform their payment and other material obligations under the Credit Documents or (c) the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Documents.

“Maturity Date” shall mean, as to the applicable Loan or Commitment, the Initial Term Loan Maturity Date, any Incremental Term Loan Maturity Date, the Revolving Credit Maturity Date, any maturity date related to any Class of Extended Term Loans or any Class of Extended Revolving Credit Commitments, or the Swingline Maturity Date, as applicable.

“Medicaid” shall mean the means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth in Section 1396, et seq. of Title 42 of the United States Code, as amended, and any successor statute thereto.

“Medicaid Certification” shall mean certification by CMS or a state agency or entity under contract with CMS that the health care operation is in compliance with all the conditions of participation set forth in the Medicaid Regulations.

“Medicaid Provider Agreement” shall mean an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care operation under which the health care operation agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” shall mean, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” shall mean a collective reference to the Medicare, Medicaid and TRICARE programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third-party pay or programs.

“Medicare” shall mean the government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, any successor statute thereto.

“Medicare Certification” shall mean certification by CMS or a state agency or entity under contract with CMS that the health care operation is in compliance with all the conditions of participation set forth in the Medicare Regulations.

“Medicare Provider Agreement” shall mean an agreement entered into between an entity administering the Medicare program and a health care operation under which the health care operation agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” shall mean collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, Health and Human Services (“HHS”), CMS, the Office of the Inspector General for HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Merger Sub” shall mean Arizona Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of the Borrower.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Term Loans, $5,000,000, (b) with respect to a Borrowing of Revolving Credit Loans, $1,000,000, and (c) with respect to a Borrowing of Swingline Loans, $250,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties creating a Lien on such Mortgaged Property, substantially in the form of Exhibit N (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as reasonably agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean (a) the Real Property identified on Schedule 1.1(c) and (b) all Real Property owned in fee with respect to which a Mortgage is required to be granted pursuant to Section 9.14(b).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, a Restricted Subsidiary or an ERISA Affiliate had an obligation to contribute over the five preceding calendar years.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, any issuance of Capital Stock or any capital contribution or any Disposition of any Investment, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received and, with respect to any Recovery Event, any insurance proceeds or condemnation awards in respect of such Recovery Event) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, issuance of Capital Stock, receipt of a capital contribution or Disposition of any Investment, less (b) the sum of:

(i) in the case of any Prepayment Event or such Disposition, the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event or such Disposition (including withholding taxes imposed on the repatriation of any such Net Cash Proceeds),

(ii) in the case of any Prepayment Event or such Disposition, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any amounts deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event or such Disposition and (y) retained by the Borrower or any of the Restricted Subsidiaries, including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event or such Disposition occurring on the date of such reduction,

(iii) in the case of any Prepayment Event or such Disposition, the amount of any principal amount, premium or penalty, if any, interest or other amounts on any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event or such Disposition to the extent that the instrument creating or evidencing such Indebtedness or the agreement governing such Disposition requires that such Indebtedness be repaid upon consummation of such Prepayment Event or such Disposition and such Indebtedness is actually so repaid (other than Indebtedness outstanding under the Credit Documents or otherwise subject to a Customary Intercreditor Agreement),

(iv) in the case of any Asset Sale Prepayment Event or Permitted Sale Leaseback, the amount of any proceeds of such Asset Sale Prepayment Event or such Permitted Sale Leaseback that, within the Reinvestment Period, the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 10.12); provided that:

(A) the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.10, 9.11 and 9.14(b) with respect to such reinvestment if applicable;

(B) any portion of such proceeds that has not been so reinvested shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or a Permitted Sale Leaseback occurring on (1) the last day of the Reinvestment Period or (2) 180 days after the date that the

Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment, as applicable, and (y) be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance or redemption of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i); and

(C) any proceeds subject to an Acceptable Reinvestment Commitment that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment contemplated by such Acceptable Reinvestment Commitment is not made) shall be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance or redemption of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(v) in the case of any Recovery Prepayment Event, the amount of any proceeds of such Recovery Prepayment Event (x) that, within the Reinvestment Period, the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 10.12), including for the repair, restoration or replacement of the asset or assets subject to such Recovery Prepayment Event, or (y) for which the Borrower or the applicable Restricted Subsidiary has provided a Restoration Certification prior to the end of the Reinvestment Period; provided that:

(A) the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.10, 9.11 and 9.14(b) with respect to such reinvestment if applicable;

(B) any portion of such proceeds that has not been so reinvested shall (x) be deemed to be Net Cash Proceeds of a Recovery Prepayment Event occurring on (1) the last day of the Reinvestment Period or (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment or shall have provided a Restoration Certification, as applicable, and (y) be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance or redemption of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i); and

(C) any proceeds subject to an Acceptable Reinvestment Commitment or a Restoration Certification that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment, repair, restoration or replacement contemplated by such Acceptable Reinvestment Commitment or Restoration Certification, as the case may be, is not made) shall be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance or redemption of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case to the extent permitted under Section 5.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment or provides another Restoration Certification with respect to such proceeds prior to the end of the Reinvestment Period,

(vi) in the case of any Asset Sale Prepayment Event, Recovery Prepayment Event or Permitted Sale Leaseback by any non-wholly owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and

(vii) in the case of any Prepayment Event, the Incurrence of Indebtedness, Disposition, the issuance of Capital Stock or the receipt of a capital contribution, the reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, discounts and other costs and expenses (and, in the case of the Incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of recapitalization or purchase accounting, (e) the non-cash impact of accounting changes or restatements and (f) other non-cash charges (provided, in each case, that, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Cash Compensation Liabilities” shall mean any liabilities recorded in connection with stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(e).

“Non-TN Credit Party” shall mean each Credit Party (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10) that is not a TN Credit Party.

“Non-U.S. Lender” shall have the meaning provided in Section 5.4(d).

“Note” shall mean a Term Note or Revolving Credit Note of the Borrower payable to any Lender or its registered assigns, evidencing the aggregate amount of Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit D or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or that would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or that would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Credit Documents, (c) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Agreement or the other Credit Documents, (d) the due and punctual payment and performance of all Hedging Obligations under each Secured Hedging Agreement and (e) the due and punctual payment and performance of all Cash Management Obligations under each Secured Cash Management Agreement. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower and any applicable Hedge Bank or Cash Management Bank, the obligations of the Borrower or any Subsidiary under any Secured Hedging Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Credit Document shall not require the consent of the holders of Hedging Obligations under Secured Hedging Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements and (iii) Obligations shall in no event include any Excluded Swap Obligations.

“OFAC” shall mean the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Sanctions Programs” shall mean all laws, regulations, and executive orders administered by OFAC and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or executive orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” shall mean the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“OID” shall have the meaning provided in the definition of the term “Effective Yield”.

“Operating Entity” shall mean a Person (i) that is an ambulatory surgery center, (ii) as to which the Borrower or any Restricted Subsidiary or any Hospital Joint Venture owns more than 50% of the outstanding Capital Stock and as to which a Person other than the Borrower or a Restricted Subsidiary or a Hospital Joint Venture has a noncontrolling or minority ownership interest, (iii) that is not subject to any Contractual Obligation that limits the ability of such Person to pay dividends or make any other distribution on any of such Person’s Capital Stock owned by the Borrower or any Restricted Subsidiary or any Hospital Joint Venture, other than restrictions comparable to those set forth in clauses (i), (iv), (xi), (xii) and (xiii) of the proviso set forth in Section 10.8 and (iv) the Capital Stock of which, to the extent (A) owned by the Borrower or a Subsidiary Guarantor and (B) not Excluded Capital Stock, is pledged as Collateral to secure the Obligations in accordance with the terms hereof.

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning provided in Section 5.4(b).

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement substantially in the form of Exhibit H-2 among (x) the Administrative Agent and/or the Collateral Agent and (y) one or more representatives for the holders of one or more classes of Permitted Additional Debt and/or Permitted Equal Priority Refinancing Debt, with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“Participant” shall have the meaning provided in Section 13.6(d)(i).

“Participant Register” shall have the meaning provided in Section 13.6(d)(ii).

“PATRIOT ACT” shall have the meaning provided in Section 8.21.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained or contributed to by the Borrower, a Restricted Subsidiary or an ERISA Affiliate or, solely with respect to representations and covenants that relate to liability under Section 4069 of ERISA, that was so maintained and in respect of which the Borrower, any Restricted Subsidiary or ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Perfection Certificate” shall mean a certificate in the form of Exhibit O or any other form approved by the Administrative Agent in its reasonable discretion.

“Permitted Acquisition” shall mean any acquisition, by merger, consolidation, amalgamation or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Capital Stock or, in the case of an acquisition by any such Person of a practice that will constitute a Controlled Physician Affiliate, (i) the acquisition by such Person of a right to acquire, in its own name or through a nominee, all of the Capital Stock of such practice and (ii) the entering into by such Person with the operators of such practice of a long-term business agreement to provide management services to such practice, in any such case so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all Applicable Laws; (b) if such acquisition involves the acquisition of Capital Stock of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and, to the extent required by Section 9.10, a Guarantor; (c) to the extent required by Sections 9.10, 9.11 and/or 9.14(b), such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired; (d) both immediately prior to and after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 10.12; and (f) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition (including any Indebtedness Incurred pursuant to Sections 10.1(k) and 10.1(l), respectively, and any related Pro Forma Adjustment), with the Financial Performance Covenants (for the avoidance of doubt, without regard to whether Commitments under the Revolving Credit Facility have been terminated and/or Obligations thereunder are outstanding), as such ratios are recomputed as of the last day of the Test Period most recently ended on or prior to the date of such acquisition as if such acquisition had occurred and any such Indebtedness had been Incurred on the first day of such Test Period.

“Permitted Acquisition Consideration” shall mean in connection with any Permitted Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness Incurred in connection with such Permitted Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Borrower or its Restricted Subsidiaries.

“Permitted Additional Debt” shall mean (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to control of remedies) or by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Obligations) or (ii) secured or unsecured loans (which loans, if secured, may be secured by Liens on the Collateral having a ranking junior to the Liens on the Collateral securing the Obligations), in each case Incurred by the Borrower or a Guarantor; provided that (a) the terms of such Indebtedness do not provide for maturity or any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the date that is 91 days after the Latest Maturity Date, other than, subject (except in the case of any such Indebtedness that constitutes First Lien Obligations) to the prior repayment or prepayment of, or the prior offer to repay or prepay (and to the extent such offer is accepted, the prior repayment or prepayment of) the Obligations hereunder (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations), customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase upon a change of control, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow and customary acceleration rights upon an event of default, (b) except for any of the following that are applicable only to periods following the Latest Maturity Date, the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment premiums), taken as a whole, are determined by the Borrower to not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, taken as a whole (provided that, such terms shall not be deemed to be “more restrictive” solely as a result of the inclusion in the documentation governing such Indebtedness of any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Credit Facility (provided, however, that if (x) the documentation governing the Permitted Additional Debt that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, then this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facility); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary “high yield” subordination of such Indebtedness to the Obligations, (d) if such Indebtedness is secured, such Indebtedness shall not be secured by any property or assets other than the Collateral and shall be subject to an applicable Customary Intercreditor Agreement and (e) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness.

“Permitted Additional Debt Documents” shall mean any document or instrument (including any guarantee, security or collateral agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Credit Party.

“Permitted Additional Debt Obligations” shall mean, if any secured Permitted Additional Debt has been Incurred and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, repurchase, redemption, defeasance or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Credit Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” shall mean the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Equal Priority Refinancing Debt” shall mean any secured Indebtedness Incurred by the Borrower and/or the Guarantors in the form of one or more series of senior secured notes, bonds or debentures; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis with the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (c) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Borrower other than Subsidiaries that are Guarantors and (d) the holders of such Indebtedness (or their representative) and the Administrative Agent and/or Collateral Agent shall become parties to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies).

“Permitted Investments” shall mean:

(a) Dollars and, solely with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary, in each case in the ordinary course of business;

(b) securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(c) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(d) commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any Lender;

(e) commercial paper or variable or fixed rate notes maturing no more than 24 months after the date of creation thereof and, at the time of acquisition, having an investment grade rating from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) time deposits with, or domestic and eurocurrency certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of U.S. domestic banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of foreign banks;

(g) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;

(h) marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); and

(i) shares of investment companies that are registered under the Investment Company Act of 1940 and the investment of which are comprised of at least 90% in one or more of the types of securities described in clauses (a) through (h) above.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness Incurred by the Borrower in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations and any other First Lien Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Obligations and any other First Lien Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) and the Administrative Agent and/or the Collateral Agent shall become parties to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank junior in priority to the Liens on the Collateral securing the Obligations, and (d) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Borrower other than Subsidiaries that are Guarantors.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or other governmental charges or claims that are either (i) not yet overdue by more than 30 days or (ii) being diligently contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP,

(b) Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by Applicable Law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,

(c) Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 11.1(i),

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases (other than Capitalized Leases), government contracts, trade contracts (other than for Indebtedness), performance and return-of-money bonds and other similar obligations (including letters of credit or bank guarantees issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business,

(e) ground leases or subleases, licenses or sublicenses in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located,

(f) easements, rights-of-way, licenses, restrictions (including zoning restrictions), minor title defects, exceptions or irregularities in title, encroachments, protrusions and other similar charges or encumbrances, that in each case do not, individually or in the aggregate, materially detract from the value of the Real Property of the Borrower and its Restricted Subsidiaries, taken as a whole, or interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that were not incurred in connection with and do not secure any Indebtedness, and to the extent reasonably agreed by the Administrative Agent, any exception on the title policies issued in connection with any Mortgaged Property,

(g) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement (other than in respect of a Capitalized Lease),

(h) Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of goods,

(i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1,

(j) Licenses, sublicenses and cross licenses of Intellectual Property in the ordinary course of business that do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries;

(k) Liens arising from precautionary UCC financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries,

(l) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and

(m) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness.

“Permitted Prior Lien” shall mean (i) Permitted Liens and (ii) any Lien permitted under Sections 10.2(c), (e) (solely as it relates to clauses (c), (f) and (q) of Section 10.2), (f), (k), (l), (m), (o), (p), (q), (r), (s), (t), (w) and (x).

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that any Credit Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness), (C) such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, and (D) except for any of the following that are only applicable to periods after the Latest Maturity Date, the terms and conditions contained in the documentation governing any such Permitted Refinancing Indebtedness, taken as a whole, are determined by the Borrower not to be materially more restrictive on the obligor or obligors of such Indebtedness than the terms and conditions contained in the documentation governing such Refinanced Indebtedness, when taken as a whole (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates), interest rate margins, rate floors, fees, funding discounts, original issue discount and redemption or prepayment terms and premiums) (provided that such terms and conditions shall not be deemed to be “more restrictive” solely as a result of the inclusion in the documentation governing such Permitted Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Credit Facility (provided, however, that if (x) the documentation governing the Permitted Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant shall only be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Permitted Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities)); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (D) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries pursuant to Section 10.4(g).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness Incurred by the Borrower and/or the Guarantors in the form of one or more series of senior unsecured notes, bonds or debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Borrower other than Subsidiaries that are Guarantors.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” shall have the meaning provided in Section 13.2.

“Pledge Agreement” shall mean the Pledge Agreement (Non-TN Credit Parties) or the Pledge Agreement (TN Credit Parties), as applicable.

“Pledge Agreement (Non-TN Credit Parties)” shall mean the Pledge Agreement (Non-TN Credit Parties), dated as of the Closing Date, among the Non-TN Credit Parties and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C-1.

“Pledge Agreement (TN Credit Parties)” shall mean the Pledge Agreement (TN Credit Parties), dated as of the Closing Date, among the Borrower, the TN Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C-2.

“Post-Transaction Period” shall mean, (a) with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated and (b) with respect to any Specified Restructuring, the period beginning on the date such Specified Restructuring is initiated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Restructuring is initiated.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Recovery Prepayment Event, Debt Incurrence Prepayment Event or Permitted Sale Leaseback.

“Present Fair Saleable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the applicable Person and its subsidiaries taken as a whole are sold on a going-concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Previously Absent Financial Maintenance Covenant” shall mean, at any time (x) any financial maintenance covenant in any other Indebtedness that is not included in this Agreement at such time and (y) any financial maintenance covenant in any other Indebtedness that is included in this Agreement at such time but with covenant levels that are more restrictive on the Borrower and the Restricted Subsidiaries than the covenant levels included in this Agreement at such time.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Citi as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease (for the avoidance of doubt net of any such increase or decrease actually realized) in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of, without duplication, (a) actions taken, or expected to be taken prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings, operating expense reductions, cost synergies or adjustments for hospital or contract rates effective prior to or during such Post-Transaction Period or (b) any additional costs, expenses or charges, accruals or reserves (collectively “Costs”) incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of a Pro Forma Entity with the operations of the Borrower and its Restricted Subsidiaries or otherwise in connection with, as a result of, or related to, such Specified Transaction or Specified Restructuring; provided that so long as such actions are taken or expected to be taken prior to or during such Post-Transaction Period or such Costs are incurred prior to or during such Post-Transaction Period or such contract rates are adjusted prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings, operating expense reductions, cost synergies or contract rate adjustments will be realizable during the entirety of such Test Period, or such additional Costs will be incurred during such Test Period; and provided, further, that (i) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated

EBITDA, as the case may be, shall be without duplication for cost savings, operating expense reductions, cost synergies, Costs or contract rate adjustments already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period and (ii) the aggregate amount of any such pro forma increase or decrease to Acquired EBITDA and Consolidated EBITDA for cost savings, operating expense reductions, cost synergies, Costs or contract rate adjustments shall not exceed 15% of Consolidated EBITDA (as set forth in the definition thereof) for such Test Period (before giving effect to any such pro forma increase or decrease).

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in Section 9.1(d).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other Disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of the term “Specified Transaction,” shall be included, (b) any Refinancing, prepayment, repurchase, retirement, repayment, redemption, defeasance or extinguishment of Indebtedness and (c) any Indebtedness Incurred by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment.”

“Pro Forma Entity” shall mean any Acquired Entity or Business, any Sold Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.

“Projections” shall mean a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period included in the Historical Financial Statements, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements).

“Public Lender” shall have the meaning provided in Section 13.2.

“Purchase Price” shall have the meaning provided in Section 6.14.

“Purchasing Borrower Party” shall mean the Borrower or any Subsidiary of the Borrower that becomes a Transferee pursuant to Section 13.6(g).

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Rabbi Trust” shall mean the grantor trust properly established by the Borrower (which shall be subject to the claims of Lenders and general creditors of the Borrower) for the non-qualified deferred compensation plan adopted by the Borrower entitled the AmSurg Supplemental Executive Retirement Savings Plan.

“Real Property” shall mean, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset, in each case, of the Borrower or a Restricted Subsidiary.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event or any Permitted Sale Leaseback.

“Reference Rate” shall mean an interest rate per annum equal to the product of (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the ICE Benchmark Administration Interest Settlement Rates (or by reference to the rates provided by any Person that takes over the administration of such rate if the ICE Benchmark Administration is no longer making a “LIBOR” rate available) for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or by any other service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor thereto) as an authorized vendor for the purpose of displaying such rates) for a period equal to three-months; provided that, to the extent that the Eurodollar Rate is not ascertainable pursuant to the foregoing, the Reference Rate shall be determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for a three month Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on such date and (b) Statutory Reserves.

“Refinance,” “Refinancing” and “Refinanced” shall have the meanings provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Refinanced Indebtedness” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Register” shall have the meaning provided in Section 13.6(b)(v).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean, with respect to any Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event, the day that is twelve months after the receipt of cash proceeds by the Borrower or any Restricted Subsidiary from such Asset Sale Prepayment Event, Permitted Sale Leaseback or Recovery Prepayment Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s controlled Affiliates and the directors, officers, employees, agents, advisors and other representatives of such Person or such Person’s controlled Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, from or into any building, structure, facility or fixture.

“Repayment Amount” shall mean any Initial Term Loan Repayment Amount, an Extended Term Loan Repayment Amount with respect to any Extension Series and the amount of any installment of Incremental Term Loans scheduled to be repaid on any date.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than those events as to which the 30 day notice period referred to in Section 4043 of ERISA has been waived, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) and (o) of Section 414 of the Code).

“Repricing Transaction” shall mean (a) the Incurrence of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement, whether Incurred directly or by way of the conversion of Initial Term Loans into a new Class of replacement term loans under this Agreement) (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Initial Term Loans of the respective equivalent Type, but excluding Indebtedness Incurred in connection with a Change of Control and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Change of Control.

“Required Lenders” shall mean, at any date and subject to the limitations set forth in Section 13.6(h), Non-Defaulting Lenders having or holding greater than 50% of the sum of (a) the outstanding principal amount of the Term Loans in the aggregate at such date and (b) (i) the Adjusted Total Revolving Credit Commitment at such date and the Adjusted Total Extended Revolving Credit Commitment of all Classes at such date or (ii) if the Total Revolving Credit Commitment (or any Total Extended Revolving Credit Commitment of any Class) has been terminated (or for the purposes of acceleration pursuant to Section 11), the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date and/or the outstanding principal amount of the Extended Revolving Credit Loans and letter of credit exposure under such Extended Revolving Credit Commitments (excluding any such Extended Revolving Credit Loans and letter of credit exposure of Defaulting Lenders) at such date.

“Required Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding greater than 50% of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the outstanding principal amount of the Revolving Credit Loans and Revolving Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) at such time).

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or a Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, or otherwise invest in assets useful to the business, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration, reinvestment, or replacement will be completed within the later of (x) twelve months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (y) 180 days after delivery of such Restoration Certification.

“Restricted Foreign Subsidiary” shall mean each Restricted Subsidiary that is also a Foreign Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary, and, for the avoidance of any doubt, shall include each Controlled Physician Affiliate. Unless otherwise expressly provided herein, all references herein to a “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Borrower.

“Retained Refused Proceeds” shall have the meaning provided in Section 5.2(c)(ii).

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Revolving Credit Commitment,” (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment and (c) in the case of any Lender that increases its Revolving Credit Commitment or becomes an Incremental Revolving Credit Commitment Increase Lender, in each case pursuant to Section 2.14, the amount specified in the applicable Incremental Agreement, in each case as the same may be changed from time to time pursuant to terms hereof. The aggregate amount of Revolving Credit Commitments as of the Closing Date is $300,000,000.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the aggregate amount of the Revolving Credit Commitments; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Revolving Credit Extension Request” shall have the meaning provided in Section 2.15(a)(ii).

“Revolving Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b).

“Revolving Credit Maturity Date” shall mean the fifth anniversary of the Closing Date, or, if such anniversary is not a Business Day, the Business Day immediately following such anniversary.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit G-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letter of Credit Obligations shall have been reduced to zero or Cash Collateralized.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or 9.1(b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any agreement relating to Cash Management Services that is entered into by and between the Borrower or any Restricted Subsidiary and a Cash Management Bank that has been designated as a “Secured Cash Management Agreement” by the Borrower in a written notice to the Administrative Agent.

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Letter of Credit Issuers, (c) the Swingline Lender, (d) the Administrative Agent, (e) the Collateral Agent, (f) each Hedge Bank, (g) each Cash Management Bank, (h) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (i) any successors, endorsees, transferees and assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, among certain Subsidiaries of the Borrower party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.

“Security Documents” shall mean, collectively, the Security Agreement, the Pledge Agreement (Non-TN Credit Parties), the Pledge Agreement (TN Credit Parties), the Mortgages, if any, and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.10, 9.11 or 9.14, any Customary Intercreditor Agreement executed and delivered pursuant to Section 10.2 or pursuant to any of the Security Documents.

“Senior Notes” shall mean the 5.625% Senior Notes due 2022 of AmSurg Escrow Corp. and, after the merger thereof with and into the Borrower on the Closing Date, the Borrower.

“Senior Notes Indenture” shall mean the indenture, dated as of July 16, 2014, relating to the Senior Notes.

“Sheridan” shall mean Sheridan Holdings, Inc., a Delaware Corporation.

“Sheridan Acquisition” shall mean the acquisition by the Borrower of the Sheridan Acquired Business pursuant to the Sheridan Acquisition Agreement.

“Sheridan Acquired Business” shall mean the equity interests, assets and liabilities acquired by the Borrower pursuant to the Sheridan Acquisition Agreement.

“Sheridan Acquisition Agreement” shall mean the Purchase Agreement and Agreement and Plan of Merger dated as of May 29, 2014, among the Borrower, Merger Sub, Arizona II Merger Corporation, a Delaware corporation, Sunbeam GP Holdings, LLC, a Delaware limited liability company, as Seller, Sunbeam GP LLC, a Delaware limited liability company, Sunbeam Holdings, Sunbeam Primary Holdings, Inc., a Delaware corporation, and HFCP VI Securityholders’ Rep LLC, a Delaware limited liability company, as amended, supplemented or otherwise modified from time to time prior to the date hereof.

“Sheridan Acquisition Documents” means, collectively, the Sheridan Acquisition Agreement and all other documents executed and delivered in connection with the Sheridan Acquisition.

“Sheridan and its Subsidiaries” shall mean Sunbeam Holdings and its Subsidiaries (as defined in the Sheridan Acquisition Agreement). The terms “Sheridan or any of its Subsidiaries” and “Sheridan and any of its Subsidiaries” have meanings correlative thereto.

“Sheridan Material Adverse Effect” shall mean (i) an effect, event, change, occurrence or circumstance that is or would reasonably be expected to be materially adverse to the business, tangible or intangible assets, results of operations or financial condition of Sheridan and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of Sunbeam Holdings to consummate the transactions contemplated by the Sheridan Acquisition Agreement prior to the Outside Date (as defined in the Sheridan Acquisition Agreement); provided, however, that no effect, event, change, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Sheridan Material Adverse Effect: (A) changes in general operating, business, regulatory or other conditions in the industry in which Sheridan and its Subsidiaries operate; (B) changes in general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (C) earthquakes, floods, hurricanes, tornadoes, natural disasters, or other acts of nature; (D) changes in global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (E) the negotiation, execution, announcement, pendency or performance of the Sheridan Acquisition Agreement or the consummation of the transactions contemplated thereby (including compliance with the covenants set forth in the Sheridan Acquisition Agreement (other than Section 7.2(a) of the Sheridan Acquisition Agreement) and any action taken or omitted to be taken by Sheridan or any of its Subsidiaries at the written request or with the prior written consent of any Parent Party (as defined in the Sheridan Acquisition Agreement) and the Joint Lead Arrangers), including the impact thereof on relationships, contractual or otherwise with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, employees and/or independent contractors and on revenue, profitability and/or cash flows (provided, that this clause (E) shall be disregarded for purposes of the representations and warranties set forth in Section 4.3(a) of the Sheridan Acquisition Agreement); (F) any change in the cost or availability or other terms of any financing necessary for the Parent Parties to consummate the transactions contemplated by the Sheridan Acquisition Agreement; (G) any change in Laws (as defined in the Sheridan Acquisition Agreement) or GAAP (as defined in the Sheridan Acquisition Agreement) or other applicable accounting rules, or the interpretation thereof; (H) the fact that the prospective owner of Sheridan and any of its Subsidiaries is the Borrower or any Affiliate (as defined in the Sheridan Acquisition Agreement) of the Borrower; (I) any failure by Sheridan or any of its Subsidiaries or the Borrower or any of its Affiliates (as defined in the Sheridan Acquisition Agreement) to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (I)); (J) any change in the credit rating of Sheridan or any of its Subsidiaries or the Borrower or any of its Affiliates (as defined in the Sheridan Acquisition Agreement) (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (J)); and (K) any breach by any Parent Party of the Sheridan Acquisition Agreement, except in the case of clauses (A), (B), (C), (D) and (G) above, to the extent (but only to the extent) such effect, event, change, occurrence or circumstance has a disproportionate adverse impact on Sheridan and its Subsidiaries, taken as a whole, relative to Sheridan’s and its Subsidiaries’ competitors.

“Social Security Act” means the Social Security Act as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debts (including contingent liabilities) do not exceed the Present Fair Saleable Value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts (including current obligations) beyond its ability to pay such debts as they become due (whether at maturity or otherwise), (d) the Present Fair Saleable Value of such Person’s present assets is greater than the amount that will be required to pay the probable liability on such Person’s debts and other liabilities (subordinated, contingent, or otherwise), as such debts and other liabilities become absolute and matured, and (e) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Acquisition Agreement Representations” shall mean such of the representations made by or on behalf of the Sheridan Acquired Business in the Sheridan Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or Merger Sub has the right to terminate its obligations (or refuse to consummate the Sheridan Acquisition) under the Sheridan Acquisition Agreement as a result of a breach of such representation.

“Specified Debt Incurrence Prepayment Event” shall have the meaning provided in Section 5.2(a)(i).

“Specified Existing Revolving Credit Commitment” shall mean any Existing Revolving Credit Commitments belonging to a Specified Existing Revolving Credit Commitment Class.

“Specified Existing Revolving Credit Commitment Class” shall have the meaning provided in Section 2.15(a)(ii).

“Specified Representations” shall mean the representations and warranties set forth in Sections 8.1 (other than with respect to Sheridan and its Subsidiaries), 8.2 (solely with respect to the entering into and performance of the Credit Documents, the borrowing of Loans under, the guaranteeing of obligations under, the performance of, and granting of security interests in the Collateral pursuant to, the Credit Documents and the enforceability of the Credit Documents), 8.3(ii) (solely with respect to the Senior Notes Indenture and the Existing Notes Indenture), 8.3(iii), 8.5, 8.7, 8.16, 8.21 and 8.27.

“Specified Restructuring” means any restructuring or other strategic initiative (including cost saving initiative) of the Borrower or any of its Restricted Subsidiaries after the Closing Date and not in the ordinary course and described in reasonable detail in a certificate of an Authorized Officer delivered by the Borrower to the Administrative Agent.

“Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other Disposition of assets or property, Incurrence, Refinancing, prepayment, redemption, repurchase, defeasance, extinguishment, retirement or repayment of Indebtedness, Dividend, Subsidiary designation, Incremental Term Loan, provision of Incremental Revolving Credit Commitment Increases, creation of Extended Term Loans or Extended Revolving Credit Commitments or other event that by the terms of the Credit Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“SPV” shall have the meaning provided in Section 13.6(c).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Statutory Reserves” shall have the meaning provided in the definition of the term “Eurodollar Rate”.

“Subordinated Indebtedness” shall mean any Indebtedness for borrowed money that is subordinated expressly by its terms in right of payment to the Obligations.

“Subordinated Indebtedness Documentation” shall mean any document or instrument issued or executed with respect to any Subordinated Indebtedness.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time and (c) each Controlled Physician Affiliate. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Sunbeam Holdings” shall mean Sunbeam Holdings, L.P., a Delaware limited partnership.

“Swap Obligation” shall have the meaning provided in the definition of “Excluded Swap Obligation”.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” shall mean $40,000,000.

“Swingline Exposure” shall mean, with respect to any Lender, at any time, such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans outstanding at such time.

“Swingline Lender” shall mean Citi in its capacity as lender of Swingline Loans hereunder, or such other financial institution that, after the Closing Date, shall agree to act in the capacity of lender of Swingline Loans hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.1(d)(i).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Syndication Agent” shall mean SunTrust Bank, as syndication agent under this Agreement.

“Taxes” shall have the meaning provided in Section 5.4(a).

“Term Loan” shall mean an Initial Term Loan, an Incremental Term Loan or any Extended Term Loan, as applicable.

“Term Loan Extension Request” shall have the meaning provided in Section 2.15(a)(i).

“Term Loan Facility” shall mean any of the Initial Term Loan Facility, any Incremental Term Loan Facility and any Extended Term Loan Facility.

“Term Note” means a promissory note of the Borrower payable to any Initial Term Loan Lender or its registered assigns, in substantially the form of Exhibit G-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Initial Term Loan Lender resulting from the Initial Term Loans made by such Initial Term Loan Lender.

“Test Period” shall mean, for any determination under this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Section 9.1 Financials shall have been required to be delivered to the Administrative Agent for each fiscal quarter or fiscal year in such period; provided that, prior to the first date that Section 9.1 Financials shall have been required to be delivered pursuant to Section 9.1(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended March 31, 2014. A Test Period may be designated by reference to the last day thereof (i.e., the September 30, 2014 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended September 30, 2014), and a Test Period shall be deemed to end on the last day thereof.

“TN Credit Party” shall mean each Credit Party (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10) that is organized under the laws of the State of Tennessee.

“Total Commitment” shall mean the sum of the Total Initial Term Loan Commitment, the Total Incremental Term Loan Commitment, the Total Revolving Credit Commitment and the Total Extended Revolving Credit Commitment of each Extension Series.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders at such date) the Total Extended Revolving Credit Commitment of each Extension Series at such date (or if the Total Extended Revolving Credit Commitment of any Extension Series shall have been terminated on such date, the aggregate exposures of all lenders under such series at such date) and the outstanding principal amount of all Term Loans at such date.

“Total Extended Revolving Credit Commitment” shall mean the sum of all Extended Revolving Credit Commitments of all Lenders under each Extension Series.

“Total Incremental Term Loan Commitment” shall mean the sum of the Incremental Term Loan Commitments of any Class of Incremental Term Loans of all the Lenders providing such Class of Incremental Term Loans.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all the Lenders.

“Total Revolving Credit Commitment” shall mean, on any date, the sum of the Revolving Credit Commitments on such date of all the Revolving Credit Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the consummation of the transactions contemplated by this Agreement and the other Credit Documents and the Senior Notes Indenture, (b) the Sheridan Acquisition, (c) the Debt Refinancing and (c) the payment of the Transaction Expenses.

“Transferee” shall have the meaning provided in Section 13.6(f).

“TRICARE” shall mean the United States Department of Defense health care program for service families (including TRICARE Prime, TRICARE Extra and TRICARE Standard), and any successor or predecessor thereof.

“Type” shall mean as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the present value of the Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA exceeds the Fair Market Value of the Pension Plan’s assets allocable thereto as of the close of its most recent plan year, determined in both cases using the applicable assumptions used for funding the Pension Plan pursuant to Section 430 of the Code.

“United States Tax Compliance Certificate” shall have the meaning provided in Section 5.4(d).

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean, as of any date of determination, the aggregate amount of cash and Permitted Investments of the Borrower or any of its Subsidiaries properly classified as “Unrestricted Cash” for purposes of GAAP as at such date and excluding cash and Permitted Investments held by any such Subsidiary to the extent that the payment or distribution by such Subsidiary of such cash or Permitted Investments to the Borrower is not permitted by the terms of such Subsidiary’s Organizational Documents or any agreement, instrument or Applicable Law; provided that the amount of cash and Permitted Investments of any Foreign Subsidiary of the Borrower that is included in the calculation of Unrestricted Cash shall be reduced by the amount of taxes reasonably expected to be incurred in connection with the repatriation of such cash or Permitted Investments if such cash or Permitted Investments were to be transferred from such Foreign Subsidiary to the Borrower or any of its Domestic Subsidiaries.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 9.15 subsequent to the Closing Date, (b) any existing Restricted Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 9.15 subsequent to the Closing Date; provided that, in the case of clauses (a) and (b), no Subsidiary may be designated as an Unrestricted Subsidiary more than one time, and (c) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of members of the Board of Directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction or Specified Restructuring occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio and the Consolidated EBITDA to Consolidated Interest Expense Ratio shall be calculated with respect to such period and such Specified Transaction or Specified Restructuring on a Pro Forma Basis.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein.

1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.5 or Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally.

(a) For purposes of any determination under Section 9, Section 10 (other than Section 10.10) or Section 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts Incurred or proposed to be Incurred in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Dividend or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is Incurred or Disposition, Dividend or payment under Section 10.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness does not exceed the principal amount (or accreted value, if applicable) of such Indebtedness being Refinanced, except by an amount equal to the accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be Incurred or Disposition, Dividend or payment under Section 10.7 may be made at any time under such Sections. For purposes of Section 10.10, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or (b).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

SECTION 2. Amount and Terms of Credit Facilities.

2.1 Loans.

(a) Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans to the Borrower, which Initial Term Loans (i) shall not exceed, for any such Lender, the Initial Term Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the Total Initial Term Loan Commitment, (iii) shall be made on the Closing Date and shall be denominated in Dollars, (iv) may, at the option of the Borrower, be Incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all such Initial Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise provided herein, consist entirely of Initial Term Loans of the same Type and (v) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. On the Initial Term Loan Maturity Date, all outstanding Initial Term Loans shall be repaid in full.

(b) Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees to make a loan or loans (each, a “Revolving Credit Loan”) to the Borrower in U.S. Dollars, which Revolving Credit Loans (i) shall not exceed, for any such Lender, the Revolving Credit Commitment of such Lender, (ii) shall not, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time, (iii) shall not, after giving effect thereto and to the application of the proceeds thereof, at any time result in the aggregate amount of all Lenders’ Revolving Credit Exposures exceeding the Total Revolving Credit Commitment then in effect, (iv) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date (provided that no Revolving Credit Loans may be borrowed on the Closing Date other than (x) Revolving Credit Loans in an amount not to exceed $20,000,000 to be used to pay for the Debt Refinancing, the Sheridan Acquisition and the Transaction Expenses and (y) Revolving Credit loans used to pay amounts attributable to any “flex” pursuant to the Fee Letter in the form of upfront fees and/or OID), (v) may at the option of the Borrower be Incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type and (vi) may be repaid and reborrowed in accordance with the provisions hereof. On the Revolving Credit Maturity Date, all outstanding Revolving Credit Loans shall be repaid in full and the Revolving Credit Commitments shall terminate.

(c) Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(d)

(i) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, in its discretion, at any time and from time to time after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each, a “Swingline Loan” and, collectively the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (A) shall be ABR Loans, (B) shall have the benefit of the provisions of Section 2.1(d)(ii), (C) shall not exceed at any time outstanding the Swingline Commitment, (D) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of all Lenders’ Revolving Credit Exposures exceeding the Total Revolving Credit Commitment then in effect and (E) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, all outstanding Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or the Administrative Agent stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (x) of rescission of all such notices from the party or parties originally delivering such notice, (y) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (z) from the Administrative Agent that such Default or Event of Default is no longer continuing.

(ii) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Credit Lenders, with a copy to the Borrower, that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans denominated in Dollars, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the same Business Day by all Revolving Credit Lenders pro rata based on each such Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon same Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing the same from and after such date of purchase.

(iii) The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Credit Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Credit Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Credit Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Credit Lender in its capacity as a lender of Swingline Loans hereunder.

(iv) Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $500,000 and Swingline Loans shall be in a multiple of $100,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect for such Type of Loans (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d) and Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be Incurred on any date; provided that at no time shall there be outstanding more than 15 Eurodollar Borrowings under this Agreement (which maximum number of Eurodollar Borrowings may be increased or adjusted by agreement between the Borrower and the Administrative Agent in connection with any Incremental Facility or Extended Loans/Commitments). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

2.3 Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Initial Term Loans or any Borrowing of Incremental Term Loans (unless otherwise set forth in the applicable Incremental Agreement), as the case may be, if all or any of such Term Loans are to be initially Eurodollar Loans, and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 1:00 p.m. (New York City time) on the date prior to the date of the Borrowing of Initial Term Loans or any Borrowing of Incremental Term Loans, as the case may be, if all or any of such Term Loans are to be ABR Loans. Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c), a “Notice of Borrowing”) shall be in substantially the form of Exhibit D and shall specify (i) the aggregate principal amount of the Initial Term Loans or Incremental Term Loans, as the case may be, to be made, (ii) the date of the Borrowing (which shall be, (x) in the case of the Initial Term Loans, the Closing Date and, (y) in the case of the Incremental Term Loans, the applicable Incremental Facility Closing Date in respect of such Class) and (iii) whether the Initial Term Loans or Incremental Term Loans, as the case may be, shall consist of ABR Loans and/or Eurodollar Loans and, if the Initial Term Loans or Incremental Term Loans, as the case may be, are to include Eurodollar Loans, the Interest Period to be initially applicable thereto; provided that the Notice of Borrowing for the Borrowing of Initial Term Loans may be revocable and conditioned upon the closing of the Sheridan Acquisition; provided further that each Notice of Borrowing for a Borrowing of Term Loans other than the Initial Term Loans shall be irrevocable. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Initial Term Loans or Incremental Term Loans, as the case may be, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Whenever the Borrower desires to Incur Revolving Credit Loans hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings under Letters of Credit), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans that are Eurodollar Loans and (ii) prior to 1:00 p.m. (New York City time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans that are to be ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 3:00 p.m. (New York City time) or such later time as agreed by the Swingline Lender on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(d) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d)(ii), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e) Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Letters of Credit shall be made upon the terms set forth in Section 3.3 or Section 3.4(a).

(f) If the Borrower fails to specify a Type of Loan in a Notice of Borrowing then the applicable Term Loans or Revolving Credit Loans shall be made as Eurodollar Loans with an Interest Period of one (1) month. If the Borrower requests a Borrowing of Eurodollar Loans in any such Notice of Borrowing, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurodollar Loans), it will be deemed to have specified an Interest Period of one (1) month.

(g) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4 Disbursement of Funds.

(a) No later than 3:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings and Borrowings to reimburse Unpaid Drawings under Letters of Credit), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date (or, with respect to any Incremental Facilities, on the relevant Incremental Facilities Closing Date), such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided, further, that all Swingline Loans shall be made available to the Borrower in the full amount thereof by the Swingline Lender no later than 3:30 p.m. (New York City time).

(i) (i) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings under Letters of Credit) make available to the Borrower by depositing to an account designated by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing

(ii) The Swingline Lender shall make available all amounts it is to fund to the Borrower under any Borrowing of Swingline Loans in immediately available funds to the Borrower, by depositing to an account designated by the Borrower to the Swingline Lender in writing, the aggregate of the amount so made available in Dollars.

(c) Nothing in this Section 2.4, including any payment by the Borrower, shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the Initial Term Loan Maturity Date, all then outstanding Initial Term Loans, (ii) on the relevant Incremental Term Loan Maturity Date for any Class of Incremental Term Loans, any then outstanding Incremental Term Loans of such Class, (iii) on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans, (iv) on the relevant maturity date for any Class of Extended Term Loans, all then outstanding Extended Term Loans of such Class, (v) on the relevant maturity date for any Class of Extended Revolving Credit Commitments, all then outstanding Extended Revolving Credit Commitments of such Class and (vi) on the Swingline Maturity Date, the then outstanding Swingline Loans.

(b) The Borrower shall repay to the Administrative Agent, in Dollars for the ratable benefit of the Initial Term Loan Lenders, on the last Business Day of each March, June, September and December (each, an “Initial Term Loan Repayment Date”), a principal amount of the Initial Term Loans equal to (i) 0.25% of the aggregate principal amount of the Initial Term Loans made on the Closing Date (with respect to each Initial Term Loan Repayment Date prior to the Initial Term Loan Maturity Date, as such amount may be reduced by, and after giving effect to, any voluntary and mandatory prepayments made in accordance with Section 5 or as contemplated by Section 2.15) or (ii) the aggregate principal amount of Initial Term Loans then outstanding (with respect to the Initial Term Loan Maturity Date) (each amount, an “Initial Term Loan Repayment Amount”).

(c) In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans in the applicable Incremental Agreement, subject to the requirements set forth in Section 2.14. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.15, mature and be repaid by the Borrower in the amounts (each such amount, an “Extended Term Loan Repayment Amount”) and on the dates (each an “Extended Repayment Date”) set forth in the applicable Extension Agreement. In the event any Extended Revolving Credit Commitments are established, such Extended Revolving Credit Commitments shall, subject to the requirements of Section 2.15, be terminated (and all Extended Revolving Credit Loans of the same Extension Series repaid) on dates set forth in the applicable Extension Agreement.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(v), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, an Incremental Term Loan (and the relevant Class thereof), a Revolving Credit Loan, an Extended Term Loan (and the relevant Class thereof), an Extended Revolving Credit Loan (and the relevant Class thereof) or a Swingline Loan, as applicable, the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof and (iv) any cancellation or retirement of Loans contemplated by Section 13.6(i).

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded and, in the case of the Register, shall be conclusive absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

(g) For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section  2.5 or otherwise, in Dollars.

2.6 Conversions and Continuations.

(a) The Borrower shall have the option on any Business Day, subject to Section 2.11, to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans, Revolving Credit Loans or Extended

Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and except as otherwise provided herein the Borrower shall have the option on the last day of an Interest Period to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversion (or, in the case of an Event of Default under Section 11.1(a) or 11.1(e), without any such determination), (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation (or, in the case of an Event of Default under Section 11.1(a) or 11.1(e), without any such determination), and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’, in the case of a continuation or, or conversion to, Eurodollar Loans or (ii) one Business Day in the case of a conversion into ABR Loans), prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued, the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), the principal amount of Loans to be converted or continued, as the case may be, and if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Eurodollar Loan, shall have a one-month Interest Period. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If the Borrower requests a conversion to, or continuation of Eurodollar Loans in any such Notice of Conversion or Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month’s duration. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurodollar Loan. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.

2.7 Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages with respect to the applicable Class. Each Borrowing of Incremental Term Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Incremental Term Loan Commitments for the applicable Class. Each Borrowing of Extended Revolving Credit Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Extended Revolving Credit Commitments for the applicable Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender, severally and not jointly, shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder, and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the ABR in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the relevant Eurodollar Rate in effect from time to time.

(c) If all or a portion of the principal amount of any Loan or any interest payable thereon or any fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate per annum that is (i) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (ii) in the case of overdue interest, fees or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full. All such interest shall be payable on demand.

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof, and shall be payable in Dollars and, except as otherwise provided below, shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan (except, in the case of prepayments, any ABR Revolving Credit Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand; provided that a Loan that is repaid on the same day on which it is made shall bear interest for one day.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g) Except as otherwise provided herein, whenever any payment hereunder or under the other Credit Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) on or prior to 1:00 p.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect, by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing), the Interest Period applicable to such Borrowing, which Interest Period shall be the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is one, two, three or six months thereafter (or if agreed to by all relevant Lenders participating in the relevant Credit Facility, twelve months thereafter or a period shorter than one month).

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the immediately preceding Interest Period expires;

(b) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(c) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(d) Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period; and

(e) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10 Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising any Eurodollar Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) that, due to a Change in Law that shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement taken into account in determining the Statutory Reserves); (B) subject any Lender to any tax (other than (1) taxes indemnified under Section 5.4, (2) taxes described in clause (A), (B) or (C) of Section 5.4(a) or (3) taxes described in Section 5.4(f)) on its loans, loan principal, letters of credits, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender, the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or participating in Letters of Credit (in each case hereunder) increases by an amount that such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii) at any time after the Closing Date, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of

Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to Eurodollar Loans that have not yet been Incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than ten Business Days) after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan, if applicable; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Letter of Credit Issuer’s or their respective parent’s capital or assets as a consequence of such Lender’s or Letter of Credit Issuer’s commitments or obligations hereunder to a level below that which such Lender or Letter of Credit Issuer or their respective parent could have achieved but for such Change in Law (taking into consideration such Lender’s or Letter of Credit Issuer’s or their respective parent’s policies with respect to capital adequacy and liquidity), then from time to time, promptly (but no later than ten Business Days) after written demand by such Lender or Letter of Credit Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or Letter of Credit Issuer such additional amount or amounts as will compensate such Lender or Letter of Credit Issuer or their respective parent for such reduction, it being understood and agreed, however, that a Lender or Letter of Credit Issuer shall not be entitled to such compensation as a result of such Lender’s or Letter of Credit Issuer’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Closing Date except as a result of a Change in Law. Each Lender or Letter of Credit Issuer, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) This Section 2.10 shall not apply to taxes to the extent duplicative of Section 5.4.

(e) The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.11 Compensation. If (a) any payment of principal of a Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing or failure to satisfy the conditions of Section 6 and Section 7, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent clearly demonstrable error, the amount requested shall be final and conclusive and binding upon all parties hereto), pay to the Administrative Agent for the account of such Lender promptly upon demand any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to borrow, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 3.5 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 3.5, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower; provided that, if the circumstance giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Incremental Facilities.

(a) The Borrower may at any time or from time to time after the Closing Date, by written notice delivered to the Administrative Agent, request (i) one or more additional Classes of term loans or additional term loans of the same Class as any existing Class of term loans (the “Incremental Term Loans”), or (ii) one or more increases in the amount of the Revolving Credit Commitments of any Class (each such increase, an “Incremental Revolving Credit Commitment Increase” and, together with the Incremental Term Loans, the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”).

(b) Each tranche of Incremental Term Loans and each Incremental Revolving Credit Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $1,000,000 in excess thereof), and the aggregate amount of (X) the Incremental Term Loans and Incremental Revolving Credit Commitment Increases (after giving Pro Forma Effect thereto and the use of the proceeds thereof) Incurred pursuant to this Section 2.14(b), plus (Y) the aggregate principal amount of Permitted Additional Debt Incurred under Section 10.1(w) shall not exceed, as of the date of Incurrence of such Indebtedness or commitments, the sum of (A) the Incremental Base Amount plus (B) an aggregate amount of Indebtedness, such that, after giving Pro Forma Effect to such Incurrence (and after giving effect to any Specified Transaction to be consummated in connection therewith and assuming that (i) all Incremental Revolving Credit Commitment Increases then outstanding were fully drawn and (ii) all Incremental Commitments and all Permitted Additional Debt incurred under Section 10.1(w) constitute Consolidated Secured Debt (whether or not such Indebtedness is in fact secured)), the Borrower would not have a Consolidated Secured Debt to Consolidated EBITDA Ratio as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Incremental Facility, calculated on a Pro Forma Basis, as if such Incurrence (and transactions) had occurred on the first day of such Test Period, greater than 3.25:1.00 (the “Incremental Limit”).

(c) (A) The Incremental Term Loans (i) shall rank equal in right of payment and, if secured, equal or junior in right of security with the Initial Term Loans (and shall be secured only by all or a portion of the Collateral securing the Obligations), (ii) shall not mature earlier than the Initial Term Loan Maturity Date, (iii) shall not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans, (iv) shall have the same optional and mandatory prepayment terms as the Initial Term Loans, (v) shall have a maturity date (subject to clause (ii)), an amortization schedule (subject to clause (iii)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that, in the event that the Effective Yield for any Incremental Term Loans is greater than the Effective Yield for the Initial Term Loans by more than 0.50%, then the Applicable Margins for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to the Effective Yield for the Incremental Term Loans minus 0.50%; and (vi) may otherwise have terms and conditions different from those of the Initial Term Loans; provided that (x) except with respect to matters contemplated by clauses (ii), (iii), (iv) and (v) above, any differences shall be reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to periods after the Latest Maturity Date), (y) the terms and conditions applicable to the Incremental Term Loans shall not, taken as a whole and as reasonably determined by the Borrower, be more favorable to the Lenders and/or Additional Lenders providing such Incremental Term Loans than the terms and conditions applicable to the Initial Term Loans and (z) the documentation governing any Incremental Term Loans may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Credit Facility.

(B) The Incremental Revolving Credit Commitment Increase shall be treated the same as the Revolving Credit Commitments (including with respect to maturity date thereof) and shall be considered to be part of the Revolving Credit Facility (it being understood that, if required to consummate an Incremental Revolving Credit Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Revolving Credit Commitments may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Credit Commitment Increase (without any requirement to pay such fees to any existing Revolving Credit Lenders)).

(d) Each notice from the Borrower pursuant to this Section 2.14 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Incremental Revolving Credit Commitment Increases and shall contain a confirmation that the lenders providing such Incremental Term Loans or Incremental Revolving Commitments are existing Lenders or would otherwise constitute Eligible Assignees. Incremental Term Loans may be made, and Incremental Revolving Credit Commitment Increases may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender with an Initial Term Loan Commitment will have an obligation to make a portion of any Incremental Term Loan and no existing Lender with a Revolving Credit Commitment will have any obligation to provide a portion of any Incremental Revolving Credit Commitment Increase) or by any other bank, financial institution, other institutional lender or other investor that would constitute an Eligible Assignee (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitment Increases if such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender; provided further that, solely with respect to any Incremental Revolving Credit Commitment Increases, the Swingline Lender and each Letter of Credit Issuer shall have consented (not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Revolving Credit Commitment Increases if such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(e) Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Credit Commitment Increase to be provided by an existing Lender with a Revolving Credit Commitment, an increase in such Lender’s applicable Revolving Credit Commitment)

under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Agreement may, subject to Section 2.14(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including, in connection with an Incremental Revolving Credit Commitment Increase, to reallocate Revolving Credit Exposure on a pro rata basis among the relevant Revolving Credit Lenders). The Borrower may use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitment Increases for any purpose not prohibited by this Agreement. The effectiveness of any Incremental Agreement (an “Incremental Facility Closing Date”) and the occurrence of any Credit Event pursuant to such Incremental Agreement shall be subject to the satisfaction of the following conditions:

(i) no Default or Event of Default shall exist on the Incremental Facility Closing Date before or after giving effect to the making of such Incremental Term Loans or the effectiveness of such Incremental Revolving Credit Commitment Increase; provided that, with respect to any Incremental Term Loans the purpose of which is to finance a Permitted Acquisition, compliance with this clause (i) shall be tested at the time of the execution of the acquisition agreement related to such Permitted Acquisition if the Lenders and/or Additional Lenders providing such Incremental Term Loans so agree;

(ii) each of the representations and warranties made by any Credit Party contained herein and in the other Credit Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) with the same effect as though such representations and warranties has been made on and as of the Incremental Facility Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of such earlier date); provided that, with respect to any Incremental Term Loans the purpose of which is to finance a Permitted Acquisition, compliance with this clause (ii) may be waived by the Lenders and/or Additional Lenders providing such Incremental Term Loans, provided that the accuracy of the Specified Representations may not be waived without the consent of the Required Lenders;

(iii) the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants (for the avoidance of doubt, without regard to whether Commitments under the Revolving Credit Facility have been terminated and/or Obligations thereunder are outstanding) as of the last day of the most recently ended fiscal quarter for which financial statements are required to have been delivered pursuant to Section 9.1(a) or 9.1(b) (after giving effect to any Specified Transaction to be consummated in connection therewith and assuming that all Incremental Revolving Credit Commitment Increases then outstanding were fully drawn); and

(iv) the Borrower shall deliver or cause to be delivered to the Administrative Agent any customary legal opinion, modifications of Mortgages, officer’s certificates or other documents (including, without limitation, a resolution duly adopted by the Board of Directors of each applicable Credit Party authorizing the Incremental Term Loans or Incremental Revolving Credit Commitment Increase, as applicable) reasonably requested by the Administrative Agent.

(f) No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitment Increases unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans or Incremental Revolving Credit Commitment Increases.

(g) Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Lender with a Revolving Credit Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment Increase (each, an “Incremental Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender with a Revolving Credit Commitment of such Class (including each such Incremental Revolving Credit Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of such Class of all Lenders represented by such Lender’s Revolving Credit Commitment of such Class. If, on the date of such increase, there are any Revolving Credit Loans of such Class outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) This Section 2.14 shall supersede any provisions in Section 2.7 or 13.1 to the contrary. For the avoidance of doubt, any provisions of this Section 2.14 may be amended with the consent of the Required Lenders, provided no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.

2.15 Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments.

(i) (i) The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent

(who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be similar to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (w) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Extension Agreement or the Incremental Agreement, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.15(c) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) subject to the provisions set forth in Sections 5.1 and 5.2, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and (z) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended.

(ii) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class and/or the Extended Revolving Credit Commitments of any Class (and, in each case, including any previously extended Revolving Credit Commitments), existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally to all Lenders of such Class) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided that, notwithstanding anything to the contrary in this Section 2.15, Section 5.2(e) or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 13.6 and (III) subject to the applicable limitations set forth in Section 4.2 and Section 5.2(e)(ii), permanent repayments of Extended Revolving Credit Loans (and corresponding permanent reduction in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(b) The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.15. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Credit Commitments (or any earlier Extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such

Extension Request of the amount of its Term Loans and/or Revolving Credit Commitments (and/or any earlier Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans and Revolving Credit Commitments (and any earlier Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans, Revolving Credit Commitments or earlier Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans, Revolving Credit Commitments and earlier Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.1(d) and Letters of Credit under Section 3, except that the applicable Extension Agreement may provide that the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Agreement) so long as the applicable Swingline Lender and/or the applicable Letter of Credit Issuer have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(c) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by Section 2.15(a), each Extension Agreement in respect of Extended Term Loans shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Incremental Agreement or Extension Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were exchanged to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Agreement (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby (in the case of such other Credit Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Loans/Commitments provided for therein, does not breach or result in a default under the provisions of Section 13.1 of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrower and such Lender), and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Credit Loans of any Extending Lender are outstanding under the Specified Existing Revolving Credit Commitment Class, such Existing Revolving Credit Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Credit Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments of such Class.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related revolving credit exposure) of the applicable Extension Series into which such other Term Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.15(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.15(c).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.15 shall supersede any provisions in Section 2.4 or Section 13.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a) and Section 4.1(f);

(b) the Commitment of and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender;

(c) if any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender and such Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitment Percentage; provided that (A) each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.16(c)(i) above or otherwise, the Borrower shall within two Business Days following notice by the Administrative

Agent (x) first, prepay such Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to the requirements of this Section 2.16(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to the requirements of this Section 2.16(c), then the fees payable to the Lenders pursuant to Section 4.1(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Credit Commitment Percentages and the Borrower shall not be required to pay any fees to the Defaulting Lender pursuant to Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to the requirements of this Section 2.16(c), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, all fees payable under Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d) (i) (i) the Letter of Credit Issuer will not be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with the requirements of Section 2.16(c) above or otherwise in a manner reasonably satisfactory to the Letter of Credit Issuer; and

(ii) the Swingline Lender will not be required to fund any Swingline Loans unless the Swingline Lender is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or a combination thereof in accordance with the requirements of Section 2.16(c) above;

(e) If the Borrower, the Administrative Agent, and with respect to a Defaulting Lender that is a Revolving Credit Lender, the Swingline Lender and the Letter of Credit Issuer agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable with respect to a Defaulting Lender that is a Revolving Credit Lender, purchase at par that portion of outstanding Revolving Credit Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such outstanding Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Credit Lenders (including such Lender) in accordance with their applicable percentages, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure and Swingline Exposure of such Lender reallocated pursuant to the requirements of Section 2.16(c) shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and

(f) With respect to a Defaulting Lender that is a Revolving Credit Lender, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Letter of Credit Issuer and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, other than in the case of a Term Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize, in accordance with Section 3.8, the Letter of Credit Issuer’s potential future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Letter of Credit Issuer or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower or any of its Restricted Subsidiaries pursuant to any Secured Hedging Agreement with such Defaulting Lender as certified by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to the Defaulting Lender) prior to such date of payment; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.16(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 3. Letters of Credit.

3.1 Issuance of Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the date that is 30 days prior to the Revolving Credit Maturity Date, the Letter of Credit Issuer agrees to issue (or cause its Affiliates or other financial institution with which the Letter of Credit Issuer shall have entered into an agreement regarding the issuance of letters of credit hereunder, to issue on its behalf), upon the request of and for the account of the Borrower or any Restricted Subsidiary, letters of credit (each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Obligations at such time, would exceed the Letter of Credit Sub-Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Obligations and the Revolving Credit Loans and Swingline Loans outstanding at such time, would exceed the Total Revolving Credit Commitment then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) in the case of a standby Letter of Credit one year after the date of issuance (or renewal) thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer or as provided under Section 3.2(e), and (y) the Letter of Credit Maturity Date, (iv) each Letter of Credit shall be denominated in Dollars, (v) no Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, and (vi) no Letter of Credit shall be issued after the Letter of Credit Issuer has received a written notice from the Borrower or the Administrative Agent stating that a Default or an Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or that such Default or Event of Default is no longer continuing.

(c) In connection with the establishment of any Extended Revolving Credit Commitments and subject to the availability of unused Commitments with respect to such newly established Class and the satisfaction of the Conditions set forth in Section 7, the Borrower may, with the written consent of the applicable Letter of Credit Issuer, designate any outstanding Letter of Credit to be a Letter of Credit issued pursuant to such Class of Extended Revolving Credit Commitments. Upon such designation such Letter of Credit shall no longer be deemed to be issued and outstanding under such prior Class and shall instead be deemed to be issued and outstanding under such newly established Class of Extended Revolving Credit Commitments.

3.2 Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued (or amended, renewed or extended), it shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) (i) at least three (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance, amendment, renewal or extension for any Letter of Credit for the account of the Borrower or any Subsidiary Guarantor (provided that such Subsidiary Guarantor shall have also signed the applicable Letter of Credit Request), (ii) at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance, amendment, renewal or extension for any Letter of Credit for the account of any Restricted Subsidiary that is a Domestic Subsidiary that is not a Guarantor and (iii) at least ten (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the date of issuance, amendment, renewal or extension for any Letter of Credit for the account of any Restricted Subsidiary that is a Foreign Subsidiary that is not a Credit Party. Each notice shall be executed by the Borrower and shall be in the form of Exhibit E (each, a “Letter of Credit Request”).

(b) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Letter of Credit Issuer may reasonably require.

(c) Promptly after receipt of any Letter of Credit Request, the Letter of Credit Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Request from the applicable Borrower and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least two Business Days prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Sections 6 and 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the terms hereof.

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

(e) If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Revolving Credit Lenders or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(f) Promptly after its delivery of any Letter of Credit or any amendment, renewal or extension to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment, renewal or extension. On the last Business Day of each March, June, September and December, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3(a), a “Letter of Credit Participant”), and each such Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, a “Letter of Credit Participation”), to the extent of such Letter of Credit Participant’s Revolving Credit Commitment Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Letter of Credit Participants as provided in Section 4.1(c) and the Letter of Credit Participants shall have no right to receive any portion of any fees paid to the Administrative Agent for the account of any Letter of Credit Issuers in respect of each Letter of Credit issued hereunder.

(b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the Letter of Credit Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Letter of Credit Participants, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Letter of Credit Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such Letter of Credit Participant’s share (based upon the proportionate aggregate amount originally funded or deposited by such Letter of Credit Participant to the aggregate amount funded or deposited by all Letter of Credit Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective Letter of Credit Participations.

(d) The obligations of the Letter of Credit Participants to purchase Letter of Credit Participations from the Letter of Credit Issuer and make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no Letter of Credit Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer in Dollars with respect to any drawing under any Letter of Credit, by making payment, whether with its own funds, with the proceeds of Revolving Credit Loans or any other source, to the Administrative Agent for the account of the Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement, if the Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on such next succeeding Business Day after the date of such payment or disbursement or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable (the “Required Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Required Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 11:00 a.m. (New York City time) on the Required Reimbursement Date that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Revolving Credit Commitments make Revolving Credit Loans (which shall be ABR Loans) on the Required Reimbursement Date in an amount equal to the amount of such drawing, and (ii) the Administrative Agent shall promptly notify each Letter of Credit Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each Letter of Credit Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Required Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans made in respect of such Unpaid Drawing on such Required Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for the purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. If and to the extent such Letter of Credit Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such Letter of Credit Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any Letter of Credit Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no Letter of Credit Participant shall be responsible for the failure of any other Letter of Credit Participant to make available to the Administrative Agent such other Letter of Credit Participant’s Revolving Credit Commitment Percentage of any such payment.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a Letter of Credit Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each, a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final, non-appealable judgment of a court of competent jurisdiction.

3.5 Increased Costs. If a Change in Law shall either (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any Letter of Credit Participant’s Letter of Credit Participation therein or (b) impose on the Letter of Credit Issuer or any Letter of Credit Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or Letter of Credit Participations therein or any Letter of Credit or such Letter of Credit Participant’s Letter of Credit Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Letter of Credit Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Letter of Credit Participant hereunder (other than any such increase or reduction attributable to (i) taxes indemnified under Section 5.4, (ii) taxes described in clause (A), (B) or (C) of Section 5.4(a) or (iii) taxes described in Section 5.4(f) in respect of Letters of Credit or Letter of Credit Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such Letter of Credit Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such Letter of Credit Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Letter of Credit Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a Letter of Credit Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law that would have existed in the event that a Change in Law had not occurred. A certificate submitted to the Borrower by the Letter of Credit Issuer or a Letter of Credit Participant, as the case may be (a copy of which certificate shall be sent by the Letter of

Credit Issuer or such Letter of Credit Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Letter of Credit Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6 New or Successor Letter of Credit Issuer.

(a) Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Revolving Credit Lenders and the Borrower. Subject to the terms of the following sentence, the Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer and the Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent and with the agreement of such new Letter of Credit Issuer. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit or amend or renew Existing Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped, and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as

Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7 Role of Letter of Credit Issuer. Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates or any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates or any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(d); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8 Cash Collateral.

(a) If, as of the Letter of Credit Maturity Date, there are any Letter of Credit Obligations, the Borrower shall promptly (and in any event not later than the following Business Day) Cash Collateralize the Letter of Credit Obligations that for any reason remain outstanding. Section 2.16 and Section 5.2 set forth certain additional circumstances under which Cash Collateral may be, or is required to be, delivered hereunder.

(b) If any Event of Default shall occur and be continuing, the Required Revolving Credit Lenders may require that the Letter of Credit Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.1(e), the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Required Lenders shall be required.

(c) For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuers collateral for the Letter of Credit Obligations cash or deposit account balances (“Cash Collateral”) in an amount equal to 105% of the amount of the Letter of Credit Obligations required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such terms have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuers and the Letter of Credit Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.

3.9 Existing Letters of Credit. Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Closing Date, listed on Schedule 1.1(b) shall, effective as of the Closing Date and without any further action by the Borrower, be continued as a Letter of Credit hereunder, from and after the Closing Date be deemed a Letter of Credit for all purposes hereof and be subject to and governed by the terms and conditions hereof.

3.10 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.11 Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

3.12 Other.

(a) The Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any requirement of law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more generally applicable policies of the Letter of Credit Issuer;

(iii) except as otherwise agreed by the Administrative Agent and the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000 or the Dollar Equivalent thereof, in the case of a commercial Letter of Credit, or $10,000 or the Dollar Equivalent thereof, in the case of a standby Letter of Credit;

(iv) such Letter of Credit is denominated in a currency other than Dollars; or

(v) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder.

(b) The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(c) The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

3.13 Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to the Borrower for, and the Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any Applicable Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Law or any order of a jurisdiction where the Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 4. Fees; Commitment Reductions and Terminations.

4.1 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Revolving Credit Lenders) a commitment fee (the “Commitment Fee”) in Dollars that shall accrue daily from and including the Closing Date to but excluding the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day to be calculated based on the actual amount of the Available Revolving Credit Commitment (assuming for this purpose that there is no reference to “Swingline Loans” in clause (b)(i) of the definition of Available Revolving Credit Commitment) in effect on such day.

(b) Without duplication, the Borrower agrees to pay to each Letter of Credit Issuer for its own account a fronting fee in Dollars (the “Fronting Fee”) with respect to each Letter of Credit issued by it on the Borrower’s behalf, computed at the rate for each day for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit equal to 0.125% per annum times the average daily Stated Amount of such Letter of Credit (or such other rate as shall be mutually agreed by the Borrower and the applicable Letter of Credit Issuer). The Fronting Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the Revolving Credit Termination Date.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender, pro rata according to the Letter of Credit Exposure of such Lender, a fee in Dollars in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the per annum rate for each day equal to (x) the Applicable Margin for Eurodollar Loans then in effect for Revolving Credit Loans times (y) the average daily Stated Amount of such Letter of Credit. The Letter of Credit Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Credit Termination Date. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(d) The Borrower agrees to pay directly to each Letter of Credit Issuer for its own account the customary and reasonable issuance, presentation, amendment and other processing fees, and other standard and reasonable costs and charges, of such Letter of Credit Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 10 Business Days after demand and are nonrefundable.

(e) The Borrower agrees to pay to the Administrative Agent the administrative agency fees in the amounts and on the dates as set forth in the Fee Letter.

4.2 Voluntary Reduction of Commitments.

(a) Upon the prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments of any Class, as determined by the Borrower, in whole or in part; provided that (a) any such notice shall be received by the Administrative Agent not later than 1:00 p.m., at least three Business Days prior to the proposed date of termination or reduction, (b) any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders of such Class, except that, notwithstanding the foregoing, (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Credit Commitments without any termination or reduction of the Commitments with respect to any Existing Revolving Credit Commitments of the same Specified Existing Revolving Credit Commitment Class) and (2) in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.15, the Existing Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Revolving Credit Commitments so extended on such date (or, if agreed by the Borrower and the Lenders providing such Extended Revolving Credit Commitments, by any greater amount so long as the Borrower prepays the Existing Revolving Credit Loans of such Class owed to such Lenders providing such Extended Revolving Credit Commitments to the extent necessary to ensure that after giving effect to such repayment or reduction, the Existing Revolving Credit Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their Existing Revolving Credit Commitments of such Class after giving effect to such reduction) (provided that (x) after giving effect to any such reduction and to the repayment of any Loans made on such date, the aggregate amount of the revolving credit exposure of any such Lender does not exceed the Existing Revolving Credit Commitment thereof (such revolving credit exposure and Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Credit Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion or exchange pursuant to Section 2.15 of Existing Revolving Credit Commitments and Existing Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans respectively, and prior to any reduction being made to the Commitment of any other Lender), (c) any partial reduction pursuant to this Section 4.2 shall be in an aggregate amount of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (d) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ revolving credit exposures for such Class shall not exceed the Total Revolving Credit Commitment for such Class and (e) if, after giving effect to any reduction hereunder, the Letter of Credit Commitment or the Swingline Commitment exceeds the sum of the Total Revolving Credit Commitment, such Commitment shall be automatically reduced by the amount of such excess.

(b) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Revolving Credit Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Sub-Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letter of Credit Obligations shall not exceed the Letter of Credit Sub-Commitment.

(c) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer, the Swingline Lender or any Lender may have against such Defaulting Lender.

4.3 Mandatory Termination of Commitments.

(a) The Total Initial Term Loan Commitment shall terminate upon the occurrence of the Closing Date.

(b) The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(c) The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.

(d) The Incremental Term Loan Commitment for any Class shall, unless otherwise provided in the documentation governing such Incremental Term Loan Commitment, terminate at 5:00 p.m. (New York City time) on the Incremental Facility Closing Date for such Class.

(e) The Extended Loan/Commitment for any Extension Series shall terminate at 5:00 p.m. (New York City time) on the maturity date for such Class specified in the Extension Agreement.

SECTION 5. Payments.

5.1 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans and Swingline Loans, without, except as set forth in Section 5.1(b), premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Term Loans, Extended Revolving Credit Loans or Revolving Credit Loans, 1:00 p.m. (New York City time) (x) one Business Day prior to (in the case of ABR Loans) or (y) three Business Days prior to (in the case of Eurodollar Loans), or (ii) in the case of Swingline Loans, 1:00 p.m. (New York City time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $500,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $100,000; provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans; and (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. Each prepayment in respect of any Class of Term Loans pursuant to this Section 5.1 shall be applied to reduce the Repayment Amounts in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower; provided that the Borrower (i) may prepay Term Loans of an Existing Term Loan Class pursuant to this Section 5.1 without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loans Class and (ii) may not prepay Extended Term Loans pursuant to this Section 5.1 unless the Term Loans of the Existing Term Loan Class from which such Extended Term Loans were converted are also prepaid ratably (or more than ratably) with such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce Repayment Amounts or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the Repayment Amounts in direct order of maturity and/or a pro-rata basis among Term Loan Classes. All prepayments under this Section 5.1 shall also be subject to the provisions of Sections 5.2(d) and 5.2(e). At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

(b) Notwithstanding anything to the contrary contained in this Agreement, at the time of the effectiveness of any Repricing Transaction that is consummated prior to the date that is six months after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Initial Term Loans, a fee in an amount equal to

1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted or exchanged) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction. For the avoidance of doubt, on and after the date that is six months following the Closing Date, no fee shall be payable pursuant to this Section  5.1(b).

5.2 Mandatory Prepayments.

(a) Term Loan Prepayments.

(i) On each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the receipt of Net Cash Proceeds from a Debt Incurrence Prepayment Event and within five Business Days after the receipt of Net Cash Proceeds in connection with the occurrence of any other Prepayment Event, offer to prepay (or, in the case of a Debt Incurrence Prepayment Event arising from the Incurrence of Credit Agreement Refinancing Indebtedness related to Term Loans outstanding at the time of such Incurrence (any of the foregoing, a “Specified Debt Incurrence Prepayment Event”), prepay), in accordance with Sections 5.2(c) and 5.2(d) below, a principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided, that, in the case of Net Cash Proceeds from an Asset Sale Prepayment Event, a Recovery Prepayment Event or a Permitted Sale Leaseback, the Borrower may use a portion of such Net Cash Proceeds to prepay, redeem, defease or repurchase any Permitted Equal Priority Refinancing Debt or any Permitted Additional Debt secured by a Lien on the Collateral not ranking junior to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies), in each case to the extent the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase or defease such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Equal Priority Refinancing Debt and Permitted Additional Debt secured by a Lien on the Collateral ranking not junior to the Liens on such Collateral securing the Obligations (but without regard to control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase or defease exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Equal Priority Refinancing Debt and Permitted Additional Debt and the outstanding principal amount of Term Loans.

(ii) Not later than the date that is ten Business Days following the date Section 9.1 Financials are required to be delivered under Section 9.1(a) (commencing with the Section 9.1 Financials to be delivered with respect to the fiscal year ending December 31, 2015), the Borrower shall offer to prepay, in accordance with Sections 5.2(c) and 5.2(d) below, an aggregate principal amount of Term Loans equal to (x) 50% of Excess Cash Flow for such fiscal year minus (y) at the Borrower’s option the aggregate principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1, the aggregate principal amount of Revolving Credit

Loans and Extended Revolving Credit Loans and other revolving loans that are effective in reliance on Section 10.1(a) voluntarily prepaid pursuant to Section 5.1 to the extent accompanied by a permanent reduction of such Revolving Credit Commitments, Incremental Revolving Credit Commitment Increases, Extended Revolving Credit Commitments or other revolving commitments, as applicable, in an equal amount pursuant to Section 4.2 (or equivalent provision governing such revolving credit facility) and the aggregate amount of cash consideration paid by any Purchasing Borrower Party to effect any assignment to it of Term Loans pursuant to Section 13.6(g), but only to the extent that such Term Loans (A) have been acquired pursuant to an offer made to all Lenders of the applicable Class on a pro rata basis and (B) have been cancelled, but excluding the aggregate principal amount of any such voluntary prepayments and any such assignments made with the proceeds of Incurrences of long-term Indebtedness or issuances of Capital Stock), in each case during such fiscal year or after year-end and prior to the time such prepayment pursuant to this Section 5.2(a)(ii) is due; provided that, so long as no Default or Event of Default then exists, (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the Borrower’s Consolidated Secured Debt to Consolidated EBITDA Ratio for the fiscal year ended prior to such prepayment date is less than or equal to 2.25 to 1.00 but greater than 1.50 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated Secured Debt to Consolidated EBITDA Ratio for the fiscal year ended prior to such prepayment date is less than or equal to 1.50 to 1.00. Any prepayment amounts credited pursuant to subclause (y) above against such amount in subclause (x) above shall be without duplication of any such credit in any prior or subsequent fiscal year.

(b) Repayment of Revolving Credit Loans. If, on any date, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures (collectively, the “Aggregate Revolving Credit Outstanding”) for any reason exceeds 100% of the Total Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstanding exceeds the Total Revolving Credit Commitment then in effect, the Borrower shall Cash Collateralize the Letter of Credit Obligations to the extent of such excess. If, on any date, the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Credit Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date Revolving Credit Loans of such Class in an amount equal to such excess. If ,after giving effect to the prepayment of all outstanding Revolving Credit Loans of such Class, the Revolving Credit Exposures of such Class exceeds the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.

(c) Application of Repayment Amounts.

(i) Subject to clause (ii) of this Section 5.2(c) and the proviso to Section 5.2(a)(i), (A) each prepayment of Term Loans required by Sections 5.2(a)(i) and (ii) (other than in connection with a Debt Incurrence Prepayment Event) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining Repayment Amounts due in respect of each such Class of Term Loans (excluding any Class of Term Loans that has agreed to receive less than a pro rata share of any such prepayment), shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(ii) and (B) each prepayment of Term Loans required by Section 5.2(a)(i) in connection with a Debt Incurrence Prepayment Event shall be allocated to any Class of Term Loans outstanding as directed by the Borrower (subject to the requirement that the proceeds of any Specified Debt Incurrence Prepayment Event shall in all cases be applied to prepay or repay the applicable Refinanced Indebtedness), shall be applied pro rata to Lenders within each such Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(ii); provided that, with respect to the allocation of such prepayments under clause (A) above only between an Existing Term Loan Class and Extended Term Loans of the same Extension Series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any Extension Series any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

(ii) With respect to each such prepayment required by Section 5.2(a)(i) and Section 5.2(a)(ii), (A) the Borrower will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender of Term Loans and the Administrative Agent will promptly provide such notice to each Lender of Term Loans, (B) other than if such prepayment arises due to a Specified Debt Incurrence Prepayment Event, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower within five Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (D) below) (such refused amounts, the “First Refused Proceeds”), (C) subject to the Lenders’ right to decline such offer as set forth in clause (B), the First Refused Proceeds shall then be offered to prepay to the Term Loans of the remaining non-refusing Lenders on a pro rata basis, (D) the Borrower will make all such prepayments not so refused upon the fifteenth Business Day after the Lender received first notice of repayment from the Administrative Agent and (E) thereafter, to the extent any First Refused Proceeds are not applied pursuant to the foregoing clauses (C) and (D) such amounts may be retained by the Borrower (the “Retained Refused Proceeds”) (it being understood that if no Term Loans are outstanding at the time the notice referenced in clause (A) above is required to be delivered, such prepayment shall be deemed Retained Refused Proceeds without any further action by the Borrower for purposes of this Section 5.2(c)(ii)).

(d) Application to Term Loans.

(i) With respect to each prepayment of Term Loans elected by the Borrower pursuant to Section 5.1 or pursuant to a Debt Incurrence Prepayment Event, such prepayments shall be applied to reduce Repayment Amounts in such order as the Borrower may specify (or, if not specified, in direct order of maturity) and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Eurodollar Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in a manner that minimizes the amount of payments required to be made by the Borrower pursuant to Section 2.11.

(ii) With respect to each prepayment of Term Loans by the Borrower required pursuant to Section 5.2(a) (other than a Debt Incurrence Prepayment Event), such prepayments shall be applied to reduce Repayment Amounts in direct order of maturity and on a pro rata basis to the then outstanding Term Loans (other than any Class of Term Loans that has agreed to receive less than a pro rata share of any such mandatory prepayment) being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans; provided that, if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 5.2(c)(ii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

(e) Application to Revolving Credit Loans; Mandatory Commitment Reduction.

(i) With respect to each prepayment of Revolving Credit Loans and Extended Revolving Credit Loans elected by the Borrower pursuant to Section 5.1 or required by Section 5.2(b), the Borrower may designate (i) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans or Extended Revolving Credit Loans to be prepaid; provided that (x) Eurodollar Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 4.2 shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender); and (z) notwithstanding the provisions of the preceding clause (y), at the option of the Borrower, no prepayment made pursuant to Section 5.1 or Section 5.2(b) of Revolving Credit Loans or Extended Revolving Credit Loans shall be applied to the Loans of any Defaulting Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

(ii) With respect to each mandatory reduction and termination of Revolving Credit Commitments (and any earlier Extended Revolving Credit Commitments) required by clause (i)(y) or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Credit Commitments and/or Extended Revolving Credit Commitments, the Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class and (y) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’ in respect of the Class reduced and terminated. In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit and Swingline Loans may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by Section 2.14(f)(ii) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(f) Eurodollar Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g) Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) (except to the extent such prepayment arises due to a Debt Incurrence Prepayment Event) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be offered at or prior to such time pursuant to such Section and not yet offered at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $5,000,000 for any single Prepayment Event or series of related Prepayment Events and (ii) $10,000,000 in the aggregate for all such Prepayment Events in any fiscal year, at which time the entirety of such amount will be applied as provided in Section 5.2(a)(i), with the date of receipt of such Net Cash Proceeds being deemed for such purpose to be the date such thresholds set forth in clauses (i) and (ii) of this clause (g) are met.

(h) Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”), the Net Cash Proceeds of any Recovery Event from a Restricted Foreign Subsidiary (a “Foreign Recovery Event”) or Excess Cash Flow, are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans (and, if applicable, such other Indebtedness as is contemplated by this Section 5.2) pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale, any Foreign Recovery Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (ii), (X) the Borrower shall use commercially reasonable efforts to eliminate such material adverse tax consequences and (Y) on or before the date on which any Net Cash Proceeds from any Foreign Asset Sale or Foreign Recovery Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) (or, in the case of Excess Cash Flow, a date on or before the date that is three months after the date such Excess Cash Flow would have been so required to be applied to prepayments pursuant to Section 5.2(a)(ii) unless previously repatriated in which case such repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 5.2(a)), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3 Method and Place of Payment.

(a) All payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind. Except as otherwise specifically provided in this Agreement, all payments by the Borrower under this Agreement shall be made in Dollars to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender (except to the extent payments are to be made directly to the Letter of Credit Issuer or the Swingline Lender), as the case may be, not later than 2:00 p.m. (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) on such day and, if not, on the next Business Day in the

Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto or to the Letter of Credit Issuer or the Swingline Lender, as applicable.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion (and the Administrative Agent may extend such deadline in its discretion whether or not such payments are in process). Except as otherwise provided in this Agreement, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Except as required by law, all payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax and penalties) (collectively, “Taxes”) excluding in the case of each Lender and each Agent and except as otherwise provided in Section 5.4(f), (A) net income Taxes and franchise taxes (imposed in lieu of net income Taxes) imposed on such Agent or such Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or engaged in any other transactions pursuant to, this Agreement or any other Credit Document), (B) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (A) and (C) any U.S. federal withholding Tax pursuant to FATCA (collectively, “Excluded Taxes”). If any such Taxes that are not Excluded Taxes are imposed on or with respect to any payment by or on account of any obligation of any Credit Party under this Agreement or any other Credit Documents (“Non-Excluded Taxes”) are required to be withheld by a Withholding Agent from any amounts payable under this Agreement or any other Credit Document, the applicable Credit Party shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes including those applicable to any amounts payable under this Section 5.4) interest or any such other amounts payable hereunder at the rates or in the amounts specified in such Credit Document. Whenever any Non-Excluded Taxes are payable by any Credit Party, as promptly as possible thereafter, the applicable Credit Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt, if available (or other evidence acceptable to such Lender, acting reasonably) received by the applicable Credit Party showing payment thereof. The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) In addition, each Credit Party shall pay any present or future stamp, documentary, filing, mortgage, recording, excise, property or intangible taxes, charges or similar levies that arise from any payment made by such Credit Party hereunder or under any other Credit Documents or from the execution, enforcement, delivery or registration or recordation of, performance under, perfection of a security interest under, or otherwise with respect to, this Agreement or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c)

(d) (i) Subject to Section 5.4(f), the Credit Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Non-Excluded Taxes and Other Taxes, and for the full amount of Non-Excluded Taxes and Other Taxes imposed or asserted (whether or not correctly or legally asserted) by any jurisdiction on any additional amounts or indemnities payable under this Section 5.4, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 10 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of Credit Parties to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(d)(ii) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(d) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by any Applicable Law or reasonably requested by the Borrower or the Administrative Agent (i) as will permit such payments to be made without, or at a reduced rate of, withholding or (ii) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.

Notwithstanding anything foregoing to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4(d)(i), 5.4(e) and 5.4(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing to the extent permitted by law, each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall:

(i) deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two originals of either (w) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) substantially in the form of Exhibit L (a “United States Tax Compliance Certificate”)), (x) Internal Revenue Service Form W-8BEN or W-8BEN-E, in either case, claiming an exemption from U.S. federal withholding Tax under an applicable income tax treaty, or Form W-8ECI, (y) to the extent a Non-U.S. Lender is not the Beneficial Owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each Beneficial Owner, as applicable (provided that, if one or more Beneficial Owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such Beneficial Owner), or (z) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income Tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Credit Documents, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding Tax on payments by the Borrower under this Agreement; and

(ii) deliver to the Borrower and the Administrative Agent two further originals of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it.

Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(e) If a payment made to a Lender under this Agreement or any other Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.4(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) No Credit Party shall be required to indemnify any Lender or Agent pursuant to Section 5.4(c), or to pay any additional amounts to any Lender or Agent pursuant to Section 5.4(a) in respect of (i) U.S. federal withholding Taxes imposed under any law in effect on the date such Lender acquired its interest in the applicable Loan, Commitment or Letter of Credit or changed its lending office; provided, however, that this Section 5.4(f) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or change in lending office would have been entitled to receive immediately prior to such assignment or change in lending office, or (y) such assignment had been requested by a Credit Party or (ii) Taxes attributable to such Lender’s failure to comply with the provisions of Section 5.4(d) or 5.4(g).

(g) Each Lender that is organized in the United States of America or any state thereof or the District of Columbia shall (A) on or prior to the date such Lender becomes a Lender hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 5.4(g) and (D) from time to time if reasonably requested by the Borrower or the Administrative Agent (or, in the case of a participant, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant, the relevant Lender) with two duly completed and signed originals of United States Internal Revenue Service Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(h) If any Lender or the Administrative Agent determines in its sole discretion, exercised in good faith, that it has received a refund of a Non-Excluded Tax or Other Taxes for which a payment has been made by a Credit Party pursuant to this Agreement, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Credit Party, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Credit Party for such amount (together with any interest received thereon from any Governmental Authority) as such Lender or the Administrative Agent, as the case may be, reasonably determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required; provided that the Credit Party, upon the request of such Lender, agrees to repay the amount paid over to the Credit Party (with interest and penalties) in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this paragraph (h) or any other provision of this Section 5.4; provided, further, that nothing in this Section 5.4 shall obligate any Lender (or Transferee) or the Administrative Agent to apply for any refund.

(i) For purpose of this Section  5.4, the term “Lender” shall include any Swingline Lender and Letter of Credit Issuer.

5.5 Computations of Interest and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days and, in the case of ABR Loans determined by reference to the Prime Rate, 365/366 days, in each case for the actual number of days (including the first day but excluding the last) occurring in the period for which such interest and fees are payable.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any Applicable Law.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it otherwise would be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Law.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law (in the case of the Borrower), such adjustment to be effected, to the extent necessary, as follows:

(i) firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower.

SECTION 6. Conditions Precedent to Initial Credit Event. The occurrence of the initial Credit Event is subject to the satisfaction of the following conditions precedent:

6.1 Credit Documents. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Credit Party:

(a) this Agreement, executed and delivered by (i) an Authorized Officer of the Borrower, (ii) each Agent, (iii) each Lender, (iv) the Swingline Lender and (v) the Letter of Credit Issuer;

(b) the Guarantee, executed and delivered by an Authorized Officer of each Person that is a Guarantor as of the Closing Date;

(c) the Security Agreement, executed and delivered by an Authorized Officer of the Borrower, and each other grantor party thereto as of the Closing Date;

(d) the Pledge Agreement (Non-TN Credit Parties) and the Pledge Agreement (TN Credit Parties), each executed and delivered by an Authorized Officer of each pledgor party thereto;

(e) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date (provided, that if such Notes cannot be delivered on or prior to the Closing Date notwithstanding the Borrower’s use of commercially reasonable efforts to deliver the same, delivery thereof shall not be a condition to closing but such Notes shall be delivered promptly thereafter);

(f) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Credit Party.

6.2 Collateral.

(a) All Capital Stock of each Restricted Subsidiary of the Borrower directly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the applicable Pledge Agreement (except that such Credit Parties shall not be required to pledge any Excluded Capital Stock) and the Collateral Agent shall have received all certificates, if any, representing such securities pledged under the applicable Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(i) Except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $5,000,000 (individually) that is owing to the Borrower or any Subsidiary Guarantor shall be evidenced by a promissory note and shall have been pledged pursuant to the applicable Pledge Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank.

(ii) All Indebtedness of the Borrower and each Restricted Subsidiary of the Borrower on the Closing Date that is owing to any Credit Party shall be evidenced by the Intercompany Note or a promissory note in form and substance satisfactory to the Collateral

Agent, which Intercompany Note or promissory note, as applicable, shall be executed and delivered by the Borrower and each Restricted Subsidiary of the Borrower on the Closing Date and shall have been pledged pursuant to the applicable Pledge Agreement, and the Collateral Agent shall have received such Intercompany Note or promissory note, as applicable, together with undated instruments of transfer with respect thereto endorsed in blank;

(b) All documents and instruments, including UCC or other applicable personal property security financing statements and Intellectual Property Security Agreements (as defined in the Security Agreement), required by Applicable Law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents on the Collateral owned by the Borrower and the Guarantors and perfect such Liens in the United States to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Agent in appropriate form for filing, registration or recording under the UCC, with the United States Patent and Trademark Office or United States Copyright Office.

(c) The Administrative Agent shall have received a completed Perfection Certificate, dated as of the Closing Date and signed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby.

6.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) Bass, Berry & Sims PLC, special Tennessee and Delaware counsel to the Borrower and its Subsidiaries, (ii) Akerman LLP, special Florida counsel to the Borrower and its Subsidiaries, and (iii) Hodgson Russ LLP, special New York counsel to the Borrower and its Subsidiaries, in each case in form and substance reasonably satisfactory to the Administrative Agent.

6.4 Insurance Certificates. The Administrative Agent shall have received reasonably satisfactory evidence that all general liability, casualty and/or property insurance policies required to be maintained by the Borrower and the Restricted Subsidiaries pursuant to Section 9.3(a) shall have been endorsed or otherwise amended to include a “standard” or “New York” lender’s additional loss payable or additional mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured on any liability policy and the Collateral Agent, on behalf of the Secured Parties, as additional loss payee and/or additional mortgagee on any casualty or property policy, and certificates of insurance from the Credit Parties’ insurance brokers as to such coverage.

6.5 Closing Certificates. The Administrative Agent shall have received a certificate of each Person that is a Credit Party as of the Closing Date, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions, executed by two Authorized Officers (only one of which may be the Secretary or Assistant Secretary) of such Credit Party, and attaching the documents referred to in Sections 6.6 and 6.7.

6.6 Corporate Proceedings. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other governing body, as applicable, of each Person that is a Credit Party as of the Closing Date (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.7 Corporate Documents. The Administrative Agent shall have received true and complete copies of the Organizational Documents of each Person that is a Credit Party as of the Closing Date.

6.8 Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form of Exhibit K.

6.9 Lien Searches. The Administrative Agent shall have received UCC lien searches with respect to each Person that is a Credit Party as of the Closing Date from such Person’s jurisdiction of formation and the result of such searches shall be reasonably satisfactory to the Administrative Agent.

6.10 Debt Refinancing. Immediately following the initial Borrowing on the Closing Date, the Debt Refinancing shall be consummated. Immediately following the consummation of the Transactions, neither the Borrower nor any of its Subsidiaries shall have any Indebtedness for borrowed money or preferred equity other than (a) the Initial Term Loan Facility, (b) the Revolving Credit Facility, (c) the Existing Notes, (d) the Senior Notes, (e) the Indebtedness of the Sheridan Acquired Business permitted to be incurred or outstanding by the Sheridan Acquisition Agreement and (f) other Indebtedness and preferred equity permitted pursuant to Section 10.1(h) (including working capital facilities, Capitalized Leases and Indebtedness incurred in the ordinary course of business).

6.11 Patriot Act. The Administrative Agent and the Joint Lead Arrangers shall have received all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent or the Joint Lead Arrangers in writing at least 10 days prior to the Closing Date and that the Administrative Agent and the Joint Lead Arrangers reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

6.12 Fees and Expenses. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to this Agreement or the Fee Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowings under the Credit Facilities, have been, or will be substantially simultaneously, paid.

6.13 Senior Notes Financing. The Borrower shall have received, prior to or substantially simultaneously with the initial borrowing hereunder, no more than $1,100,000,000 in aggregate gross cash proceeds from the issuance of the Senior Notes.

6.14 Sheridan Acquisition. Substantially concurrently with the initial Credit Event on the Closing Date, the Sheridan Acquisition shall have been consummated substantially in accordance with the Sheridan Acquisition Agreement, without giving effect to any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub, if such alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub is adverse to the interests of the Lenders (in their capacities as such) in any material respect, without the prior written consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub under the Sheridan Acquisition Agreement that results in a reduction in the amount described in Section 3.1 of the Sheridan Acquisition Agreement (the “Purchase Price”) shall not be deemed to be materially adverse to the interests of the Lenders; provided that, any such reduction in Purchase Price shall be applied to reduce the Initial Term Loan Facility and (b) any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub under the Sheridan Acquisition Agreement that results in an increase in the Purchase Price shall be deemed not to be materially adverse to the interests of the Lenders; provided that any such increase shall be funded solely by the issuance by the Borrower of common equity.

6.15 Representations and Warranties. The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any such representation which expressly relates to a given date or time period, such representation shall be true and correct in all material respects as of the respective date or the respective period, as the case may be (it being understood that with respect to any such representations already qualified by materiality or material adverse effect, such representations shall be true and correct in all respects as of the applicable date)).

6.16 No Sheridan Material Adverse Effect. Since December 31, 2013, there shall not have been any event, change, occurrence or effect that has had, individually or in the aggregate, a Sheridan Material Adverse Effect.

6.17 Financial Statements. The Administrative Agent and the Joint Lead Arrangers shall have received the Historical Financial Statements (it being acknowledged that the Administrative Agent and the Joint Lead Arrangers have received (a) audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for, the three most recently completed fiscal years ended December 31, 2013 and (b) unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal quarters ended March 31, 2014), and that the financial statements described in clauses (a) and (b) have been prepared in all material respects in accordance with GAAP) and the Projections.

Without limiting the generality of the provisions of the last paragraph of Section 12.3, for purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything to the contrary in this Section 6, it is understood and agreed that, to the extent any Collateral (other than Collateral that may be perfected by (A) the filing of a UCC financing statement, (B) taking delivery and possession of stock certificates (other than with respect to any Immaterial Subsidiary or any subsidiary not organized or incorporated in the United States or any state thereof and with respect to the Sheridan Acquired Business, to the extent such stock certificates of the Sheridan Acquired Business are not received from Sheridan on or prior to the Closing Date) or (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) cannot be delivered or a security interest therein cannot be provided or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so and without undue burden and expense, the delivery of such Collateral or provision and/or perfection of the security interest in such Collateral and the completion of the items described in Section 6.4 shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but, instead, may be accomplished pursuant to Section 9.14(f).

SECTION 7. Conditions Precedent to All Credit Events.

7.1 No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date (excluding any Loans made on the Closing Date, Mandatory Borrowings and Revolving Credit Loans made pursuant to Section 2.1(d)(ii) or 3.4(a), which shall each be made without regard to the satisfaction of the condition set forth in this Section 7 and excluding Borrowings made pursuant to Section 2.14 (except to the extent set forth in Section 2.14) and the obligation of the Letter of Credit Issuer to issue, amend, extend or renew Letters of Credit on any date is subject to the satisfaction of the conditions precedent that at the time of each such Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Credit Event and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of such earlier date). The acceptance of the benefits of each such Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that the conditions contained in this Section 7.1 have been met as of such date.

7.2 Notice of Borrowing; Letter of Credit Request.

(a) Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 2.1(d)(ii) or 3.4(a)), each Extended Revolving Credit Loan and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement, make the Loans and issue, renew, amend, extend or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders and the Letter of Credit Issuer, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance, renewal, amendment or extension of the Letters of Credit:

8.1 Corporate Status. The Borrower and each Restricted Subsidiary that is not an Inactive Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority; Enforceability; Compliance with Laws. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). The Borrower and each of the Restricted Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have all such licenses, authorizations, consents and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.3 No Violation. The execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions hereof and thereof will not (i) contravene any material applicable provision of any Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any indenture (including, without limitation, the Senior Notes Indenture and the Existing Notes Indenture), loan agreement, lease agreement, mortgage or deed of trust or any other Contractual Obligation to which the Borrower or any of their Restricted Subsidiaries is a party or by which they or any of their property or assets is bound, except to the extent that any such conflict, breach, contravention, default, creation or imposition could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iii) violate any provision of the Organizational Documents of the Borrower or any of their Restricted Subsidiaries or (iv) result in a limitation on any licenses, permits or other approvals applicable to the business operations or properties of any Credit Party or affect the ability of any Credit Party to participate in any Medical Reimbursement Programs, in either such case of this clause (iv), except to the extent that any such limitation or effect could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.4 Litigation. There are no actions, suits, investigations or proceedings (including Environmental Claims) pending or threatened in writing, in either case with respect to the Borrower or any of the Restricted Subsidiaries that (a) involve any of the Credit Documents or (b) could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except, in the case of either clause (a) or (b), (i) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions as have been obtained or made and are in full force and effect; (ii) filings and recordings in respect of Liens created pursuant to the Security Documents; and (iii) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions to the extent that failure to so receive could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.7 Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) None of the written information or written data (taken as a whole) heretofore or contemporaneously furnished by the Borrower, any of their respective Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender on or before the Closing Date (including all such information contained in the Confidential Information Memorandum (and all information incorporated by reference therein) and in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections (including the Projections, financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or general industry nature. There are no facts known (or that upon the reasonable exercise of diligence should be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and no material liabilities of the Borrower or any of its Subsidiaries, in each case, that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the Transactions.

(b) The projections contained in the information and data referred to in Section 8.8(a) (including, for the avoidance of doubt, the Projections) were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and at the time furnished; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(c) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including (i) the exact legal name of each Credit Party and (ii) the jurisdiction of organization of each Credit Party) is correct and complete in all material respects as of the Closing Date.

8.9 Financial Statements. The Historical Financial Statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated, combined or condensed Subsidiaries at the respective dates of such information and for the respective periods covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto and subject, in the case of the unaudited financial information, to changes resulting from audit, normal year-end audit adjustments and to the absence of footnotes.

8.10 Tax Returns and Payments, Etc. (a) The Borrower and each of its Subsidiaries have filed all tax returns required to be filed by them and have paid all taxes and assessments payable by them that have become due, other than those not yet delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP and (b) each of the Borrower and its Subsidiaries have paid, or have provided adequate reserves in accordance with GAAP for the payment of, all income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date, except in the case of either of clauses (a) or (b), to the extent that the failure to be in compliance therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.11 Compliance with ERISA.

(a) Except as would not result in material liability, (i) each Plan is in compliance with ERISA, the Code and any Applicable Law, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed with respect thereto or is subject to an IRS opinion upon which the Borrower is entitled to rely and (iii) to the knowledge of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate, nothing has occurred which would prevent, or cause the loss of, such qualification. There are no pending or, to the best knowledge of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Current Liability; and (iii) none of the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, except, with respect to each of the foregoing clauses of this Section  8.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

8.12 Subsidiaries. On the Closing Date, the Borrower does not have any Subsidiaries other than the Subsidiaries listed on Schedule 8.12. Schedule 8.12 sets forth, as of the Closing Date, the name and the jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Credit Party and the designation of such Subsidiary as a Guarantor, a Restricted Subsidiary, an Unrestricted Subsidiary, an Immaterial Subsidiary, an Inactive Subsidiary, a Controlled Physician Affiliate or an Operating Entity. The Borrower does not own or hold, directly or indirectly, any Capital Stock of any Person other than such Subsidiaries and Investments permitted by Section 10.5.

8.13 Intellectual Property. Each of the Borrower and each of the Restricted Subsidiaries owns, has good and marketable title to, or has a valid license or otherwise has the right to use, all Intellectual Property, that is necessary for, or otherwise used or held for use in, the operation of their respective businesses as currently conducted, free and clear of all Liens (other than Liens permitted by Section 10.2), except where the failure to own, have any such title, license or rights could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, (i) the operation of the businesses conducted by each of the Borrower and the Restricted Subsidiaries, and the Intellectual Property now employed by any of the Credit Parties does not infringe upon, misappropriate, dilute, or otherwise violate any Intellectual Property rights owned by any other Person, and (ii) no claim or litigation regarding the foregoing is pending or, to the Borrower’s knowledge, threatened, in either case against the Borrower or any of the Restricted Subsidiaries.

8.14 Environmental Laws. Except as disclosed in Schedule 8.14:

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of the Restricted Subsidiaries and all owned, operated or leased Real Property are and have been in compliance with all Environmental Laws (including having obtained and complied with all permits required under Environmental Laws for their current operations); (ii) to the knowledge of the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations of the Borrower or any of the Restricted Subsidiaries or any currently or formerly owned, operated or leased Real Property that would reasonably be expected to result in the Borrower or any of the Restricted Subsidiaries becoming subject to any Environmental Claim or incurring liability under any Environmental Law; and (iii) none of the Borrower or any of the Restricted Subsidiaries has become subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or any other liability under any Environmental Law.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned, operated or leased Real Property or at any other property owned by any third party, (ii) there has been no Release or threatened Release of Hazardous Materials at, on or under any currently, or to the knowledge of the Borrower any formerly, owned, operated or leased property; and (iii) the Borrower and Restricted Subsidiaries have not disposed of any Hazardous Materials at any off-site location that is listed or proposed for listing on the National Priorities List promulgated to pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act.

8.15 Properties, Assets and Rights.

(a) As of the Closing Date and as of the date of each Credit Event thereafter, each of the Borrower and each of the Restricted Subsidiaries has good and marketable title to, valid leasehold interest in, or easements, licenses or other limited property interests in, all properties (other than Intellectual Property) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have such good title or interest in such property could not reasonably be expected to have a Material Adverse Effect. None of such properties and assets is subject to any Lien, except for Liens permitted under Section 10.2 and minor defects in title that do not materially interfere with any Credit Party’s and their Subsidiaries’ ability to conduct its business or to utilize such property for its intended purposes.

(b) Set forth on Schedule 8.15 hereto is a complete and accurate list of all Real Property owned in fee by the Credit Parties on the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.

(c) All permits required to have been issued or appropriate to enable all Real Property of the Credit Parties to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those permits the failure of which to be issued or to so enable lawful occupation and use could not reasonably be expected to have a Material Adverse Effect.

8.16 Solvency. The Credit Parties and their Subsidiaries on a consolidated basis are Solvent (including, after giving effect to the Transactions on the Closing Date).

8.17 Material Adverse Change. Since December 31, 2013, there have been no events or developments that have had or could reasonably be expected to have a Material Adverse Effect.

8.18 [Reserved].

8.19 Insurance. The properties of the Borrower and the Restricted Subsidiaries are insured in the manner contemplated by Section 9.3.

8.20 Use of Proceeds. The proceeds of the Initial Term Loans and the Initial Revolving Borrowing shall be used on the Closing Date, together with cash on hand at the Borrower and its Subsidiaries and the proceeds of the Senior Notes, (i) to pay for the Debt Refinancing, (ii) to pay consideration for the Sheridan Acquisition and (iii) to pay the Transaction Expenses. Revolving Credit Loans available under the Revolving Credit Facility, together with the proceeds of the Swingline Loans and the Letters of Credit, will be used for working capital requirements and other general corporate purposes of the Borrower or its Subsidiaries, including the financing of acquisitions, other investments and dividends and other distributions on account of the Capital Stock of the Borrower, in each case permitted hereunder.

8.21 Anti-Terrorism Law.

(a) (i) No Credit Party is in violation of any Applicable Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT ACT”), (ii) the Borrower is in compliance with the requirements of all OFAC Sanctions Programs and Anti-Money Laundering Laws applicable to it and (iii) each Subsidiary of the Borrower is in compliance with the requirements of all OFAC Sanctions Programs and Anti-Money Laundering Laws applicable to such Subsidiary.

(b) The Borrower has provided to the Administrative Agent and the Lenders all information regarding the Borrower and its Affiliates and Subsidiaries reasonably requested by the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs and Anti-Money Laundering Laws.

(c) None of the Borrower nor any of their controlled Affiliates or Subsidiaries (and, to the knowledge of the Credit Parties and their Authorized Officers, no director, officer, employee, agent or representative thereof) is named on the current OFAC SDN List.

(d) No Credit Party or any of its Restricted Subsidiaries, and, to the knowledge of the Credit Parties and their Authorized Officers, no officer, director, employee or agent of any Credit Party or any of its Restricted Subsidiaries, has used any of the proceeds of the Loans (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or (to their knowledge) indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Borrower or any of its Restricted Subsidiaries conduct their business and to which they are lawfully subject or any OFAC Sanctions Program or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

8.22 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, overtly threatened in writing and (b) each of the Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Laws dealing with wage and hour matters.

8.23 Subordination of Junior Financing. The Obligations are “Designated Senior Debt” (if applicable), “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any Junior Debt.

8.24 No Default. As of the date of any Credit Event (other than any Credit Event occurring on the Closing Date), no Default or Event of Default has occurred and is continuing.

8.25 Inactive Subsidiaries. None of the Inactive Subsidiaries holds any assets (other than immaterial assets or contingent claims being sought by the Borrower on account of such Subsidiaries), has any earnings or conducts any business activities other than actions required to maintain its existence.

8.26 Acquisition Documents.

(a) Delivery. The Borrower has delivered to Administrative Agent complete and correct copies of the Sheridan Acquisition Agreement and each other material Sheridan Acquisition Document and of all exhibits and schedules thereto as of the date hereof.

(b) Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Sheridan Acquisition set forth in the Sheridan Acquisition Documents have been duly satisfied or, with the consent of Administrative Agent, waived, and (ii) subject to the foregoing, the Sheridan Acquisition has been consummated in accordance with the Sheridan Acquisition Documents and all applicable laws.

8.27 Security Documents. The provisions of each of the Security Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party that is a party thereto in and to the Collateral purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, and upon (i) the initial Borrowing on the Closing Date, (ii) the filing of appropriately completed Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein, (iii) with respect to United States copyright registrations, United States patents and pending patent applications, and United States federal trademark registrations and trademark applications, in each case, the recordation of an appropriately completed Intellectual Property Security Agreement in the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable, (iv) the filing, recording, notification or registration of the applicable Security Documents (including, without limitation, mortgages, deeds of trust and assignments) in or with the appropriate local registries in the applicable jurisdictions and the giving of notice of an assignment to the debtor, (v) the possession by the Collateral Agent of any certificates evidencing the certificated securities pledged thereby, duly endorsed or accompanied by duly executed stock powers (where applicable), and (vi) the execution and delivery of the account control agreements (where applicable), such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of the applicable Credit Parties, in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions, giving of notice and possession, subject only to Permitted Prior Liens.

SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized on the terms and conditions set forth in Section 3.8) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements and contingent indemnification obligations and other contingent obligations), are paid in full:

9.1 Information Covenants. The Borrower will furnish to the Administrative Agent for prompt further distribution to each Lender:

(a) Annual Financial Statements. As soon as available and in any event on or before the date that is 90 days after the end of each fiscal year, the consolidated, combined or condensed balance sheet of the Borrower and its consolidated, combined or condensed Subsidiaries and, if different, the Borrower and its Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated, combined or condensed statement of operations and cash flows for such fiscal year, setting forth comparative consolidated, combined or condensed figures for the preceding fiscal year (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated, combined or condensed Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP and, except with respect to such reconciliation, certified by independent registered public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its consolidated Subsidiaries as a going concern or like qualification (other than any such qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under the Facilities occurring within one year from the time such report is delivered), together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Performance Covenants that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof (together with, in all cases, customary management discussion and analysis). Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated, combined or condensed Subsidiaries by furnishing the Borrower’s Form 10-K filed with the SEC; provided that, to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its consolidated, combined or condensed Subsidiaries as a going concern or like qualification (other than any such qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under the Facilities occurring within one year from the time such report is delivered).

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date that is 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated, combined or condensed balance sheet of the Borrower and its consolidated, combined or condensed Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated, combined or condensed statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated, combined or condensed statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated, combined or condensed figures for the related periods in the prior fiscal year or, in the case of such consolidated, combined or condensed balance sheet, for the last day of the prior fiscal year (or in lieu of such financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated, combined of condensed Subsidiaries on the other hand), all in reasonable detail and all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated, combined or condensed Subsidiaries (and, if applicable, the Borrower and the Restricted Subsidiaries) in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes (together with, in all cases, customary management discussion and analysis). Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated, combined or condensed Subsidiaries by furnishing the Borrower’s Form 10-Q filed with the SEC.

(c) Budget. At the time of delivery by the Borrower of the financial statements required under Section 9.1(a), beginning with the 2015 fiscal year, a detailed quarterly budget of the Borrower and its Restricted Subsidiaries in reasonable detail for that fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a) (but including, in any event, a projected consolidated, combined or condensed balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated, combined or condensed statements of projected cash flow and projected income for such following fiscal year) and setting forth the principal assumptions upon which such budget is based.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and 9.1(b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower was in compliance with the provisions of the Financial Performance Covenants as at the end of such fiscal year or period, as the case may be, beginning with the fiscal quarter ending December 31, 2014, (ii) a specification of any change in the identity of the Guarantors, Restricted Subsidiaries, the Unrestricted Subsidiaries, the Immaterial Subsidiaries, the Inactive Subsidiaries and the Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Guarantors, Restricted Subsidiaries, the Unrestricted Subsidiaries, Immaterial Subsidiaries, the Inactive Subsidiaries and the Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then Applicable Margins and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a) beginning with the fiscal year ended December 31, 2015, a certificate of an Authorized Officer of the Borrower setting forth (i) in reasonable detail the calculation of Excess Cash Flow, the Available Amount and the Available Equity Amount as at the end of the fiscal year to which such financial statements relate and (ii) the information required pursuant to Section II.A.1. of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 9.1(d), as the case may be.

(e) Notice of Certain Events. Promptly after an Authorized Officer of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of the occurrence of (i) any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a material Environmental Claim, notice of:

(i) any pending or threatened Environmental Claim against the Borrower or any of the Restricted Subsidiaries or any Real Property;

(ii) any condition or occurrence on any property that (x) results in noncompliance by the Borrower or any of the Restricted Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of the Restricted Subsidiaries or any Real Property;

(iii) any condition or occurrence on any Real Property that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property.

All such notices delivered pursuant to this Section 9.1(f) shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal, remedial action and the response thereto.

(g) Other Information. (i) Promptly upon filing thereof, (x) copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and (y) copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and (ii) with reasonable promptness, but subject to the limitations set forth in the last sentence of Section 9.2 and Section 13.16, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any period in which a Pro Forma Adjustment is made, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(i) Sheridan Acquisition Documents. Promptly upon execution thereof, copies of any material amendment, restatement, supplement or other modification to or waiver of the Sheridan Acquisition Agreement entered into after the Closing Date.

Documents required to be delivered pursuant to Sections 9.1(a), 9.1(b) and 9.1(g)(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2 or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 9.1(d) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2 Books, Records and Inspections. The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 9.2 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1 or this Section 9.2, none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

9.3 Maintenance of Insurance.

(a) The Borrower will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrower and the Restricted Subsidiaries; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Collateral Agent, for the benefit of the Secured Parties, shall be the additional insured on any such liability insurance and the Collateral Agent, for the benefit of the Secured Parties, shall be the additional loss payee or additional mortgagee under any such casualty or property insurance, except in each case as the Administrative Agent and the Borrower may otherwise agree and the Administrative Agent shall communicate in writing to the Collateral Agent. The Borrower shall use commercially reasonable efforts to cause all such insurance (i) to provide that the relevant insurer shall endeavor to provide the Administrative Agent with at least 30 days prior notice of the cancellation of the relevant policy of insurance and (ii) if reasonably requested by the Administrative Agent, include a breach of warranty clause.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Credit Parties to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained or renewed), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form reasonably acceptable to the Administrative Agent.

9.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which such payments become overdue, and all lawful material claims in respect of taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of its Subsidiaries, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that none of the Borrower or any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being diligently contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.5 Consolidated Corporate Franchises. The Borrower will do, and will cause each of the Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights, privileges and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes and Material Agreements. The Borrower will, and will cause each Restricted Subsidiary to (and, in the case of the following clause (a)(iv), the Borrower will use commercially reasonable efforts to cause all Contract Providers to), (a) comply with all Applicable Laws, rules, regulations and orders applicable to it or its property, including, without limitation, (i) Applicable Laws administered by OFAC and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, (iii) Environmental Laws and (iv) Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, HIPAA and all other Applicable Laws pertaining to the submission of claims and/or requests and receipt of payment from any Governmental Authorities and the licensing of professional and other health care providers and the maintenance of all licenses, permits certifications and approvals required by all applicable Governmental Authorities (including all professional licenses, Medicaid Certifications and Medicare Certifications), (b) maintain in effect all governmental approvals or authorizations required to conduct its business and (c) comply with all material Contractual Obligations, except in the case of each of clauses (a), (b) and (c), where the failure to do so could not reasonably be expected to result in a Material Adverse

Effect. The Borrower has in place and shall maintain a compliance program for its Restricted Subsidiaries that is reasonably designed to provide effective internal controls that promote adherence to, prevent and detect material violations of, any Medicaid Regulations and Medicare Regulations applicable to the Subsidiaries, which compliance program includes the implementation of internal audits and monitoring on a regular basis to monitor compliance therewith and with such regulations, except to the extent the failure to have in place or maintain such compliance program could not reasonably be expected to have a Material Adverse Effect.

9.7 ERISA. As soon as reasonably practicable after the Borrower or any of the Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any ERISA Event that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Restricted Subsidiary, such ERISA Affiliate, the PBGC, or a Multiemployer Plan administrator (provided that if such notice is given by the Multiemployer Plan administrator, it is given to any of the Borrower or any of the Restricted Subsidiaries or any ERISA Affiliates thereof). Such certificate and notice shall be provided as soon as reasonably practicable after the Borrower, any Restricted Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any such event.

9.8 Good Repair. The Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in the industry in which the Borrower and the Restricted Subsidiaries conduct business and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9 Equal Security for Obligations. The Borrower will, and will cause each of the other TN Credit Parties to, if it or any other TN Credit Party shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted pursuant to Section 10.2(a) and Permitted Liens, make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the Administrative Agent to enforce the provisions of Section 10.2.

9.10 Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Guarantee, the Security Agreement, any Pledge Agreement or any other Security Document, as applicable, the Borrower will cause (i) any direct or indirect Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, to promptly execute (A) a supplement to the Guarantee substantially in the form of Annex B thereto in order to become a Guarantor under the Guarantee, (B) if such Subsidiary is a Non-TN Credit Party, a supplement to the Security Agreement and the Pledge Agreement (Non-TN Credit Parties) substantially in the form of Exhibit 1 or Annex A, as applicable, to the respective agreement in order to become a grantor under the Security Agreement and a pledgor under the Pledge Agreement (Non-TN Credit Parties), (C) if such Subsidiary is a TN Credit Party, a supplement to the Pledge Agreement (TN Credit Parties) substantially in the form of Annex A thereto in order to become a pledgor under each such agreement, (D) a joinder to the Intercompany Note in form and substance reasonably acceptable to the Agents, and (E) a joinder agreement or such comparable documentation to each other applicable Security Document, substantially in the form annexed thereto, and to take all actions required thereunder to perfect the Liens created thereunder.

9.11 Pledges of Additional Stock and Evidence of Indebtedness.

(a) Subject to any applicable limitations set forth in the Security Documents, as applicable, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10) to pledge, to the Collateral Agent for the benefit of the Secured Parties, (i) all the Capital Stock (other than any Excluded Capital Stock) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to (x) if the pledgor is a Non-TN Credit Party, a supplement to the Pledge Agreement (Non-TN Credit Parties) substantially in the form of Annex A thereto or (y) if the pledgor is a TN Credit Party, a supplement to the Pledge Agreement (TN Credit Parties) substantially in the form of Annex A thereto; provided that, with respect to any Capital Stock in any Subsidiary formed or otherwise purchased or acquired after the Closing Date that is organized as a limited liability company or limited partnership and that is pledged by any TN Credit Party, the pledgor shall ensure that such Capital Stock satisfies the requirements set forth in Section 6(a)(i) of the Pledge Agreement (TN Credit Parties) and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $5,000,000 (individually) that are owing to the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10) that is a Non-TN Credit Party (which shall be evidenced by a promissory note), in each case pursuant to a supplement to the Pledge Agreement (Non-TN Credit Parties) substantially in the form of Annex A thereto.

(b) The Borrower agrees that all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Credit Party (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10) shall be evidenced by (i) the Intercompany Note or (ii) if reasonably requested by the Borrower and agreed to by the Collateral Agent, in its reasonable discretion, a promissory note in form and substance satisfactory to the Collateral Agent, which Intercompany Note or promissory note, as applicable, shall be required to be pledged by the Credit Parties to the Collateral Agent, for the benefit of the Secured Parties, pursuant to, as applicable, the Pledge Agreement (Non-TN Credit Parties) or the Pledge Agreement (TN Credit Parties).

9.12 Use of Proceeds. The proceeds of the Initial Term Loans, together with the proceeds of the Senior Notes will be used (i) to pay for the Debt Refinancing, (ii) to pay consideration for the Sheridan Acquisition and (iii) to pay the Transaction Expenses. Revolving Credit Loans available under the Revolving Credit Facility on the Closing Date will be used solely for the purposes described in Section 2.1(b). Revolving Credit Loans available under the Revolving Credit Facility after the Closing Date will be used for working capital requirements and other general corporate purposes of the Borrower or its Subsidiaries, including the financing of acquisitions and other investments and dividends and other distributions on account of the Capital Stock of the Borrower, in each case to the extent permitted hereunder. The proceeds of any Incremental Term Loan Facility, the proceeds of any Revolving Credit Loans made pursuant to any Incremental Revolving Credit Commitment Increase and the proceeds of any Extended Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments may be used for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries including the financing of acquisitions, other investments and dividends and other distributions on account of the Capital Stock of the Borrower permitted hereunder. The Borrower and its Subsidiaries will use the Letters of Credit issued under the Revolving Credit Facility (including the Letters of Credit deemed issued on the Closing Date pursuant to Section 3.9) for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of acquisitions, other investments and dividends and other distributions on account of the Capital Stock of the Borrower, in each case to the extent permitted hereunder.

9.13 Changes in Locations, Name, etc. The Borrower will, and will cause each Subsidiary Guarantor to, furnish to the Administrative Agent three (3) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree) of any change (i) in its legal name, (ii) in its jurisdiction of incorporation or organization, (iii) in its identity or type of organization or corporate structure or (iv) in its Federal Taxpayer Identification Number or organizational identification number. The Borrower agrees promptly to provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this paragraph.

9.14 Further Assurances.

(a) Subject to the limitations set forth in the Security Documents, the Borrower will, and will cause each other Subsidiary Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any Applicable Law, or that the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and its Restricted Subsidiaries.

(b) Subject to any applicable limitations set forth in the Security Documents, in any Mortgage and in Sections 9.10 and 9.11, if any assets (including any owned Real Property or improvements thereto (but not any leased Real Property) or any interest therein with a Fair Market Value (determined at the time of acquisition of such assets) in excess of $5,000,000 (individually)) are acquired by the Borrower or any Subsidiary Guarantor after the Closing Date (other than assets constituting Excluded Property or assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof, the Borrower will notify the Collateral Agent (who shall thereafter notify the Lenders) thereof and will promptly, and in any event within 90 days of such acquisition, cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the Subsidiary Guarantors to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 9.14(a) and, if applicable, Section 9.14(c), all at the expense of the Credit Parties.

(c) Any Mortgage delivered to the Collateral Agent in accordance with Section 9.14(b) shall be accompanied by (x) (i) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Credit Party relating thereto) and, if applicable, evidence of flood insurance that complies with flood laws and in form and substance reasonably satisfactory to the Administrative Agent; (ii) a policy or policies of title insurance or a marked unconditional commitment or binder thereof issued by a nationally recognized title insurance company insuring the Lien of such Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, in such amounts and together with such endorsements and reinsurance as the Administrative Agent or the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located; and (iii) unless the Collateral Agent shall have otherwise agreed, either (A) a survey for which all necessary fees (where applicable) have been paid (1) prepared by a surveyor reasonably acceptable to the Collateral Agent, (2) dated or re-certificated not earlier than three months prior to the date of such delivery, (3) certified to the Administrative Agent, the Collateral Agent and the title insurance company issuing the title insurance policy for such Mortgaged Property pursuant to clause (ii), which certification shall be reasonably acceptable to the Collateral Agent and (4) complying with current “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors (except for such deviations as are acceptable to the Collateral Agent) or (B) coverage under the title insurance policy or policies referred to in clause (ii) above that does not contain a general exception for survey matters and which contains survey-related endorsements reasonably acceptable to the Collateral Agent, (y) if requested by the Collateral Agent, a local opinion of counsel to the Borrower (or in the event a Subsidiary of the Borrower is the mortgagor, to such Subsidiary) with respect to the enforceability, perfection, due authorization, execution and delivery of the applicable Mortgages and any related fixture filings, and (z) such other documents as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent.

(d) Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(e) Notwithstanding anything herein to the contrary, the Borrower shall not be required to take any actions outside the United States to (i) create any security interest in assets titled or located outside the United States or (ii) perfect or make enforceable any security interests in any Collateral.

(f) The Borrower shall, and shall cause the Guarantors and the other Restricted Subsidiaries to, complete each action set forth on Schedule 9.14(f) within the timeframe set forth therein for such action (or within such longer timeframe as the Administrative Agent may permit in its sole discretion) (it being understood and agreed that all representations, warranties and covenants of the Credit Documents with respect to the completion of such action are qualified by the non-completion of such action until such time as such action is completed or required to be completed in accordance with this Section 9.14(f)).

9.15 Designation of Subsidiaries. The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants (for the avoidance of doubt, without regard to whether Commitments under the Revolving Credit Facility have been terminated and/or Obligations thereunder are outstanding) as such ratio is recomputed on the last day of the Test Period most recently ended on or prior to such date of designation, calculated as if such designation occurred as of the first day of such Test Period, (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and then redesignated as a Restricted Subsidiary and (d) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of the Existing Notes Indenture, the Senior Notes Indenture or any Permitted Refinancing Indebtedness in respect thereof or any other material Indebtedness of the Borrower or any of its Restricted Subsidiaries. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s investment therein and shall be subject to Section 10.5. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the Incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and shall be subject to Section 10.1, 10.2 and 10.5.

9.16 Maintenance of Ratings. The Borrower will use commercially reasonable efforts to cause the public credit rating for the Credit Facilities issued by S&P and the public credit rating for the Credit Facilities issued by Moody’s, and the Borrower’s public corporate credit rating issued by S&P and public corporate family credit rating issued by Moody’s to each be maintained (but not to obtain or maintain a specific rating).

SECTION 10. Negative Covenants. The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized on terms and conditions set forth in Section 3.8) and the Loans and Unpaid Drawings, together with interest, fees and all other payment Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification or other contingent obligations), are paid in full:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur, contingently or otherwise, any Indebtedness, except:

(a)    (i) Indebtedness arising under the Credit Documents, including pursuant to Sections 2.14 and 2.15, and (ii) any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(b)    (i) Indebtedness in respect of the Existing Notes in an aggregate principal amount not to exceed $250,000,000 and Indebtedness in respect of the Senior Notes in an aggregate principal amount, not to exceed $1,100,000,000 and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness; provided that, notwithstanding any other provision herein to the contrary, no Person other than a Credit Party shall at any time be an obligor in respect of any such Indebtedness;

(c)    (i) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims) and (ii)) Indebtedness supported by Letters of Credit or other letters of credit under similar facilities in an amount not to exceed the Stated Amount of such Letters of Credit or stated amount of such other letters of credit under such similar facilities;

(d) Except as otherwise provided in clauses (a), (b), (h) and (w), Guarantee Obligations Incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be Incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Restricted Subsidiary that is permitted to be Incurred under this Agreement; provided that, if the applicable Indebtedness is subordinated to the Obligations, any such Guarantee Obligations shall be subordinated to the Obligations;

(e) Guarantee Obligations Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(f)    (i) Indebtedness (including Capitalized Lease Obligations and other Indebtedness arising under Capitalized Leases) the proceeds of which are used to finance the acquisition, construction, repair, restoration, replacement, expansion or improvement of fixed or capital assets or otherwise Incurred in respect of Capital Expenditures; provided that (A) such Indebtedness is Incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, restoration, replacement, expansion or improvement or the making of the applicable Capital Expenditure and (B) such Indebtedness is not Incurred to acquire Capital Stock of any Person and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided that at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness outstanding under this Section 10.1(f) shall not exceed the greater of (x) $75,000,000 and (y) 1.50% of Consolidated Total Assets (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date of Incurrence);

(g) [reserved];

(h) Closing Date Indebtedness and any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(i) Indebtedness in respect of Hedging Agreements Incurred in the ordinary course of business and, at the time entered into, not for speculative purposes;

(j) [reserved];

(k) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition or similar Investment permitted under Section 10.5; provided that

(A) before and after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(B) after giving effect to the Incurrence of any such Indebtedness, to such acquisition, any Specified Transaction to be consummated in connection therewith and to any related Pro Forma Adjustment, the Borrower and the Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, acquisition, Specified Transaction and Pro Forma Adjustment had occurred on the first day of such Test Period, of either (x) not more than 5.50:1.00; or (y) not more than the Consolidated Total Debt to Consolidated EBITDA Ratio of the Borrower and the Restricted Subsidiaries immediately prior to giving effect to all such Incurrences and such other transactions;

(C) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(D) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) except to the extent permitted under Section 10.5;

(E) (x) the Capital Stock of such Person is pledged to the Collateral Agent to the extent required under Section 9.11 and (y) such Person executes a supplement to each of the Guarantee, the Security Agreement and the applicable Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) and a joinder to the Intercompany Note, in each case to the extent required under Section 9.10, 9.11 or 9.14(b), as applicable;

(F) at the time any such Indebtedness is Incurred, the aggregate principal amount of all Indebtedness assumed by non-Guarantor Restricted Subsidiaries pursuant to and outstanding under, this Section 10.1(k), when aggregated with the aggregate principal amount of all other Indebtedness Incurred by non-Guarantor Restricted Subsidiaries and then outstanding pursuant to Sections 10.1(l) and 10.1(z) and after giving Pro Forma Effect to such Incurrence, shall not exceed the greater of (x) $100,000,000 and (y) 2.00% of Consolidated Total Assets (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date of Incurrence); and

(ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(l) (i) Indebtedness of the Borrower or any Restricted Subsidiary Incurred to finance a Permitted Acquisition or similar Investments permitted under Section 10.5; provided that

(A) before and after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(B) after giving effect to the Incurrence of any such Indebtedness, to such acquisition, any Specified Transaction to be consummated in connection therewith and to any related Pro Forma Adjustment, the Borrower and Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, acquisition, Specified Transaction and Pro Forma Adjustment had occurred on the first day of such Test Period, of either (x) not more than 5.50:1.00; or (y) not more than the Consolidated Total Debt to Consolidated EBITDA Ratio of the Borrower and the Restricted Subsidiaries immediately prior to giving effect to all such Incurrences and such other transactions;

(C) the terms of such Indebtedness do not provide for any scheduled repayment (including at maturity), mandatory repayment, redemption, repurchase, defeasance or sinking fund obligation prior to the date that is 91 days after the Latest Maturity Date, other than customary prepayments, repurchases or redemptions or offers to prepay, repurchase or redeem upon a change of control, asset sale event or on account of the accumulation of excess cash flow or casualty or condemnation event and customary acceleration rights upon an event of default;

(D) if such Indebtedness is Incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall not be guaranteed in any respect by the Borrower or any other Subsidiary Guarantor except to the extent permitted under Section 10.5;

(E) (x) the Borrower or such other relevant Credit Party pledges the Capital Stock of any Person acquired in such Permitted Acquisition or similar Investments permitted under Section 10.5 (the “acquired Person”) to the Collateral Agent to the extent required under Section 9.11 and (y) such acquired Person executes a supplement to the Guarantee, the Security Agreement and the applicable Pledge Agreement and a joinder to the Intercompany Note (or alternative guarantee and security arrangements in relation to the Obligations), in each case, to the extent required under Section 9.10, 9.11 or 9.14(b), as applicable;

(F) the terms of such Indebtedness shall be consistent with the requirements set forth in the definition of “Permitted Additional Debt”; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(G) at the time any such Indebtedness is Incurred, the aggregate principal amount of all Indebtedness Incurred by non-Guarantor Restricted Subsidiaries pursuant to and outstanding under this Section 10.1(l), when aggregated with the aggregate principal amount of all other Indebtedness Incurred by non-Guarantor Restricted Subsidiaries and then outstanding pursuant to Sections 10.1(k) and 10.1(z) and after giving Pro Forma Effect thereto and the use of the proceeds thereof, shall not exceed the greater of (x) $100,000,000 and (y) 2.00% of Consolidated Total Assets (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date of Incurrence); and

(ii) any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(m) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(n) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition;

(o) [reserved];

(p) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations Incurred in the ordinary course of business and not in connection with the borrowing of money;

(q) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money;

(r) (i) Indebtedness representing deferred compensation to employees, consultants, Contract Providers or independent contractors of the Borrower and the Restricted Subsidiaries Incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar arrangements Incurred by such Persons in connection with any Permitted Acquisitions or any other Investment expressly permitted under Section 10.5;

(s) unsecured Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the retirement, acquisition, repurchase, purchase or redemption of Capital Stock of the Borrower, to the extent permitted by Section 10.6;

(t) Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case Incurred in the ordinary course of business;

(u) [reserved];

(v) (i) Indebtedness Incurred in connection with any Permitted Sale Leaseback and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(w) Indebtedness in respect of (i) Permitted Additional Debt; provided that, at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the other transactions being consummated in connection therewith and the use of the proceeds thereof, assuming that all commitments thereunder were fully drawn, the aggregate principal amount of (X) all such Indebtedness Incurred under this clause (w) plus (Y) any Incremental Term Loans and any Incremental Revolving Credit Commitment Increases that, in each case, have been Incurred or provided pursuant to Section 2.14(b)(A) shall not exceed the sum of (A) the Incremental Base Amount plus (B) an aggregate amount of Indebtedness, such that, after giving Pro Forma Effect to such Incurrence (and after giving effect to any Specified Transaction to be consummated in connection therewith and assuming that (i) all Incremental Revolving Credit Commitment

Increases then outstanding were fully drawn and (ii) all Incremental Commitments and all Permitted Additional Debt incurred under this Section 10.1(w) constitute Consolidated Secured Debt (whether or not such Indebtedness is in fact secured)), the Borrower would be in compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Permitted Additional Debt, calculated on a Pro Forma Basis, as if such Incurrence (and any related transactions) had occurred on the first day of such Test Period, that is no greater than 3.25:1.00; provided that no Event of Default under either Section 11.1(a) or 11.1(e) shall have occurred and be continuing at the time of the Incurrence or other obtaining of any such Indebtedness or after giving effect thereto and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided that, without limitation of the requirements set forth in the definition of “Permitted Refinancing Indebtedness”, such Permitted Refinancing Indebtedness shall be of the type described in clause (i) or clause (ii) of the definition of “Permitted Additional Debt”;

(x) [reserved];

(y) [reserved];

(z) Indebtedness of the Borrower and the Restricted Subsidiaries; provided that, at the time of the Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness outstanding under this Section 10.1(z) shall not exceed the greater of (x) $150,000,000 and (y) 3.00% of Consolidated Total Assets (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date of Incurrence); provided, further, that, at the time any such Indebtedness is Incurred, the aggregate principal amount of all Indebtedness Incurred by non-Guarantor Restricted Subsidiaries pursuant to and outstanding under this Section 10.1(z), when aggregated with the aggregate principal amount of all other Indebtedness Incurred by non-Guarantor Restricted Subsidiaries and then outstanding pursuant to Sections 10.1(k) and 10.1(l) and after giving Pro Forma Effect thereto and the use of the proceeds thereof, shall not exceed the greater of (x) $100,000,000 and (y) 2.00% of Consolidated Total Assets (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date of Incurrence);

(aa) [reserved];

(bb) Indebtedness of (i) the Borrower or any Subsidiary Guarantor owing to the Borrower or any Restricted Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Subsidiary Guarantor shall (x) be evidenced by the Intercompany Note or (y) otherwise be outstanding on the Closing Date so long as such Indebtedness is evidenced by the Intercompany Note or otherwise subject to subordination terms substantially identical to the subordination terms set forth in Exhibit M within 60 days of the Closing Date or such later date as the Administrative Agent shall reasonably agree, in each case, to the extent permitted by Applicable Law and not giving rise to material adverse tax consequences, (ii) any Restricted Subsidiary that is not a Subsidiary Guarantor owing to any other Restricted Subsidiary that is not a Subsidiary Guarantor and (iii) to the extent permitted by Section 10.5, any Restricted Subsidiary that is not a Subsidiary Guarantor owing to the Borrower or any Subsidiary Guarantor; and

(cc) all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this Section 10.1.

10.2 Limitation on Liens. The Borrower will not and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to (i) the Credit Documents to secure the Obligations (including Liens permitted pursuant to Section 3.8) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage, (ii) the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be Incurred under Section 10.1(w) (provided that such Liens do not extend to any assets that are not Collateral) and (iii) the documentation governing any Credit Agreement Refinancing Indebtedness (provided that such Liens do not extend to any assets that are not Collateral); provided that, (A) in the case of Liens described in subclause (iii) above securing Credit Agreement Refinancing Indebtedness that constitutes First Lien Obligations, the applicable parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent a Customary Intercreditor Agreement which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness shall have the same priority ranking as the Liens on the Collateral securing the Obligations (but without regard to control of remedies) and (B) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that do not constitute First Lien Obligations, the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and/or the Collateral Agent which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness, as applicable, shall rank junior in priority to the Liens on the Collateral securing the Obligations and any other First Lien Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(a);

(b) Permitted Liens;

(c) Liens securing Indebtedness permitted pursuant to Section 10.1(f); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, restoration, construction, expansion or improvement (as applicable) of the property subject to such Liens or the making of the applicable Capital Expenditures, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits), other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d) Liens on property and assets existing on the Closing Date and listed on Schedule 10.2; provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Restricted Subsidiary, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 10.1 and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that such Liens secured on the Closing Date and any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 10.1;

(e) the modification, replacement, extension or renewal of any Lien permitted by clauses (c), (d), (f), (g), (q), (u) or (v) of this Section 10.2 upon or in the same assets theretofore subject to such Lien other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) in the case of Liens permitted by clauses (f), (g), (u) or (v), after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 9.15), or existing on assets acquired, pursuant to a Permitted Acquisition or any other similar Investment permitted under Section 10.5 to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(k); provided that such Liens attach at all times only to the same assets that such Liens attached to (other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(k), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof), and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 10.1) that such Liens secured, immediately prior to such Permitted Acquisition or such other Investment, as applicable;

(g) Liens securing Indebtedness Incurred pursuant to Section 10.1(l) in connection with such Permitted Acquisition or other similar Investment permitted by Section 10.5; provided that (x) if such Liens are on Collateral (other than cash and Permitted Investments), the holders of the obligations secured thereby (or a representative or trustee on their behalf) shall have entered into a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank junior to the Liens on the Collateral securing the Obligations and (y) after giving Pro Forma Effect to the incurrence of such Liens, the Borrower shall be in compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio, calculated as of the last date of the Test Period most recently ended on or prior to the incurrence of such Liens, calculated on a Pro Forma Basis as if such incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than 3.25:1.00. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(g);

(h) Liens arising out of the license, sublicense or cross-license of Intellectual Property in the ordinary course of business which do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries;

(i) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary in favor of the Borrower or any Subsidiary Guarantor and Liens securing Indebtedness or other obligations of any Restricted Subsidiary that is not a Subsidiary Guarantor in favor of any Restricted Subsidiary that is not a Subsidiary Guarantor;

(j) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(k) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, Disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(m) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments permitted under Section 10.5;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the Incurrence of Indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens in respect of Permitted Sale Leasebacks;

(r) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t) Liens on Capital Stock in joint ventures securing obligations of such joint ventures;

(u) Liens with respect to property or assets of any Restricted Foreign Subsidiary securing Indebtedness of a Restricted Foreign Subsidiary permitted under Section 10.1(z);

(v) Liens not otherwise permitted by this Section 10.2; provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of proceeds thereof, the aggregate outstanding amount of Indebtedness and other obligations secured thereby does not exceed the greater of (x) $50,000,000 and (y) 1.00% of Consolidated Total Assets (measured as of the date such Lien is created, incurred, assumed or suffered to exist based upon the Section 9.1 Financials most recently delivered on or prior to such date of creation, incurrence, assumption or existence); provided that, if such Liens are on Collateral (other than cash and Permitted Investments), the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall have entered into a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank junior to the Liens on the Collateral securing the Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(v);

(w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes; and

(x) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder.

10.3 Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Borrower will not and will not permit any of the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person, (ii) no Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iii) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower (A) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (B) if reasonably requested by the Administrative Agent, the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation or consolidation does not breach or result in a default under this Agreement or any other Credit Document and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(b) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its business units, assets and other properties; provided that, (i) in the case of any merger, amalgamation or Disposition involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or the transferee of such assets or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation or the transferee of such assets and properties (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation or the transferee of such assets and properties (if other than a Subsidiary Guarantor) shall execute a supplement to the Guarantee, the Security Agreement, the applicable Pledge Agreement and any applicable Mortgage, and a joinder to the Intercompany Note, each in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Subsidiary Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note, (iii) no Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition and (iv) if such merger, amalgamation, consolidation or Disposition involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Restricted Subsidiary, (A) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such merger, amalgamation, consolidation or Disposition and such supplements to any

Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and (B) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(c) any Restricted Subsidiary that is not a Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d) any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Subsidiary Guarantor; provided that, if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and subject to the limitations set forth in Section 10.5 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Subsidiary Guarantor, any assets or business not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Subsidiary Guarantor after giving effect to such liquidation or dissolution; and

(f) the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section  10.4 (other than 10.4(i)).

10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, (i) convey, sell, lease, assign, transfer, license or otherwise dispose of any of its property, business or assets (including receivables), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from a Recovery Event), or (ii) sell to any Person any Capital Stock owned by it of any of their respective Subsidiaries’ Capital Stock (each of the foregoing, a “Disposition”) except that:

(a) the Borrower and the Restricted Subsidiaries may sell, lease, assign, transfer, license, abandon, allow the expiration or lapse of, or otherwise Dispose of, the following in the ordinary course of business: (i) obsolete, worn-out, used or surplus assets to the extent such assets are no longer used, useful or necessary for the operation of the Borrower’s and its Subsidiaries’ business or otherwise not of material value (including allowing any registrations or any applications for registration of immaterial Intellectual Property rights to lapse or be abandoned); (ii) inventory, securities and goods held for sale or other immaterial assets and (iii) cash and Permitted Investments;

(b) the Borrower and the Restricted Subsidiaries may (i) enter into licenses, sublicenses or cross-licenses of Intellectual Property in the ordinary course of business that do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries, or (ii) lease, sublease, license or sublicense any real or personal property, other than any Intellectual Property, in the ordinary course of business;

(c) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise Dispose of other assets (other than accounts receivable except in connection with a Disposition of assets to which such accounts receivable relate) for Fair Market Value; provided that (i) with respect to any Disposition pursuant to this Section 10.4(c) for a purchase price in excess of $20,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that, for purposes of determining what constitutes cash under this clause (i), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash or Permitted Investments, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash or Permitted Investments and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $40,000,000 and (y) 1.00% of Consolidated Total Assets (measured as of the date such assets are Disposed based upon the Section 9.1 Financials most recently delivered on or prior to such date of Disposition) at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Permitted Investments, (ii) any non-cash proceeds received in the form of Indebtedness or Capital Stock are pledged to the Collateral Agent to the extent required under Section 9.11, (iii) before and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing (other than with respect to a Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default existed or would have resulted from such Disposition) and (iv) to the extent applicable, the Net Cash Proceeds thereof are promptly offered to prepay the Term Loans to the extent required by Section 5.2(a)(i);

(d) the Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable so long as the Net Cash Proceeds of any sale or transfer pursuant to this clause (ii) are offered to prepay the Term Loans pursuant to Section 5.2(a)(i);

(e) the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that, if the transferor of such property is a Subsidiary Guarantor or the Borrower (i) the transferee thereof must either be the Borrower or a Subsidiary Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 10.5;

(f) the Borrower and the Restricted Subsidiaries may Dispose of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(g) the Borrower and its Restricted Subsidiaries may enter into Sale Leasebacks, so long as (i) after giving effect to any such transaction, no Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such transaction, with the Financial Performance Covenants (for the avoidance of doubt, without regard to whether Commitments under the Revolving Credit Facility have been terminated and/or Obligations thereunder are outstanding), as such ratios are recomputed as of the last day of the Test Period most recently ended on or prior to the date of consummation of such Sale Leaseback, and (iii) the Net Cash Proceeds thereof to the Borrower and its Restricted Subsidiaries are promptly offered to prepay the Term Loans to the extent required by Section 5.2(a)(i);

(h) the Borrower and the Restricted Subsidiaries may sell, transfer and otherwise Dispose of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) the Borrower and the Restricted Subsidiaries may effect any transaction expressly permitted by Section 10.3, 10.5 or 10.6 and may create, Incur, assume and suffer to exist Liens permitted by Section 10.2;

(j) the Borrower and the Restricted Subsidiaries may effect transfers of property subject to Recovery Events upon receipt of the net cash proceeds of such Recovery Event;

(k) the Borrower and the Restricted Subsidiaries may effect any Dispositions contemplated on the Closing Date and listed on Schedule 10.4;

(l) the Borrower and the Restricted Subsidiaries may effect the unwinding of any Hedging Agreement;

(m) the Borrower and the Restricted Subsidiaries may effect the Disposition of the Capital Stock in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary;

(n) the Borrower and the Restricted Subsidiaries may sell any shares owned by them of any of their respective Subsidiaries’ Capital Stock to the Borrower or any Subsidiary Guarantor; provided that no Non-TN Credit Party may sell any Capital Stock of any of its Subsidiaries that is organized as a limited liability company or a limited partnership to any TN Credit Party; and

(o) the Borrower and the Restricted Subsidiaries may effect Dispositions of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (n) above.

10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or purchase any assets of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit, asset purchases (including purchases of inventory, Intellectual Property, supplies and materials), the lease or sublease of any asset and the licensing or sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(b) Investments in assets constituting Permitted Investments at the time such Investments are made;

(c) loans and advances to officers, directors, employees, Contract Providers and consultants of the Borrower or any of its Restricted Subsidiaries (i) to finance the purchase of Capital Stock of the Borrower; provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Borrower in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that after giving effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding at any time under this Section 10.5(c)(iii) shall not exceed $15,000,000;

(d) Investments (i) existing on the Closing Date and listed on Schedule 10.5, (ii) existing on the Closing Date of the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 10.5(d) is not increased at any time above the amount of such Investments existing on the Closing Date, except pursuant to the terms of such Investment existing as of the Closing Date or as otherwise permitted by this Section 10.5;

(e) Investments in Hedging Agreements permitted by Section 10.1(i);

(f) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(g) Investments to the extent that the payment for such Investments is made solely with the Capital Stock (other than Disqualified Capital Stock) of the Borrower;

(h) Investments constituting non-cash proceeds of sales, transfers and other Dispositions of assets to the extent permitted by Sections 10.3 and 10.4;

(i) Investments (i) in the Borrower or any Subsidiary Guarantor, (ii) by any Restricted Subsidiary that is not a Subsidiary Guarantor in the Borrower or any other Restricted Subsidiary, (iii) by the Borrower or any Subsidiary Guarantor in any Operating Entity that is a Subsidiary of the Borrower and (iv) by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary that is not a Subsidiary Guarantor (A) in connection with reorganizations and related activities related to tax planning; provided that, after giving effect to any such reorganization and related activities, the value of the Collateral, taken as a whole, is not materially impaired and (B) in addition to Investments made pursuant to the foregoing clause (A), Investments (valued at the Fair Market Value of such Investments at the time such Investment is made) in an aggregate amount, measured at the time such Investment is made and after giving effect to such Investment, that, when aggregated with Investments (valued at the Fair Market Value of such Investments at the time such Investment is made) in any Restricted Subsidiary that is not a Subsidiary Guarantor then outstanding pursuant to Section 10.5(q), would not exceed the sum of (1) the greater of $100,000,000 and 2.00% of Consolidated Total Assets (measured as of the date such Investment is made based upon the Section 9.1 Financials most recently delivered on or prior to such date), (2) the Available Equity Amount at such time, (3) the Available Amount at such time and (4) to the extent not otherwise included in the determination of the Available Equity Amount or the Available Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash or Permitted Investments by the Borrower or any Subsidiary Guarantor in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) (it being understood that to the extent any Investment made pursuant to this Section 10.5(i) was made by using the Available Equity Amount, then the amounts referred to in this clause (iv)(B)(4) shall, to the extent of the original usage of the Available Equity Amount, be deemed to reconstitute such amounts;

(j) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(k) [reserved];

(l) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices and loans;

(m) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants, Contract Providers or independent contractors, in each case in the ordinary course of business;

(n) Guarantees by the Borrower or any Restricted Subsidiary of leases or subleases (other than Capitalized Leases) of the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business;

(o) Investments made to acquire, purchase, repurchase, redeem or retire Capital Stock of the Borrower owned by any employee stock ownership plan or key employee stock ownership plan of the Borrower;

(p) [reserved];

(q) Investments constituting Permitted Acquisitions; provided that the aggregate amount of Permitted Acquisition Consideration relating to all such Permitted Acquisitions made or provided by the Borrower or any Subsidiary Guarantor to acquire any Restricted Subsidiary that does not become a Subsidiary Guarantor or an Operating Entity or merge, consolidate or amalgamate into the Borrower, a Subsidiary Guarantor or an Operating Entity or any assets that shall not, immediately after giving effect to such Permitted Acquisition, be owned by the Borrower, a Subsidiary Guarantor or an Operating Entity shall not exceed an aggregate amount, measured at the time such Investment is made and after giving effect to such Investment, when aggregated with Investments (valued at the Fair Market Value of such Investments at the time such Investment is made) in any Restricted Subsidiary that is not a Subsidiary Guarantor then outstanding pursuant to Section 10.5(i), equal to the sum of (i) the greater of (x) $100,000,000 and (y) 2.00% of Consolidated Total Assets (measured as of the date such Investment is made based upon the Section 9.1 Financials most recently delivered on or prior to such date), (ii) the Available Equity Amount at such time, (iii) the Available Amount at such time and (iv) to the extent not otherwise included in the determination of the Available Amount or the Available Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash or Permitted Investments by the Borrower or any Subsidiary Guarantor in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) (it being understood that to the extent any Investment made pursuant to this Section 10.5(q) was made by using the Available Equity Amount, then the amounts referred to in this clause (iv) shall, to the extent of the original usage of the Available Equity Amount, be deemed to reconstitute such amounts);

(r) any additional Investments (including Investments in Minority Investments, Investments in Unrestricted Subsidiaries, Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, Investments constituting Permitted Acquisitions and Investments in Restricted Subsidiaries that are not, and do not become, Subsidiary Guarantors), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 10.5(r) measured (as so valued) at the time such Investment is made, to exceed, after giving effect to such Investment, the sum of (i) the greater of (x) $100,000,000 and (y) 2.00% of Consolidated Total Assets (measured as of the date such Investment is made based upon the Section 9.1 Financials most recently delivered on or prior to such date), (ii) the Available Equity Amount at such time and (iii) the Available Amount at such time and (iv) to the extent not otherwise included in the determination of the Available Amount or the Available Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash or Permitted Investments by the Borrower or any Subsidiary Guarantor in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) (it being understood that to the extent any Investment made pursuant to this Section 10.5(r) was made by using the Available Equity Amount, then the amounts referred to in this clause (r) shall, to the extent of the original usage of the Available Equity Amount, be deemed to reconstitute such amounts); provided, further, that intercompany current liabilities (including with respect to self-insurance arrangements) incurred in the ordinary course of business and consistent with past practices, in connection with the cash management operations of the Borrower and the Restricted Subsidiaries shall not be included in calculating the limitation in this Section 10.5(r) at any time;

(s) Investments arising as a result of Permitted Sale Leasebacks;

(t) Investments held by any Person acquired by the Borrower or a Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition or of any Person merged into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 10.3 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(u) Investments in Unrestricted Subsidiaries for the purpose of consummating transactions permitted under Section 10.4(g);

(v) Investments consisting of Indebtedness, fundamental changes, Dispositions, Dividends and debt payments permitted under Sections 10.1 (other than Section 10.1(bb), 10.3 (but only any lettered paragraphs thereof), 10.4 (other than 10.4(e) or 10.4(i) (as such Section 10.4(i) relates to Section 10.5)), 10.6 (but only any lettered paragraphs thereof, other than 10.6(c)(i)), and 10.7;

(w) the forgiveness or conversion to Qualified Capital Stock of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 10.1;

(x) Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Section 9.14, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.5, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 9.14 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(y) [reserved];

(z) Investments by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in all of the proceeds of such intercompany Investment being invested in one or more Credit Parties;

(aa) Investments in the Existing Insurance Subsidiary if, at the time of the making of such Investments, the Board of Directors of the Borrower designates the Existing Insurance Subsidiary as an Unrestricted Subsidiary to the extent that the assets of the Existing Insurance Subsidiary at the time of such designation as an Unrestricted Subsidiary do not exceed the greater of (x) $20,000,000 and (y) 0.50% of Consolidated Total Assets;

(bb) Investments consisting of advances or loans to healthcare providers in the ordinary course of business;

(cc) any Investment made by an Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which such Insurance Subsidiary is formed and made in the ordinary course of business or consistent with past practice and rated in one of the four highest rating categories by either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(dd) Investments in Hospital Joint Ventures to the extent such Investments, when taken together with all other Investments made pursuant to this clause (dd) and outstanding on the date such Investment was made (measured on the date such Investments are made and without giving effect to subsequent changes in value) in an amount not to exceed at any one time outstanding 1.0x Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based upon the Section 9.1 Financials most recently delivered on or prior to such date; and

(ee) with respect to the Rabbi Trust, Investments permitted under the Rabbi Trust and consistent with past practice.

10.6 Limitation on Dividends. The Borrower will not pay any dividends (other than dividends payable solely in the Qualified Capital Stock of the Borrower) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit the Borrower or any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any shares of any class of the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of the Capital Stock of the Borrower) (all of the foregoing “Dividends”); provided that:

(a) (i) the Borrower may redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Capital Stock are at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby and (ii) the Borrower, and any Restricted Subsidiary may pay Dividends payable solely in the Capital Stock (other than Disqualified Capital Stock not otherwise permitted by Section 10.1) of such Person;

(b) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may redeem, acquire, retire or repurchase shares of its Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Capital Stock) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Capital Stock) so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (i) $20,000,000 plus (ii) all Net Cash Proceeds obtained by the Borrower during such calendar year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any plan or agreement referred to above in this Section 10.6(b) plus (iii) all net cash proceeds obtained from any key-man life insurance policies received by the Borrower during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 10.6(b) (before giving effect to any carry forward) may be carried forward to succeeding fiscal years and utilized to make payments pursuant to this Section 10.6(b);

(c) (i) to the extent constituting Dividends, the Borrower and any Restricted Subsidiary may make Investments permitted by Section 10.5; and (ii) each Restricted Subsidiary may make Dividends to the Borrower and to Restricted Subsidiaries (and, in the case of a Dividend by a non-wholly owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests);

(d) to the extent constituting Dividends, the Borrower and any Restricted Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 10.3;

(e) the Borrower may redeem, acquire, retire or repurchase Capital Stock of the Borrower upon exercise of stock options or warrants to the extent such Capital Stock represents all or a portion of the exercise price of such options or warrants;

(f) in addition to the foregoing Dividends (i) so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Borrower would be in compliance, on a Pro Forma Basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such Dividend, of no greater than 5.50:1.00, the Borrower may make additional Dividends in an aggregate amount not to exceed an amount equal to the Available Amount at the time such Dividend is paid, (ii) the Borrower may make additional Dividends in an aggregate amount not to exceed an amount equal to the Available Equity Amount at the time such Dividend is paid and (iii) the Borrower may make additional Dividends in an aggregate amount not to exceed $50,000,000 so long as no Event of Default shall have occurred and be continuing or would result therefrom;

(g) the Borrower may, on or prior to July 1, 2017, make payments in respect of the Existing Mandatory Convertible Preferred in accordance with the terms thereof as in effect on the Closing Date;

(h) the Borrower may (i) pay cash in lieu of fractional shares in connection with any Dividend, split or combination thereof or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the Borrower may pay Dividends in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or its Affiliates, or any of their respective estates or immediate family members) and any repurchases, redemptions, acquisitions or retirements of Capital Stock in consideration of such payments including deemed repurchases in connection with the exercise of stock options; provided in each case that payments made under this Section 10.6(i) shall not exceed $10,000,000 in the aggregate;

(j) the Borrower may make payments described in Sections 10.11(c), (h), (i), (j) and (q)(subject to the conditions set out therein);

(k) [reserved];

(l) [reserved];

(m) the payment of Dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 10.6;

(n) [reserved];

(o) [reserved];

(p) [reserved]; and

(q) payments made to holders of options or other equity interests of the Borrower in connection with, or as a result of, any distribution being made to shareholders or other equity holders of the Borrower (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such holders as though they were shareholders or other equityholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to such holder pursuant to this clause to the extent such payment would not have been permitted to be made to such holder if it were a shareholder pursuant to any other paragraph of this Section 10.6).

10.7 Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, prepay, repurchase, redeem or otherwise defease any Indebtedness incurred pursuant to Section 10.1(b) or any Junior Debt prior to its stated maturity (it being understood that payments of regularly scheduled interest shall be permitted); provided, however, the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem or defease any such Indebtedness (i) with the proceeds of any Permitted Refinancing Indebtedness in respect of such Indebtedness and (ii) (A) so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower would be in compliance, on a Pro Forma Basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of any such payment, of no greater than 5.50:1.00 after giving effect thereto, with an aggregate amount not to exceed the Available Amount at the time of such prepayment, redemption, repurchase or defeasance, (B) in an aggregate amount not to exceed the Available Equity Amount at the time of such prepayment, redemption, repurchase or defeasance and (C) in an aggregate amount not to exceed $40,000,000 and (iii) with any Retained Refused Proceeds in accordance with Section 5.2(c)(ii)(D).

(b) Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.

(c) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, waive, amend or modify its Organizational Documents, the Existing Notes Indenture, the Senior Notes Indenture, any Subordinated Indebtedness Documentation or any documentation in respect of any other material Indebtedness of the Borrower or any of its Restricted Subsidiaries (or, in each case, any documentation governing any Permitted Refinancing Indebtedness in respect thereof) to the extent that any such waiver, amendment or modification, taken as a whole, would be materially adverse to the Lenders.

10.8 Negative Pledge Clauses/Limitations on Certain Restrictions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Credit Document, any Permitted Additional Debt Documents related to any secured Permitted Additional Debt, any document governing any secured Credit Agreement Refinancing Indebtedness, the Existing Notes Indenture or the Senior Notes Indenture or any documentation governing any Permitted Refinancing Indebtedness Incurred to Refinance any such Indebtedness) that (a) limits the ability of the Borrower or any Restricted Subsidiary to (a) create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents, (b) pay dividends or make any other distribution on any Restricted Subsidiary’s Capital Stock or other equity interests owned by the Borrower or any other Restricted Subsidiary, (c) pay any Indebtedness owed to the Borrower or any Restricted

Subsidiary, (d) make loans or advances to the Borrower or any Restricted Subsidiary, (d) transfer any of its property to the Borrower or any Restricted Subsidiary, or (e) guarantee the Obligations as required by this Agreement and the other Credit Documents; provided that the foregoing shall not apply to Contractual Obligations that:

(i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower,

(iii) represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 10.1,

(iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition,

(v) are customary provisions in Organizational Documents and other similar agreements applicable to Operating Entities, Hospital Joint Ventures and other joint ventures permitted by Section 10.5 and applicable solely to such joint venture and entered into in the ordinary course of business,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1(f), but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness,

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) [reserved],

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary,

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xii) are imposed by Applicable Law, and

(xiii) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation.

10.9 Inactive Subsidiaries. No Inactive Subsidiary will conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Capital Stock (other than Disqualified Capital Stock) of the Subsidiaries owned by such Inactive Subsidiary on the Closing Date, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) incurring fees, costs and expenses relating to overhead and general operating and paying taxes, and (iv) activities incidental to the businesses or activities described in clauses (i) to (iii) of this Section 10.9.

10.10 Financial Performance Covenants.

(a) Consolidated Total Debt to Consolidated EBITDA Ratio. Solely with respect to the Revolving Credit Facility, beginning with the Test Period ending December 31, 2014, the Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of any Test Period ended on each date set forth below to be greater than the ratio set forth below opposite such date:

Test Period Ended	Ratio
December 31, 2014	6.75:1.00
March 31, 2015	6.25:1.00
June 30, 2015	6.25:1.00
September 30, 2015	6.25:1.00
December 31, 2015	6.25:1.00
March 31, 2016	5.50:1.00
June 30, 2016	5.50:1.00
September 30, 2016	5.50:1.00
December 31, 2016	5.50:1.00
March 31, 2017	5.00:1.00
June 30, 2017	5.00:1.00
September 30, 2017	5.00:1.00
December 31, 2017	5.00:1.00
March 31, 2018	4.50:1.00
June 30, 2018	4.50:1.00
September 30, 2018	4.50:1.00
December 31, 2018	4.50:1.00

Test Period Ended	Ratio
March 31, 2019	4.50:1.00
June 30, 2019	4.50:1.00
September 30, 2019	4.50:1.00
December 31, 2019 and thereafter	4.50:1.00

(b) Consolidated EBITDA to Consolidated Interest Expense Ratio. Solely with respect to the Revolving Credit Facility, beginning with the Test Period ending December 31, 2014, the Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio as of the last day of any Test Period ended on each date set forth below to be less than the ratio set forth below opposite such date:

Test Period Ended	Ratio
December 31, 2014	2.50:1.00
March 31, 2015	3.00:1.00
June 30, 2015	3.00:1.00
September 30, 2015	3.00:1.00
December 31, 2015	3.00:1.00
March 31, 2016	3.25:1.00
June 30, 2016	3.25:1.00
September 30, 2016	3.25:1.00
December 31, 2016	3.25:1.00
March 31, 2017	3.50:1.00
June 30, 2017	3.50:1.00
September 30, 2017	3.50:1.00
December 31, 2017	3.50:1.00
March 31, 2018	4.00:1.00
June 30, 2018	4.00:1.00
September 30, 2018	4.00:1.00
December 31, 2018	4.00:1.00
March 31, 2019	4.00:1.00
June 30, 2019	4.00:1.00
September 30, 2019	4.00:1.00
December 31, 2019 and thereafter	4.00:1.00

10.11 Transactions with Affiliates. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, enter into any transaction with or for the benefit of any Affiliate of the Borrower except:

(a) such transactions that are made on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(b) if such transaction is among only Credit Parties and Restricted Subsidiaries, including any Person that becomes a Restricted Subsidiary as a result of such transaction to the extent such transaction is not otherwise prohibited hereunder,

(c) the payment of Transaction Expenses and the consummation of the Transactions,

(d) the issuance of Capital Stock of the Borrower to the management of the Borrower or any of its Subsidiaries pursuant to arrangements described in clause (m) below,

(e) [reserved],

(f) equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Capital Stock by the Borrower permitted under Section 10.6,

(g) loans, guarantees and other transactions by the Borrower and the Restricted Subsidiaries to the extent permitted under Section 10,

(h) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower,

(i) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,

(j) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 10.11 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect,

(k) Dividends permitted under Section 10.6,

(l) [reserved],

(m) any issuance of Capital Stock, or other payments, awards or grants in cash, securities, Capital Stock or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower,

(n) [reserved],

(o) transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries, and

(p) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries.

10.12 Nature of Business. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, engage in any business other than the business conducted by the Borrower and its Restricted Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

10.13 Accounting Changes/Fiscal Year. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, (a) change the ending date of its fiscal year or (b) make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.

SECTION 11. Events of Default/Application of Proceeds.

11.1 Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or any fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause 11.1(a)); or

(b) Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (or if such representation, warranty or statement is already qualified by materiality, in any respect) on the date as of which made or deemed made; or

(c) Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5

(with respect to the existence of the Borrower only), Section 9.12 or Section 10; provided that any Event of Default under Section 10.10 (a “Financial Performance Covenant Event of Default”) shall not constitute an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Credit Loans and the Revolving Credit Commitments, until the date on which the Revolving Credit Loans (if any) have been accelerated, and the Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1(a), Section 11.1(b) and clause (i) of this Section 11.1(c)) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier to occur of (x) receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders or (y) the date on which an Authorized Officer of the Borrower becomes aware of such default; or

(d) Default Under Other Agreements. (i) The Borrower or any of the Restricted Subsidiaries shall (x) fail to make any required payment with respect to any Indebtedness (other than any Indebtedness described in Section 11.1(a)) in excess of $60,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) fail to observe or perform any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (x) with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and (y) secured Indebtedness that becomes due solely as a result of the sale, transfer or other Disposition (including as a result of Recovery Event) of the property or assets securing such Indebtedness), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity or required to be prepaid, defeased or redeemed; provided that such failure remains unremedied or has not been waived by the holders of such Indebtedness or (ii) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment or redemption prior to the stated maturity thereof; provided that this clause (ii) shall not apply to (A) Indebtedness outstanding under any Hedging Agreements that becomes due pursuant to a termination event or equivalent event under the terms of such Hedging Agreements and (B) secured Indebtedness that becomes due as a result of a Disposition or a Recovery Event with respect to the property or assets securing such Indebtedness; or

(e) Bankruptcy, Etc. The Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall commence a voluntary case, proceeding or action concerning itself under the Bankruptcy Code; or an involuntary case, proceeding or action is commenced against the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) Bankruptcy Code and the petition is not dismissed within 60 days after commencement of the case, proceeding or action or, in connection with any such voluntary proceeding or action, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) commences any other proceeding or action under any other Debtor Relief Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary); or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary); or there is commenced against the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) under any other Debtor Relief Law any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or the Borrower or any Restricted Subsidiary (other than any Unrestricted Guarantor or Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(f) ERISA. (a) An ERISA Event occurs which has resulted or could reasonably be expected to result in the imposition of a lien, the granting of a security interest, or liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability; or

(g) Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

(h) Security Document. Any Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent, the Collateral Agent or any Lender), or any grantor, pledgor or mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document; or

(i) Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries for the payment of money in an aggregate amount in excess of $60,000,000 for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j) Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take either or both of the following actions: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower without prejudice to the rights of the

Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 11.1(e) with respect to the Borrower shall occur, no written notice by the Administrative Agent shall be required and the Commitments shall automatically terminate and all amounts in respect of all Loans and all Obligations shall be automatically become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower).

Notwithstanding the foregoing, during any period during which solely a Financial Performance Covenant Event of Default has occurred and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Revolving Credit Lenders take any of the foregoing actions described in the immediately preceding paragraph solely as they relate to the Revolving Credit Lenders (versus the Lenders), the Revolving Credit Commitments (versus the Commitments), the Revolving Credit Loans and the Swingline Loans (versus the Loans), and the Letters of Credit.

11.2 Application of Proceeds. After the exercise of any rights or remedies provided for in Section 11.1 (or after the Loans and all Obligations have automatically become immediately due and payable as set forth in the proviso of the penultimate unnumbered paragraph of Section 11.1), any amounts received by the Administrative Agent or the Collateral Agent on account of the Obligations shall be applied as follows:

(i) FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any sale, collection or realization of the Collateral or otherwise in connection with this Agreement, the other Credit Documents or any of the Obligations, including all court costs and the reasonable and documented fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent under any Security Document or any other Credit Document on behalf of any Credit Party and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii) SECOND, to the Secured Parties, an amount equal to the sum of (x) all Obligations constituting accrued and unpaid interest and fees owing to them and (y) all Cash Management and Hedging Obligations constituting unpaid fees, premiums, and scheduled periodic payments then due and owing to them, in each case, on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof;

(iii) THIRD, to the Secured Parties, an amount equal to all Obligations (other than those described in clause SECOND above) owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iv) FOURTH, any surplus then remaining shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, after the payments pursuant to clause FIRST above, if a Customary Intercreditor Agreement (including a Pari Passu Intercreditor Agreement) has been entered into among the holders of Obligations that provides for the application of proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, then such proceeds shall be applied pursuant to the terms of such Customary Intercreditor Agreement (including a Pari Passu Intercreditor Agreement) and in making the determination and allocations required in any Customary Intercreditor Agreement the Collateral Agent may conclusively rely upon information supplied by the applicable authorized representatives thereunder as to the amounts of unpaid principal and interest and other amounts outstanding with respect to such Obligations and neither the Administrative Agent nor the Collateral Agent shall have any liability to any of the Secured Parties for actions taken in reliance on such information.

SECTION 12. The Administrative Agent and the Collateral Agent.

12.1 Appointment. Each Lender hereby irrevocably designates and appoints Citi as Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Each Joint Lead Arranger, in its capacity as such, shall not have any liability, obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12. The Syndication Agent and Documentation Agents, in their respective capacities as such, shall not have any liability, obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12. Each Lender hereby appoints Citi (together with any successor Collateral Agent pursuant to Section 12.11) as the Collateral Agent hereunder and authorizes the Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under such Credit Documents and (iii) exercise such powers as are reasonably incidental thereto. For purposes of the exculpatory, liability-limiting and other similar provisions of this Section 12, references to the “Administrative Agent” shall be deemed to include the Collateral Agent in its capacity as such.

12.2 Limited Duties. Under the Credit Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.5(e)), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent,” the terms “agent,” “administrative agent” and “collateral agent” and similar terms in any Credit Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

12.3 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) or the Required Revolving Credit Lenders in accordance with the provisions of the Credit Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) or the Required Revolving Credit Lenders and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) or the Required Revolving Credit Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.4 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.5 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document, including, for the avoidance of doubt, any action taken by it in good faith in connection with the entry into, or any amendment of, any Customary Intercreditor Agreement contemplated by the terms hereof (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

12.6 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail message or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans, except to the extent that a greater proportion of Lenders is required pursuant to Section 13.1).

12.7 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a written notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.8 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the

Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.9 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent required to be reimbursed by the Borrower and not so reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.9 shall survive the payment of the Loans and all other amounts payable hereunder.

12.10 Citi in Its Individual Capacity. Citi and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though Citi were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, Citi shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include Citi in its individual capacity.

12.11 Successor Agent. The Administrative Agent and/or the Collateral Agent may resign as Administrative Agent and/or Collateral Agent, as the case may be, upon 20 days’ prior written notice to the Lenders, the Letter of Credit Issuer, the other Agents and the Borrower. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, as the case may be, may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower and the Required Lenders. If the Administrative Agent and/or Collateral Agent shall resign or be removed as Administrative Agent and/or the Collateral Agent under this Agreement and the other Credit Documents, then (a) the Required Lenders shall appoint from among the Lenders a successor for the Lenders within 20 days, or (b) in the case of a resignation, the

Administrative Agent and/or Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent and/or the Collateral Agent, as applicable, selected from among the Lenders. In either case, the successor shall be approved by the Borrower (which approval shall not be unreasonably withheld and shall not be required if an Event of Default shall have occurred and be continuing), whereupon such successor shall succeed to the rights, powers and duties of the Administrative Agent and/or the Collateral Agent, and the term “Administrative Agent,” and/or “Collateral Agent” shall mean such successor effective upon such appointment and approval, and the former Administrative Agent’s and/or Collateral Agent’s rights, powers and duties as Administrative Agent and/or Collateral Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent and/or Collateral Agent or any of the parties to this Agreement or any Lenders or other holders of the Loans. If no successor has accepted appointment as the Administrative Agent and/or the Collateral Agent by the date which is twenty (20) days following the retiring Administrative Agent’s and/or Collateral Agent’s notice of resignation, as the case may be, (x) the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above and (y) the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective at such time as a successor Collateral Agent shall have been appointed, and such successor Collateral Agent shall have accepted such appointment, in accordance with the terms of this Section 12.11 and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents. After any retiring or removed Administrative Agent’s and/or the Collateral Agent’s resignation or removal as Administrative Agent and/or Collateral Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and/or Collateral Agent under this Agreement and the other Credit Documents.

Any resignation by Citi as Administrative Agent pursuant to this Section shall also constitute its resignation or replacement as Letter of Credit Issuer and Swingline Lender. If Citi resigns as a Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation or replacement as Letter of Credit Issuer and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in Unpaid Drawings pursuant to Sections 3.3 and 3.4. If Citi resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1(d)(ii). Upon the appointment by the Borrower of a successor Letter of Credit Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer or Swingline Lender, as applicable, (b) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citi to effectively assume the obligations of Citi with respect to such Letters of Credit.

12.12 Withholding Tax. To the extent the Administrative Agent reasonably believes that it is required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the obligations of the Credit Parties under Section 5.4, if the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. The agreements in this Section 12.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Administrative Agent shall be entitled to set off any amounts owing to it under Section 12.12 against any amounts otherwise payable to the applicable Lender.

12.13 Duties as Collateral Agent and as Paying Agent. Without limiting the generality of Section 12.1 above, the Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders, each Hedge Bank and each Cash Management Bank), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 11.1(e) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.1(e) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Collateral Agent and the other Secured Parties with respect to the Collateral, whether under the Credit Documents, applicable requirements of law or otherwise and (vii) execute any amendment, consent or waiver under the Security Documents on behalf of the Secured Parties, to the extent consented to in accordance with Section 13.1 and the terms thereof; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Collateral Agent and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Permitted Investments held by such Secured Party and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Collateral Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

12.14 Authorization to Release Liens and Guarantees. The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or the Guarantees contemplated by Section 13.17 without further action or consent by the Lenders.

12.15 Intercreditor Agreements. The Collateral Agent is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Collateral Agent to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Collateral Agent to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 10.2 of this Agreement.

12.16 Secured Cash Management Agreements and Secured Hedge Agreements. By accepting the benefits of the Guarantee and the Collateral, each Hedge Bank and Cash Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this Section 12.16. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 13. Miscellaneous.

13.1 Amendments and Waivers. Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document (other than the Fee Letter), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver, amendment, supplement or modification shall directly:

(i) reduce or forgive the principal of any Loan (it being understood that a waiver of any condition precedent or waiver of any Default, Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal) or extend any scheduled amortization payments or the final scheduled maturity date of any Loan (other than as a result of waiving the conditions precedent set forth in Sections 6 and 7 or other than as a result of a waiver or amendment of any Default, Event of Default or mandatory prepayment of Term Loans (which shall not constitute an extension, forgiveness or postponement of any maturity date)), (provided that any Lender, upon the request of the Borrower, may extend the maturity date of any Term Loans owing to it in accordance with the provisions set forth in Section 2.15 without the consent of any other Lender, including the Required Lenders) or reduce the stated interest rate applicable to its Loans (it being understood that any change (x) to the definition of “Consolidated Secured Debt to Consolidated EBITDA Ratio” or (y) in the component definitions thereof shall not constitute a reduction in the rate and provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c) or to waive any requirement of Section 2.14(c), or reduce or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any Default, Event of Default or mandatory prepayment of Term Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)) or extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitments in accordance with the provisions set forth in Section 2.15 without the consent of any other Lender, including the Required Lenders) or extend the final expiration date of any Letter of Credit beyond the date specified in Section 3.1(a) or increase the aggregate amount of any Commitment (other than with respect to any Incremental Facility to which such Lender has agreed) of any Lender (other than as a result of waiving the conditions precedent set forth in Sections 6 and 7 or other than as a result of a waiver or amendment of any Default, Event of Default or mandatory prepayment of Term Loans (which shall not constitute an extension or increase of any commitment)) or decrease or forgive any Repayment Amount, or extend any scheduled Initial Term Loan Repayment Date or any date scheduled for the repayment of any installment of Incremental Term Loans, in each case without the written consent of each Lender directly affected thereby, or

(ii) amend, modify or waive any provision of Section 5.2(c) or Section 11.2 without the written consent of each Lender directly affected thereby; or

(iii) amend or modify the definition of the term “Required Revolving Credit Lenders” without the written consent of all Revolving Credit Lenders, or

(iv) amend, modify or waive any provision of this Section 13.1 or Section 13.8(a) or amend or modify the definition of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender, or

(v) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and/or the Collateral Agent, as applicable, or

(vi) amend, modify or waive any provision of Section 2.16 (to the extent applicable to it) or Section 3 without the written consent of the Letter of Credit Issuer, or

(vii) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or

(viii) change any Commitment to a Commitment of a different Class without the prior written consent of each Lender directly and adversely affected thereby, or

(ix) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee), or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents), in each case without the prior written consent of each Lender, or

(x) amend Section 2.9 so as to permit Interest Period intervals greater than six months if not agreed to by all applicable Lenders, in each case without the written consent of each applicable Lender; or

(xi) waive the conditions precedent set forth in Section 7 without the consent of the Required Revolving Credit Lenders;

provided, further, that (A) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (B) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (including, without limitation, amendments, supplements or waivers to any of the Security Documents, guarantees, intercreditor agreements or related documents executed by any Credit Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Security Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Credit Documents) so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the

Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Term Loans to effect the provisions of Section 2.14, the provision of any Incremental Revolving Credit Commitment Increase or otherwise to effect the provisions of Section 2.14, 2.15 or 10.2(a) and (C) the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to Exhibit N as may be necessary or appropriate in the opinion of the Collateral Agent, (ii) effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 13.6(g)(B) herein.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Class.

Notwithstanding the foregoing, only the consent of the Required Revolving Credit Lenders shall be required to (and only the Required Revolving Credit Lenders shall have the ability to) waive, amend, supplement or modify the covenants set forth in Section 10.10 (including any defined terms as they relate thereto).

Notwithstanding the foregoing, the Administrative Agent and the Collateral Agent may, without the consent of any Lender, enter into any amendment to the Security Documents or a Customary Intercreditor Agreement contemplated by Section 10.2(a), 10.2(g), 10.2(v) or 10.2(y).

To the extent notice has been provided to the Administrative Agent pursuant to the definition of Credit Agreement Refinancing Indebtedness, Permitted Additional Debt or Permitted Refinancing Indebtedness or pursuant to Sections 2.14(c) or 10.1(l)(i)(F) with respect to the inclusion of any Previously Absent Financial Maintenance Covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 13.1 deemed modified to include such Previously Absent Financial Maintenance Covenant on the date of the Incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

13.2 Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower or any other Credit Party, to it at:

c/o AmSurg Corp.

20 Burton Hills Boulevard, Suite 500

Nashville, Tennessee 37215

(615) 665-1283 (telephone)

(615) 234-1426 (fax)

Attention: Claire M. Gulmi

(b) if to the Administrative Agent, to:

Citibank, N.A.

1615 Brett Road, Ops III

New Castle, DE 19720

302-894-6010 (Phone)

646-274-5080 (Fax)

Global.Loans.Support@Citi.com

(c) if to a Lender or Letter of Credit Issuer, to it at its address (or fax number) set forth on Schedule 13.2 (or otherwise provided in writing to the Administrative Agent) or in the Assignment and Acceptance, Incremental Agreement or documents relating to any Refinancing pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 13.2 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 13.2. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Section 9, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a notice pursuant to Section 2.6, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on

Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or any of its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents and (2) notification of changes in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or any of their respective securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses; Indemnification.

(a) The Borrower agrees (i) to pay or reimburse each of the Agents and the Joint Lead Arrangers for all their reasonable and documented and invoiced out-of-pocket costs and expenses (without duplication) associated with the syndication of the Credit Facilities and incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Latham & Watkins LLP and one counsel in each relevant local jurisdiction retained with the consent of the Borrower, (ii) to pay or reimburse the Collateral Agent and the Administrative Agent for all their reasonable and documented and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agent and the Collateral Agent and, to the extent required, one firm of local counsel in each relevant local jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed (which may include a single special counsel acting in multiple jurisdictions), and (iii) to pay, indemnify and hold harmless each Lender, the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer and their respective Related Parties (without duplication) (the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or penalties of any kind or nature whatsoever (and the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Party), and to the extent required, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Party arising out of or relating to any action, claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person), arising out of, or with respect to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents or the use of the proceeds of the Loans or Letters of Credit, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of or Release of Hazardous Materials applicable to or otherwise relating to the Borrower, any of its Subsidiaries or any of the Real Property (all the foregoing in this clause (iii), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities to the extent arising from (i) the gross negligence or willful misconduct of such Indemnified Party as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach in bad faith of the obligations of such Indemnified Party under the terms of this Agreement or another Credit Document by such Indemnified Party as determined in a final and non-appealable judgment of a court of competent jurisdiction, or (iii) any proceeding between and among Indemnified Parties (other than proceedings involving claims against any Agent, any Letter of Credit Issuer, the Swingline Lender or any Joint Lead Arranger in its respective capacity as such) that does not involve an act or omission by the Borrower or its Restricted Subsidiaries; provided that the

Administrative Agent, the Collateral Agent, the Letter of Credit Issuers, the Swingline Lender, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in clause (i), (ii) or (iii) of the immediately preceding proviso applies to such person at such time. All amounts payable under this Section 13.5(a) shall be paid within 10 Business Days after receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(b) No Credit Party or Indemnified Party shall have any liability for any punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification obligations to the Indemnified Parties pursuant to Section 13.5(a) in respect of damages incurred or paid by an Indemnified Party to a third party. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 13.6(d)) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph 13.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (x) for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of Revolving Credit Commitments or Revolving Credit Loans to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund

(unless increased costs would result therefrom), (y) any assignment made in connection with the primary syndication of the Commitments and Loans by the Joint Lead Arrangers or (z) if an Event of Default has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to any such assignment of a Term Loan unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; provided, further, that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, and

(B) the Administrative Agent and, in the case of Revolving Credit Commitments or Revolving Credit Loans, the Swingline Lender and each Letter of Credit Issuer; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to any Purchasing Borrower Party.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans to a Purchasing Borrower Party shall also be subject to the requirements of Section 13.6(g).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of Revolving Credit Commitments or Revolving Credit Loans, $5,000,000 or, in the case of Initial Term Loan Commitments, Incremental Term Loan Commitments or Term Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; and provided, further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds or by a single assignor to related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) subject to the terms of Section 13.7(c), the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing fee of $3,500 (it being understood that such recordation fee shall not apply to any assignment by any of the Joint Lead Arrangers or any of their respective Affiliates hereunder in connection with the primary syndication of the Initial Term Loan Facility); provided that (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recordation fee shall be payable for such assignment and (y) the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment, including assignments effected pursuant to the provisions of Section 13.7; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax form required by Section 5.4 and an administrative questionnaire in a form approved by the Administrative Agent in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws.

(E) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (E) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans (if any) on a non-pro rata basis.

Notwithstanding the foregoing or anything to the contrary set forth herein (i) any assignment of any Loans or Commitments to a Purchasing Borrower Party shall also be subject to the requirements set forth in Section 13.6(g) and (ii) no natural person may be an Eligible Assignee with respect to any Loans or Commitments.

For the purpose of this Section 13.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is primarily engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding or investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 13.6(b)(vi), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the requirements of Sections 2.10, 2.11, 5.4 and 13.5); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any other party hereto against such Defaulting Lender arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(d).

(iv) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Initial Term Loan Commitment, Incremental Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 8.9 or delivered pursuant to Section 9.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(v) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and interest thereon) and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by (x) the Borrower, the Letter of Credit Issuer and the Collateral Agent and (y) any Lender (solely with respect to its own outstanding Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of and, if required, consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire and any tax form required by Section 5.4 (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 13.6(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c) Notwithstanding any provision to the contrary, any Lender may assign to one or more wholly owned special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrower all or any part of any Loans that such assigning Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. Any such assigning Lender shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Administrative Agent and the Borrower may deliver notices to such assigning Lender (as agent for the SPV) and not separately to the SPV unless the Administrative Agent and the Borrower are requested in writing by the SPV to deliver such notices separately to it. Notwithstanding anything herein to the contrary, (i) neither the grant to the SPV nor the exercise by any SPV of such option will increase the costs or expenses or otherwise change the obligations of the Borrower under this Agreement and the other Credit Documents, except, in the case of Sections 2.10, 2.11, 3.5 or 5.4, where (A) the increase or change results from a change in any Applicable Law after the SPV becomes an SPV and the assigning Lender notifies the Borrower in writing of such increase or change no later than ninety (90) days after such change in Applicable Law becomes effective or (B) the grant was made with the Borrower’s prior written consent, (ii) the assigning Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document and the receipt of any notices provided by the Administrative Agent and the Borrower (as agent for the SPV) remain the Lender of record hereunder and (iii) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the assigning Lender). The Borrower shall, at the request of any such assigning Lender, execute and deliver to such Person as such assigning Lender may designate, a Note, substantially in the form of Exhibit G-1 or G-2, in the amount of such assigning Lender’s original Note to evidence the Loans of such assigning Lender and related SPV.

(d) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative

Agent, the Collateral Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements, it being understood that any requirement for a Participant to deliver any forms under Section 5.4 will be satisfied if such forms are delivered to the participating Lender rather than the Borrower or Administrative Agent) of Sections 2.10, 2.11, 5.4 and 13.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.6(b). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (A) the entitlement to a greater payment resulted from a change in any Applicable Law after the Participant became a Participant and the participating Lender notifies the Borrower in writing of such entitlement to a greater payment no later than ninety (90) days after such change in Applicable Law becomes effective or (B) the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender having sold a participation in any of its Obligations, acting as a non-fiduciary agent of the Borrower solely for this purpose, shall establish and maintain at its address a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant in any Obligation, in any Commitment and in any right to receive any interest or principal payment hereunder (such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Obligation or Commitment) to any Person except to the extent that such disclosure is necessary to establish that such Obligation or Commitment is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat the Person listed in the Participant Register as the Participant for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Any Lender may, without the consent of the Borrower, the Collateral Agent or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial Borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a Note evidencing the Loans owing to such Lender.

(f) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 13.6(b) (which assignment will not, except for purposes of making the calculations set forth in Section 5.2(a)(ii), constitute a prepayment of Loans for any purposes of this Agreement and the other Credit Documents); provided that:

(A) no Default or Event of Default has occurred or is continuing or would result therefrom;

(B) such Purchasing Borrower Party shall offer to all Lenders within any Class of Term Loans (but not, for the avoidance of doubt, to every Class) to buy the Term Loans within such Class on a pro rata basis based on the then outstanding principal amount of all Term Loans of such Class, pursuant to procedures to be reasonably agreed between the Administrative Agent and the Borrower;

(C) the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent in lieu of an Assignment and Acceptance;

(D) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments, Revolving Credit Loans, Extended Revolving Credit Commitments or Extended Revolving Credit Loans to any Purchasing Borrower Party;

(E) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder (it being understood that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDA);

(F) no Purchasing Borrower Party may use the proceeds from Revolving Credit Loans or Swingline Loans (or any other revolving credit facility that is effective in reliance on Section 10.1(a) or Section 10.1(w)) to purchase any Term Loans;

(G) any purchases or assignments of Loans by a Purchasing Borrower Party made through “dutch auctions” shall (i) be conducted pursuant to procedures to be established by the Administrative Agent that are consistent with this Section 13.6(g) and are otherwise reasonably acceptable to the Borrower and (ii) require that such Person clearly identify itself as a Purchasing Borrower Party, as the case may be, in any assignment and acceptance agreement executed in connection with such purchases or assignments;

(H) the Purchasing Borrower Party shall make a representation to the Administrative Agent and the assigning Lender that it is not in possession of any information regarding the Borrower, its Subsidiaries or their respective Affiliates, or their assets, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to assign its Loans that has not previously been disclosed to the Administrative Agent and the non-Public Lenders; and

(I) the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants (for the avoidance of doubt, without regard to whether Commitments under the Revolving Credit Facility have been terminated and/or Obligations thereunder are outstanding) as of the last day of the most recently ended fiscal quarter for which financial statements are required to have been delivered pursuant to Section 9.1(a) or 9.1(b).

(h) Upon any contribution of Term Loans to the Borrower or any Restricted Subsidiary and upon any purchase of Term Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Term Loans shall automatically be cancelled and retired or extinguished by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Term Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

13.7 Replacements of Lenders Under Certain Circumstances.

(a) The Borrower, at its sole expense, shall be permitted to replace any Lender (or any Participant) that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11, 3.5 or 5.4 that is materially more than the amounts, if any, requested by the other Lenders, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, financial institution or other investor that is an Eligible Assignee; provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or such replacement bank, financial institution or other institutional lender or investor shall purchase, at par) all Loans and pay all other amounts (other than any disputed amounts) owing to such replaced Lender hereunder (including, for the avoidance of doubt, pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) and under the other Credit Documents prior to the date of replacement of such Lender, (D) such replacement bank, financial institution or other institutional lender or investor (if not already a Lender) and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be replaced in accordance with the provisions of Section 13.6 and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have against the Borrower and the other parties for indemnity, contribution, payment of disputed and other unpaid amounts and otherwise.

(b) If any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default has occurred and is continuing, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more Eligible Assignees reasonably acceptable to the Administrative Agent; provided that (i) all Obligations of the Borrower under this Agreement owing to such Non-Consenting Lender being replaced shall be paid in full (including any applicable premium under Section 5.1(b)) to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (iii) the replacement Lender shall consent to the proposed amendment, waiver, discharge or termination and (iv) all Lenders required to have consented to such proposed amendment, waiver, discharge or termination (other than Non-Consenting Lenders which are simultaneously replaced) shall have consented thereto. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6(a).

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8 Adjustments; Set-off.

(a) Except as otherwise set forth herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Loans of any Class and/or the participations in letter of credit obligations or swingline loans held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of their respective Loans of the applicable Class or participations in letter of credit obligations or swingline loans, as applicable; provided that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in a Letter of Credit Obligations or Swingline Loans to any assignee or participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Margin (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender, the Swingline Lender and the Letter of Credit Issuer shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swingline Lender, the Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender, the Swingline Lender and the Letter of Credit Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Person; provided that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything in this Section 13.8(b) to the contrary, no Lender nor the Swingline Lender or the Letter of Credit Issuer will exercise, or attempt to exercise, any right of set-off, banker’s lien or the like against any deposit account or property of the Borrower or any other credit party held or maintained by such Lender, the Swingline Lender or the Letter of Credit Issuer, as applicable, in each case to the extent the deposits or other proceeds of such exercise, or attempt to exercise, any right of set-off, banker’s lien or the like are, or are intended to be or are otherwise are held out to be applied to the Obligations hereunder or otherwise secured by the Collateral, without the prior written consent of the Administrative Agent or Collateral Agent.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent, the Collateral Agent, each Joint Lead Arranger nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent, the Collateral Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

13.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LETTER OF CREDIT ISSUER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality. Each Agent, the Letter of Credit Issuer and each Lender shall hold all non-public information furnished by or on behalf of the Borrower and its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, such Agent or the Letter of Credit Issuer pursuant to the requirements of this Agreement or any other Credit Document (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and, in the case of a Lender that is a bank, in accordance with safe and sound banking practices and in any event may make disclosure (a) as required or requested by any Governmental Authority or representative thereof or regulatory authority having jurisdiction over it (including any self-regulatory authority or representative thereof) or pursuant to legal process, (b) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided that, in the case of each of clauses (i) and (ii), the relevant Person is advised of and agrees to be bound by the provisions of this Section 13.16 or other provisions at least as restrictive as this Section 13.16, (c) to such Lender’s or such Agent’s or the Letter of Credit Issuer’s trustees, attorneys, professional advisors or independent auditors or Related Parties, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (d) with the consent of the Borrower or (e) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 13.16 or (ii) becomes available to any Agent, any Lender, the Letter of Credit Issuer or any of their respective Affiliates on a non-confidential basis from a source that is not, to the knowledge of such Agent, Lender or Letter of Credit Issuer, subject to these confidentiality provisions; provided that to the extent practicable and permitted by Applicable Law or court order, each Lender, each Agent and the Letter of Credit Issuer shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender, such Agent or the Letter of Credit Issuer by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender, any Agent or the Letter of Credit Issuer be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender, each Agent and the Letter of Credit Issuer agrees that it will not provide to prospective Transferees, pledgees referred to in Section 13.6(e) or to prospective direct or indirect contractual counterparties under Hedging Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by provisions substantially the same as or no less restrictive than this Section 13.16. The confidentiality provisions contained herein shall not prohibit disclosures to any trustee, administrator, collateral manager, servicer, backup servicer, lender, rating agency or secured party of any SPV in connection with the evaluation, administration, servicing of, or the reporting on, the assets or securitization activities of such SPV; provided that any such Person is advised of and agrees to be bound by the provisions of this Section  13.16.

13.17 Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, transfer or other Disposition of such Collateral (including as part of or in connection with any other sale, transfer or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party by a Person that is not a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the second succeeding sentence and Section 25 of the Guarantee), (vi) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and (vii) to the extent such Collateral otherwise becomes Excluded Capital Stock or Excluded Property. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any

Subsidiary Guarantor shall be released from its obligations under the Guarantee upon consummation of any transaction permitted hereunder resulting in such Subsidiary Guarantor ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or in any other Credit Document, upon request of the Borrower in connection with any Liens permitted by the Credit Documents, the Administrative Agent and/or Collateral Agent, as applicable, may (but, for the avoidance of doubt, shall not be required to) (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Sections 10.2(c), (e) (solely as it relates to clauses (c), (f) and (q) of Section 10.2), (f), (k), (l), (m), (o), (p), (q), (r), (s), (t), (w), (x) and clauses (b), (d), (e), (f), (g) and (i) of the definition of “Permitted Liens”.

(d) Notwithstanding the foregoing or anything in the Credit Documents to the contrary, at the direction of the Required Lenders, the Administrative Agent may, in exercising remedies, take any and all necessary and appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Borrower’s assets in a bankruptcy, foreclosure or other similar proceeding, forbear from exercising remedies upon an Event of Default, or in a bankruptcy proceeding, enter into a settlement agreement on behalf of all Lenders.

13.18 USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT ACT, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT ACT.

13.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of a Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

13.20 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

AMSURG CORP.

By:	/s/ Claire M. Gulmi

Name: Title:	Claire M. Gulmi Executive Vice President and Chief Financial Officer

[AmSurg Corp. Credit Agreement]

CITIBANK, N.A., as Administrative Agent, Collateral Agent, a Letter of Credit Issuer, Swingline Lender and a Lender

By:	/s/ Stuart Dickson

Name: Title:	Stuart Dickson Vice President

[AmSurg Corp. Credit Agreement]

SUNTRUST BANK, as a Revolving Lender

By:	/s/ C. David Yates

Name: Title:	C. David Yates Managing Director

[AmSurg Corp. Credit Agreement]

BANK OF AMERICA, N.A., as a Revolving Lender

By:	/s/ Suzanne B. Smith

Name: Title:	Suzanne B. Smith SVP

[AmSurg Corp. Credit Agreement]

WELLS FARGO BANK, N.A., as a Revolving Lender

By:	/s/ Monique Gasque

Name: Title:	Monique Gasque Vice President

[AmSurg Corp. Credit Agreement]

JEFFERIES FINANCE LLC, as a Revolving Lender

By:	/s/ Brian Buoye

Name: Title:	Brian Buoye Managing Director

[AmSurg Corp. Credit Agreement]

FIFTH THIRD BANK, as a Revolving Lender

By:	/s/ Vera B. McEvoy

Name: Title:	Vera B. McEvoy AVP

[AmSurg Corp. Credit Agreement]

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Cathy Wind

Name: Title:	Cathy Wind Senior Vice President

[AmSurg Corp. Credit Agreement]

MUFG UNION BANK, N.A., as a Revolving Lender

By:	/s/ Sarah Willett

Name: Title:	Sarah Willett Director

[AmSurg Corp. Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Revolving Lender

By:	/s/ Gregory T. Martin

Name: Title:	Gregory T. Martin Vice President

[AmSurg Corp. Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Mark Utlaut

Name: Title:	Mark Utlaut Senior Vice President

[AmSurg Corp. Credit Agreement]

KEY BANK NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Thomas A. Crandell

Name: Title:	Thomas A. Crandell Senior Vice President

[AmSurg Corp. Credit Agreement]

COMPASS BANK, as a Revolving Lender

By:	/s/ Mark Taylor

Name: Title:	Mark Taylor SVP

[AmSurg Corp. Credit Agreement]

GOLDMAN SACHS BANK USA, as a Revolving Lender

By:	/s/ Mark Walton

Name: Title:	Mark Walton Authorized Signatory

[AmSurg Corp. Credit Agreement]

BARCLAYS BANK PLC, as a Revolving Lender

By:	/s/ Irina Dimova

Name: Title:	Irina Dimova Vice President

[AmSurg Corp. Credit Agreement]

DEUSTCHE BANK AG NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Michael Winters

Name: Title:	Michael Winters Vice President

By:	/s/ Kirk L. Tashjian

Name: Title:	Kirk L. Tashjian Vice President

[AmSurg Corp. Credit Agreement]

AVENUE BANK, as a Revolving Lender

By:	/s/ Carol S. Titus

Name: Title:	Carol S. Titus Senior Vice President

[AmSurg Corp. Credit Agreement]

BMO HARRIS FINANCING, INC., as a Revolving Lender

By:	/s/ Eric Oppenheimer

Name: Title:	Eric Oppenheimer Director

[AmSurg Corp. Credit Agreement]

CAPSTAR BANK, as a Revolving Lender

By:	/s/ Timothy B. Fouts

Name: Title:	Timothy B. Fouts Senior Vice President

[AmSurg Corp. Credit Agreement]

RAYMOND JAMES BANK, N.A., as a Revolving Lender

By:	/s/ Alexander L. Rody

Name: Title:	Alexander L. Rody Senior Vice President

[AmSurg Corp. Credit Agreement]